Exhibit 10.50

[*]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Execution version

DATED 19 December 2018

O CLASS PLUS TWO, LLC

as Borrower

and

THE BANKS AND FINANCIAL INSTITUTIONS
LISTED IN SCHEDULE 1

as Lenders

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
BNP PARIBAS FORTIS S.A./N.V.
HSBC BANK PLC
KFW IPEX-BANK GMBH
CASSA DEPOSITI E PRESTITI S.P.A.
Banco Santander, S.A.
Société Générale

as Joint Mandated Lead Arrangers

and

BNP PARIBAS

as Facility Agent

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

as SACE Agent

and

HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED

as Security Trustee

with the support of

SACE S.P.A.

LOAN AGREEMENT

relating to
the part financing of the 1,258 passenger cruise ship
newbuilding presently designated as
Hull No. [*] at Fincantieri S.p.A.

Index

Clause		Page

1	Interpretation	2
2	Facility	28
3	Conditions Precedent	30
4	Drawdown	37
5	Repayment	39
6	Interest	40
7	Interest Periods	45
8	SACE Premium and Italian Authorities	46
9	Fees	48
10	Taxes, Increased Costs, Costs and related Charges	49
11	Representations and Warranties	56
12	General Undertakings	62
13	Ship Undertakings	70
14	Insurance Undertakings	77
15	Security Value Maintenance	81
16	Cancellation, Prepayment and Mandatory Prepayment	82
17	Interest on Late Payments	84
18	Events of Default	85
19	Application of Sums Received	90
20	Indemnities	91
21	Illegality, etc.	94
22	Set-Off	95
23	Bail-In	96
24	Changes to the Lenders	96
25	Changes to the Obligors	103
26	Role of the Facility Agent, the Joint Mandated Lead Arrangers, the SACE Agent and the Reference Banks	103
27	The Security Trustee	110
28	Conduct of Business by the Creditor Parties	123
29	Sharing among the Creditor Parties	123
30	Payment Mechanics	125
31	Variations and Waivers	127
32	Notices	128
33	Confidentiality	131
34	Confidentiality of FUNDING RATES AND Reference Bank Quotations	135
35	Legal Independence and Unconditional Obligations of the Borrower	136
36	SACE Subrogation and Reimbursement	137
37	Supplemental	139
38	Governing Law	141
39	Enforcement	141
40	Waiver of Immunity	142
41	Effective Date	142

Schedules

Schedule 1 Lenders and Commitments	143
Schedule 2 Form of Drawdown Notice	144
Schedule 3 Documents to be produced by the Builder to the Facility Agent on Delivery	146
Schedule 4 Form of Transfer Certificate	147
Schedule 5 Qualifying Certificate	151

Execution

Execution Pages	153

THIS AGREEMENT is made on 19 December 2018.

PARTIES

(1)	O CLASS PLUS TWO, LLC, a limited liability company formed in the state of Delaware, United States of America whose registered office is at c/o Corporate Creations Network Inc., 3411 Silverside Road, Tatnall Building 104, Wilmington, DE 19810 as borrower (the "Borrower")

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 (Lenders and Commitments) as lenders (the "Lenders")

(3)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, BNP PARIBAS FORTIS S.A./N.V., KFW IPEX-BANK GMBH, HSBC BANK PLC, CASSA DEPOSITI E PRESTITI S.P.A., SOCIÉTÉ GÉNÉRALE and BANCO SANTANDER S.A. as joint mandated lead arrangers (the "Joint Mandated Lead Arrangers")

(4)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as SACE agent (the "SACE Agent")

(5)	BNP PARIBAS, as facility agent (the "Facility Agent")

(6)	HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED, as security trustee (the "Security Trustee")

BACKGROUND

(A)	By a shipbuilding contract dated as of 31 October 2018 (as amended or supplemented from time to time, the "Shipbuilding Contract") entered into between (i) Fincantieri S.p.A., a company incorporated in Italy with registered office in Trieste, via Genova, 1, and having fiscal code 00397130584 (the "Builder") and (ii) the Borrower, the Builder agreed to design, construct and deliver, and the Borrower agreed to purchase, a 1,258 passenger cruise ship currently having hull number [*] as more particularly described in the Shipbuilding Contract to be delivered on or about [*] subject to any adjustments of such delivery date in accordance with the Shipbuilding Contract.

(B)	The total price payable by the Borrower to the Builder under the Shipbuilding Contract is five hundred and seventy eight million and seven hundred thousand Euros (€578,700,000) (the "Initial Contract Price"). The Initial Contract Price is payable on the following terms and:

(i)	as to [*], being [*], by an initial payment which is to be within 5 Business Days after the effective date of the Shipbuilding Contract in accordance with Article 10.1(A) of the Shipbuilding Contract ("First Shipbuilding Contract Instalment");

(ii)	as to [*], being [*], on the later of the date of commencement of steel cutting and the date falling 36 months prior to the Intended Delivery Date;

(iii)	as to [*], being [*], on the later of keel laying in dry-dock and the date falling 24 months prior to the Intended Delivery Date;

(iv)	as to [*], being [*], on the later of launching and the date falling 12 months prior to the Intended Delivery Date; and

(v)	as to [*], being [*], on delivery of the Ship on the Delivery Date,

as each such event is described in the Shipbuilding Contract.

(C)	The Initial Contract Price may be decreased at delivery of the Ship under Articles 13, 14, 16, 17, 19 and 20 of the Shipbuilding Contract (in aggregate the "Liquidated Damages") or by mutual agreement between the parties (the Initial Contract Price adjusted as aforesaid being the "Final Contract Price"). For the avoidance of doubt, under the Shipbuilding Contract the price of the Ship may be increased or decreased pursuant to Article 24 thereof but, for the purposes of this Agreement, the Final Contract Price will not include any increase in the price under Article 24.

(D)	The Lenders have agreed to make available to the Borrower a Euro loan facility for the purpose of assisting the Borrower in financing, up to eighty per cent. (80%) of the Final Contract Price (and subject to an aggregate amount no greater than the Eligible Amount) and one hundred per cent. (100%) of the SACE Premium.

OPERATIVE PROVISIONS

1	Interpretation

1.1	Definitions

Subject to Clause 1.5 (General Interpretation), in this Agreement:

"Affected Lender" has the meaning given in Clause 6.6 (Unavailability of Screen Rate).

"Affiliate" means in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Annex VI" means Annex VI (Regulations for the Prevention of Air Pollution from Ships, entered into on 19 May, 2005) to the International Convention for the Prevention of Pollution from Ships 1973, as modified by the Protocol of 1978 relating thereto and by the Protocol of 1997 (MARPOL) and as further revised in October 2008 with such revised version having entered into force on 1 July 2010.

"Approved Broker" means Clarkson plc, Barry Rogliano Salles, Fearnleys, Rocca & Partners, Brax Shipbrokers AS (or any Affiliate of such person through which valuations are commonly issued) or such other shipbroker or ship valuer experienced in valuing cruise ships nominated by the Borrower and approved by the Facility Agent.

"Approved Flag" means the Bermuda flag, the Marshall Islands flag, the Bahamas flag or such other flag as the Facility Agent may, with the approval of the Italian Authorities and at least four Lenders representing as a minimum the Majority Lenders, approve from time to time.

"Approved Manager" means any of the Borrower, NCL Corporation Ltd., NCL (Bahamas) Ltd., the Member as bareboat charterer or other member of the Group, or any company which is not a member of the Group which the Facility Agent may, with the authorisation of the Majority Lenders, approve from time to time as manager of the Ship.

"Approved Manager's Undertaking" means, in the event that the Approved Manager is a company other than the Borrower or the Member as bareboat charterer, a letter of undertaking executed or to be executed by the Approved Manager in favour of the Facility Agent, which will include, without limitation, an agreement by the Approved Manager to subordinate its rights against the Ship and the Borrower to the rights of the Secured Parties under the Finance Documents, in the agreed form.

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"Availability Period" means the period commencing on the Effective Date and ending on:

(a)	the earlier to occur of (i) the Delivery Date and (ii) 10 November 2025 (or such later date as the Facility Agent may, with the authorisation of the Lenders, agree with the Borrower); or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

"Bareboat Charter" means the bareboat charter of the Ship by the Borrower as owner to the Member as bareboat charterer which shall be entered into no later than the Delivery Date in a form of draft approved by the Facility Agent before the date of this Agreement with such reasonable changes thereto as the Facility Agent may approve from time to time.

"Builder" has the meaning given in Recital (A).

"Business Day" means a day (other than a Saturday or a Sunday) on which banks are open in New York, Milan, Frankfurt, Brussels, Madrid, Paris, Rome and (in relation to any payment or purchase of Euros) which is a TARGET Day; and

"CDP" means Cassa Depositi e Prestiti S.p.A.

"Certified Copy" means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up-to-date copy of the original by any of the directors or the secretary or assistant secretary or any attorney-in-fact for the time being of that company or, in the case of the Borrower, the sole manager of the Borrower.

"Charged Property" means all of the assets which from time to time are, or are expressed to be, the subject of Security Interests pursuant to the Finance Documents.

"CIRR" means, in relation to the Loan, the applicable Commercial Interest Reference Rate determined in accordance with the OECD Arrangement on Guidelines for Officially Supported Export Credits, to be notified by SIMEST to the Facility Agent (through the SACE Agent) and expected to be one point zero six per cent. (1.06%) per annum.

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"CIRR Break Costs" means, in respect of the Loan, all the amounts that SIMEST is entitled to charge, whether for taxes, costs, expenses, indemnities, penalties, losses or liabilities whatsoever, under and in accordance with the relevant Interest Make-up Agreement, including without limitation, as a result of any prepayment of all or any part of the Loan under this Agreement (whether voluntary, following acceleration of the Loan or otherwise), as a result of an Interest Make-up Event and/or as a result of the Borrower deciding to switch from the Fixed Interest Rate to another interest rate after the Drawdown Date. Such amounts include, without limitation, (i) breakage costs calculated on the basis of the net present value referred to in the relevant Interest Make-up Agreement, (ii) any amount due as a consequence of the close-out of any hedging arrangement entered into by SIMEST in relation to this Agreement, (iii) default interest and penalties (maggiorazioni) whenever applicable, and (iv) all amounts (if any) to be returned by the SACE Agent or the Facility Agent (as applicable) to SIMEST under and pursuant to the Interest Make-up Agreement.

"Code" means the United States Internal Revenue Code of 1986.

"Code of Ethics" means the code of ethics adopted by CDP, available on CDP's website (http://www.cdp.it/static/upload/cdp/cdp_code_ethics.pdf).

"Commitment" means, in relation to a Lender, the amount equal to the percentage of the Maximum Loan Amount set opposite its name in Schedule 1 (Lenders and Commitments), or, as the case may require, the amount specified in the relevant Transfer Certificate, in each case as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and "Total Commitments" means the aggregate of the Commitments of all the Lenders).

"Common Units" means all membership interests held at any time during the term of the limited liability company agreement of the Borrower by the Member, including, without limitation, the Member's (i) right to a distributive share of the income, gain, losses and deductions of the Borrower in accordance with the limited liability company agreement, (ii) the right to a distributive share of the Borrower's assets, and (iii) any securities issued in respect of or in exchange for common units, whether by way of dividend or other distribution, split reverse split, recapitalization, merger, rollup transaction, consolidation conversion or reorganization.

"Compliance Certificate" has the meaning given to the term "Compliance Certificate" in the Guarantee.

"Confidential Information" means all information relating to any Obligor, the Group, the Finance Documents or the Loan of which a Creditor Party becomes aware in its capacity as, or for the purpose of becoming, a Creditor Party or which is received by a Creditor Party from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Creditor Party, if the information was obtained by that Creditor Party directly or indirectly from any member of the Group or any of its advisers,

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in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Creditor Party of Clause 33 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Creditor Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Creditor Party after that date, from a source which is, as far as that Creditor Party is aware, unconnected with the Group and which, in either case, as far as that Creditor Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; or

(iv)	any Reference Bank Quotation.

"Confidentiality Undertaking" means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrower and the Facility Agent.

"Contribution" means, in relation to a Lender, the amount of the Loan which is owing to that Lender.

"Corresponding Debt" means any amount, other than any Parallel Debt, which an Obligor owes to a Creditor Party under or in connection with the Finance Documents.

"Creditor Party" means the Facility Agent, the Security Trustee, the SACE Agent, the Joint Mandated Lead Arrangers or any Lender, whether as at the date of this Agreement or at any later time.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Trustee

"Delivery Date" means the date and time of delivery of the Ship by the Builder to the Borrower as stated in the Protocol of Delivery and Acceptance.

"Document of Compliance" has the meaning given to it in the ISM Code.

"Dollars", "$" and "USD" means the lawful currency for the time being of the United States of America.

"Drawdown Date" means the date on which the Loan is drawn down and applied in accordance with Clause 2 (Facility).

"Drawdown Notice" means a notice in the form set out in Schedule 2 (Form of Drawdown Notice) (or in any other form which the Facility Agent approves or reasonably requires).

"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower, by the Member as bareboat charterer and which arise out of the use or operation of the Ship, including (but not limited to):

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(a)	all freight, hire, fare and passage moneys, compensation payable to the Borrower, the Facility Agent or the Security Trustee (as the case may be) in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings;

(c)	all moneys which are at any time payable to the Borrower in respect of the general average contribution; and

(d)	if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"Effective Date" means the earlier of:

(a)	the Guarantor providing the Facility Agent with written notice stating that this Agreement and the other Finance Documents signed on or about the date hereof have become effective; and

(b)	16.00 Central European time on 31 January 2019.

"Eligible Amount" means eighty per cent. (80%) of the lesser of:

(a)	five hundred and seventy eight million and seven hundred thousand Euros (€578,700,000); and

(b)	the Final Contract Price.

"Environmental Approval" means any present or future permit, ruling, variance or other authorisation required under Environmental Laws.

"Environmental Claim" means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, "claim" includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

"Environmental Incident" means:

(a)	any release, emission, spill or discharge into the Ship or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from the Ship; or

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(b)	any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or any Obligor and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where any Obligor and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

"Environmental Law" means any present or future law relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

"Environmentally Sensitive Material" means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

"EONIA" means, on any date, the effective overnight reference rate for the Euro administered by the European Money Markets Institute (or any other person which takes over the administration of that rate), computed as a weighted average of all overnight unsecured lending transactions in the European interbank market, undertaking in the European Union and European Free Trade Association countries, provided that if the rate is less than zero, EONIA shall be deemed to be zero (except with respect to the Interest Make-up Agreement).

"Equator Principles" means the standards entitled "A financial industry benchmark for determining, assessing and managing environmental and social risk in projects" dated June 2013 and adopted by certain financial institutions, as the same may be amended or supplemented from time to time.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"EU Blocking Regulation" means EU Regulation (EC) 2271/96 of 22 November 1996.

"EURIBOR" means, in relation to the Loan or any part of the Loan:

(a)	the applicable Screen Rate as of the Quotation Date for Euros and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause 6.6 (Unavailability of Screen Rate).

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and if in either case, that rate is less than zero, EURIBOR shall be deemed to be zero (except with respect to the Interest Make-up Agreement).

"Euro", "Euros" and "EUR" means the single currency of the Participating Member States.

"Event of Default" means any of the events or circumstances described in Clause 18.1 (Events of Default).

"Existing Indebtedness" means Financial Indebtedness referred to in the financial statements of the Guarantor delivered to the Facility Agent prior to the date of this Agreement.

"Exporter Declaration" means a declaration in the form required by SIMEST at the relevant time duly signed by an authorised signatory of the Builder.

"Facility" means the term loan facility made available under this Agreement as described in Clause 2.1 (Amount of facility).

"Facility Agent" means BNP Paribas, a French "société anonyme", having a share capital of two billion four hundred ninety-nine million five hundred ninety-seven thousand one hundred and twenty-two Euros (€2,499,597,122) and its registered office located at 16 Boulevard des Italiens, 75009, Paris, France, registered under the n° Siren 662.042.449 at the Registre du Commerce et des Sociétés of Paris or any successor of it appointed under Clause 26 (Role of the Facility Agent and the Joint Mandated Lead Arrangers).

"Facility Office" means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

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(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means any letter dated on or about the date of this Agreement between:

(a)	the Facility Agent and the Borrower setting out the fees referred to in paragraph (a) of Clause 9.1 (Fees);

(b)	the Facility Agent and the Borrower setting out the fees referred to in paragraph (b) of Clause 9.1 (Fees);

(c)	the SACE Agent and the Borrower setting out the fees referred to in paragraph (d) of Clause 9.1 (Fees);

(d)	the Security Trustee and the Borrower setting out the fees referred to in paragraph (e) of Clause 9.1 (Fees); or

(e)	the Borrower and a Creditor Party setting out the fees payable to such Creditor Party pursuant to the terms of this Agreement.

"Finance Documents" means:

(a)	this Agreement;

(b)	any Fee Letter;

(c)	the Guarantee;

(d)	the General Assignment;

(e)	the Mortgage;

(f)	the Pledge Agreement;

(g)	the Post-Delivery Assignment;

(h)	any Subordinated Debt Security;

(i)	the Approved Manager's Undertaking;

(j)	any Transfer Certificate;

(k)	any Compliance Certificate;

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(l)	any Drawdown Notice;

(m)	any other document (whether creating a Security Interest or not) which is executed as security for, or for the purpose of establishing any priority or subordination arrangement in relation to, the Secured Liabilities; and

(n)	any other document (whether creating a Security Interest or not) which is designated as a Finance Document by agreement between the Borrower, SACE and the Facility Agent.

"Final Contract Price" has the meaning given in Recital (C).

"Financial Indebtedness" means, in relation to a person (the "debtor"), an indebtedness of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount;

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person; or

(g)	arising from receivables sold or discounted (other than receivables to the extent they are sold on a non-recourse basis).

"First Instalment" means the first instalment of the SACE Premium as more particularly described in paragraph (a) of Clause 8.1 (SACE Premium).

"Fixed Interest Rate" means, in respect of any Interest Period, the rate per annum determined by the Facility Agent to be the aggregate of:

(a)	the applicable Margin; and

(b)	the CIRR.

"Fixed Rate Margin" means the difference between the Floating Rate Margin and the SIMEST Margin Contribution.

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"Floating Interest Rate" means, in respect of any Interest Period, the rate per annum determined by the Facility Agent to be the aggregate of:

(a)	the applicable Margin; and

(b)	EURIBOR for the relevant period.

"Floating Rate Margin" means one point fifteen per cent. (1.15%)

"Funding Rate" means any individual rate notified by a Lender to the Facility Agent pursuant to Clause 6.11(b).

"GAAP" means generally accepted accounting principles in the United States of America consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies) including, without limitation, those set forth in the opinion and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

"General Assignment" means an assignment of, inter alia, any Management Agreement, the Earnings, the Insurances, any charter and any Requisition Compensation, executed or to be executed by the Borrower, the Member as charterer and, in the event that the Approved Manager is not a member of the Group and is named as a co-assured in the Insurances, the Approved Manager in favour of the Security Trustee in the agreed form.

"German Blocking Provisions" means section 7 of the German Foreign Trade Regulation (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1 a no. 3 German Foreign Trade Law (AWG) (Außenwirtschaftsgesetz)).

"Gross Negligence" means any act or omission, whether deliberate or not, which in the circumstances (including both the probability and seriousness of the consequences likely to result) would reasonably be regarded by those familiar with the nature of the activity in question and with the surrounding circumstances, as amounting to the reckless disregard of, or serious indifference to, the consequences, being in any case more than a negligent failure to exercise proper skill and care.

"Group" means the Guarantor and its Subsidiaries.

"Guarantee" means a guarantee issued by the Guarantor in favour of the Security Trustee in the agreed form.

"Guarantor" means NCL Corporation Ltd., a Bermuda company with its registered office at Park Place, 55 Par-la-Ville Road, Hamilton HM11, Bermuda.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"IAPPC" means a valid international air pollution prevention certificate for the Ship issued under Annex VI.

"Illicit Origin" means any origin which is illicit, fraudulent or in breach of Sanctions including, without limitation, drug trafficking, corruption, organised criminal activities, terrorism, money laundering or fraud.

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"Initial Contract Price" has the meaning given in Recital (B).

"Insurances" means:

(a)	all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, its Earnings or otherwise in relation to it; and

(b)	all rights and other assets relating to, or derived from any of such policies, contracts or entries, including any rights to a return of a premium.

"Intended Delivery Date" means [*] (the date on which the Ship will be ready for delivery pursuant to the Shipbuilding Contract as at the date of this Agreement) or any other date notified by the Borrower to the Facility Agent in accordance with paragraph (a) of Clause 3.5 (No later than sixty (60) days before the Intended Delivery Date) or paragraph (c) of Clause 3.9 (No later than five (5) Business Days before the Intended Delivery Date) as being the date on which the Builder and the Borrower have agreed that the Ship will be ready for delivery pursuant to the Shipbuilding Contract.

"Interest Make-up Agreement" means an agreement on interest stabilisation (Capitolato per il Contributo Interessi) to be entered into between SIMEST and the SACE Agent on behalf of the Lenders and in form and substance acceptable to the SACE Agent, the Facility Agent and the Lenders, which provides, inter alia, for the applicable CIRR to be subsidised in relation to the Loan made available under this Agreement and to which the CIRR applies.

"Interest Make-up Event" means the occurrence of any circumstances which result in the termination, cancellation, revocation, cessation or suspension (in each case, in whole or in part) of the Interest Make-up Agreement or the Interest Make-up Agreement otherwise ceases or may cease to be in full force and effect or the SACE Agent notifies the Borrower that the Fixed Interest Rate is not available for any reason, in each case, in accordance with the terms of the Interest Make-up Agreement.

"Interest Period" means a period determined in accordance with Clause 7 (Interest Periods).

"ISM Code" means the International Safety Management Code for the safe operation of ships and for pollution prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time.

"ISPS Code" means the International Ship and Port Facility Security (ISPS) Code adopted by the International Maritime Organisation (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.

"Italian Authorities" means SACE and/or SIMEST and any other relevant Italian authorities involved in the implementation of the Loan.

"Legislative Decree 231/01" means the Italian legislative decree of 8 June 2001, no. 231 (Disciplina della responsabilità amministrativa delle persone giurdiche, delle società e delle associazioni anche prive di personalità giuridica, a norma dell'articolo 11 della legge 29 settembre 2000, n.300) as amended from time to time, on administrative vicarious liability of corporate entities.

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"Lender" means a bank, financial institution, trust, fund or other entity listed in Schedule 1 (Lenders and Commitments) and acting through its Facility Office or its transferee, successor or assign.

"Loan" means the principal amount for the time being outstanding under this Agreement.

"Majority Lenders" means:

(a)	before the Loan has been made, Lenders whose Commitments total [*] per cent. of the Total Commitments; and

(b)	after the Loan has been made, Lenders whose Contributions total [*] per cent. of the Loan.

"Management Agreement" means the management agreement (if any) entered or to be entered into between the Borrower and an Approved Manager which is not a member of the Group with respect to the Ship on terms reasonably acceptable to the Majority Lenders and SACE.

"Margin" means:

(a)	in relation to the Fixed Interest Rate, the Fixed Rate Margin; and

(b)	in relation to the Floating Interest Rate, the Floating Rate Margin.

"Maritime Registry" means the maritime registry which the Borrower will specify to the Lenders no later than 90 days before the Intended Delivery Date, being that of Bermuda, the Marshall Islands, Bahamas or such other registry as the Facility Agent may, with the approval of the Italian Authorities and at least three Lenders representing as a minimum the Majority Lenders, approve.

"Material Adverse Effect" means the occurrence of any event or circumstance which reasonably would be expected to have a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) of any Obligor or the Group as a whole;

(b)	the ability of any Obligor to perform its obligations under any Finance Document; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or intended to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Secured Party under any of the Finance Documents.

"Maximum Loan Amount" means the aggregate of:

(a)	four hundred and sixty two million nine hundred and sixty thousand Euros (€462,960,000); and

(b)	one hundred per cent. (100%) of the SACE Premium to be paid in accordance with Clause 8.1 (SACE Premium),

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provided that such amount shall not, at any time, exceed four hundred and eighty million two hundred and forty eight thousand nine hundred and sixty two Euros and sixty six cents (€480,248,962.66).

"Member" means Oceania Cruises S. de R.L., a Panamanian sociedad de responsabilidad limitada domiciled in Panama whose resident agent is PH Arifa, 9th and 10th Floors, West Boulevard, Santa Maria Business District, Panama, Republic of Panama as the sole member of the Borrower.

"Minor Modification" means a modification of the plans or the specification or the construction of the Ship under Article 24 of the Shipbuilding Contract, resulting in a contract price increase or decrease of less than [*] Euros (€[*]).

"Model" means the principles of the compliance system adopted by CDP pursuant to Legislative Decree 231/01, available on CDP's website (https://en.cdp.it/kdocs/1896656/Organization_Management_and_Control_Model_pursuant_to_Italian_Legislative_Decree_No._231-01_EN.pdf).

"Mortgage" means the first priority mortgage on the Ship acceptable for registration on the Approved Flag and, if applicable, deed of covenant, executed or to be executed by the Borrower in favour of the Security Trustee in the agreed form.

"Negotiation Period" has the meaning given in Clause 6.9 (Negotiation of alternative rate of interest).

"Obligors" means the Borrower, the Guarantor, the Member and (in the event that the Approved Manager is a member of the Group) the Approved Manager.

"Original Jurisdiction" means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated or formed, as the case may be, as at the date of this Agreement.

"Parallel Debt" means any amount which an Obligor owes to the Security Trustee under Clause 27.2 (Parallel Debt (Covenant to pay the Security Trustee)).

"Participating Member State" means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement from time to time.

"Permitted Financial Indebtedness" means any Financial Indebtedness:

(a)	incurred under the Finance Documents; or

(b)	permitted pursuant to Clause 12.14 (Financial Indebtedness and subordination of indebtedness).

"Permitted Security Interests" means:

(a)	in the case of the Borrower:

(i)	any of the Security Interests referred to in paragraph (b)(ii)(A) below; and

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(ii)	any of the Security Interests referred to in paragraphs (b)(ii)(B), (b)(ii)(C), (b)(ii)(E), (b)(ii)(H) and (b)(ii)(I) below if, by reason of any chartering or management arrangements for the Ship approved by the Facility Agent pursuant to the provisions of this Agreement, such Security Interests are created by the Borrower in the case of paragraphs (b)(ii)(C) or (b)(ii)(E) or incurred by the Borrower in the case of paragraphs (b)(ii)(B), (b)(ii)(H) or (b)(ii)(I); and

(b)	in the case of the Guarantor:

(i)	any of the Security Interests referred to in paragraphs (ii)(A), (ii)(D), (ii)(F) and (ii)(G) below; and

(ii)	any of the Security Interests referred to in paragraphs (C), (E), (H) and (I) below if, by reason of any chartering or management arrangements for the Ship approved by the Facility Agent pursuant to the provisions of this Agreement, such Security Interests are created by the Guarantor in the case of paragraph (C) or (E) or incurred by the Guarantor in the case of paragraph (H) or (I);

(A)	any Security Interest created by or pursuant to the Finance Documents and any deposits or other Security Interests placed or incurred in connection with any bond or other surety from time to time provided to the US Federal Maritime Commission in order to comply with laws, regulations and rules applicable to the operators of passenger vessels operating to or from ports in the United States of America;

(B)	liens on the Ship up to an aggregate amount at any time not exceeding [*] for current crew's wages and salvage and liens incurred in the ordinary course of trading the Ship;

(C)	any deposits or pledges up to an aggregate amount at any time not exceeding [*] to secure the performance of bids, tenders, bonds or contracts required in the ordinary course of business;

(D)	any other Security Interest including in relation to the Existing Indebtedness over the assets of any Obligor other than the Borrower notified by the Borrower or any of the Obligors to the Facility Agent and accepted by it prior to the date of this Agreement;

(E)	(without prejudice to the provisions of Clause 12.14 (Financial Indebtedness and subordination of indebtedness)) liens on assets leased, acquired or upgraded after the date of this Agreement or assets newly constructed or converted after the date of this Agreement provided that (i) such liens secure Financial Indebtedness otherwise permitted under this Agreement, (ii) such liens are incurred at the time of such lease, acquisition, upgrade, construction or conversion and (iii) the Financial Indebtedness secured by such liens does not exceed the cost of such upgrade or the cost of such assets acquired or leased;

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(F)	other liens arising in the ordinary course of business of the Group unrelated to Financial Indebtedness and securing obligations not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established provided that (i) the aggregate amount of all cash and the fair market value of all other property subject to such liens as are described in this paragraph (F) does not exceed [*] and (ii) such cash and/or other property is not an asset of the Borrower;

(G)	subject to the other provisions of this Agreement and the Guarantee, any Security Interest in respect of existing Financial Indebtedness of a person which becomes a Subsidiary of the Guarantor or is merged with or into the Guarantor or any of its subsidiaries;

(H)	liens in favour of credit card companies on unearned customer deposits pursuant to agreements therewith; and

(I)	liens in favour of customers on unearned customer deposits.

"Pertinent Document" means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 12 (General Undertakings) or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to the Facility Agent in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraph (b) or (c).

"Pertinent Matter" means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing.

"Pledge Agreement" means a document creating security over the limited liability company interests in the Borrower in the agreed form.

"Post-Delivery Assignment" means an assignment of the rights of the Borrower in respect of the post-delivery guarantee liability of the Builder under Article 25 of the Shipbuilding Contract executed or to be executed by the Borrower in favour of the Security Trustee in the agreed form.

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"Prohibited Jurisdiction" means any country or territory which is, or whose government is, the target of country-wide or territory-wide Sanctions.

"Prohibited Payment" means:

(a)	any offer, gift, payment, promise to pay, commission, fee, loan or other consideration which would constitute bribery or an improper gift or payment under, or a breach of Sanctions, any laws of the Republic of Italy, England and Wales, Panama, the Council of the European Union, Germany, the United States of America or any other applicable jurisdiction; or

(b)	any offer, gift, payment, promise to pay, commission, fee, loan or other consideration which would or might constitute bribery within the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of 17 December 1997.

"Prohibited Person" means any person that (i) appears on any Sanctions list of prohibited persons, (ii) is directly or indirectly owned 50 percent or more by, or directly or indirectly controlled by, one or more persons covered by sub-section (i) above, or (iii) is located, is resident in or is incorporated or formed, as the case may be, under the laws of a Prohibited Jurisdiction.

"Protocol of Delivery and Acceptance" means the protocol of delivery and acceptance of the Ship to be signed by the Borrower and the Builder in accordance with Article 8 of the Shipbuilding Contract.

"Quotation Date" means, in relation to any Interest Period (or any period for which an interest rate is to be determined under any provision of a Finance Document), two TARGET Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Date will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Date will be the last of those days).

"Qualifying Certificate" means the certificate to be issued by the Builder on the Delivery Date and issued to the Facility Agent and copied to the Borrower substantially in the form set out in Schedule 5 (Qualifying Certificate).

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property

"Reference Bank Quotation" means any quotation supplied to the Facility Agent by a Reference Bank.

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks:

(a)	(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

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(b)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the Screen Rate are asked to submit to the relevant administrator.

"Reference Banks" means such entities as may be appointed by the Facility Agent in consultation with the Borrower.

"Relevant Interbank Market" means the European Interbank Market.

"Relevant Jurisdiction" means, in relation to an Obligor:

(a)	its jurisdiction of incorporation, or formation, as the case may be;

(b)	any jurisdiction where any asset subject to, or intended to be subject to, any of the Security Interests created, or intended to be created, under the Finance Documents to which it is a party is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Interests created, or intended to be created, under the Finance Documents to which it is a party.

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board (or any successor organization).

"Repayment Date" means a date on which a repayment is required to be made under Clause 5 (Repayment).

"Replacement Benchmark" means a benchmark rate which is:

(a)	a formally designated, nominated or recommended as the replacement for the Screen Rate by:

(i)	the administrator of the Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by the Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" shall be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor of that Screen Rate; or

(c)	in the opinion of the Majority Lenders and the Obligors, an appropriate successor to that Screen Rate.

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"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss".

"Restricted Creditor Party" means a Creditor Party which serves a notice pursuant to paragraph (a) of Clause 37.7 (Non-applicable provisions between the Obligors, German Lenders and any Creditor Party subject to the EU Blocking Regulation).

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"SACE" means SACE S.p.A.

"SACE Agent" means Crédit Agricole Corporate and Investment Bank, a French "société anonyme", having a share capital of seven billion eight hundred and fifty one million six hundred and thirty six thousand three hundred and forty two Euros (€7,851,636,342) and its registered office located at 12, place des Etats-Unis, CS 70052, 92547 Montrouge cedex, France, registered under the n° Siren 304 187 701 at the Registre du Commerce et des Sociétés of Nanterre or any successor of it appointed under Clause 26 (Role of the Facility Agent and the Joint Mandated Lead Arrangers).

"SACE Insurance Policy" means the insurance policy in respect of this Agreement (which, in all material respects, is not inconsistent with the commercial terms of this Agreement) to be issued by SACE for the benefit of the Lenders in respect of one hundred per cent. (100%) of the Loan together with interest thereon in form and substance satisfactory to the Facility Agent, the SACE Agent and all the Lenders.

"SACE Premium" means the amount payable by the Borrower to SACE directly or through the SACE Agent in two instalments in respect of the SACE Insurance Policy as set out in Clause 8 (SACE Premium and Italian Authorities).

"SACE Premium Instalments" means each of the First Instalment and Second Instalment.

"SACE Required Documents" means in relation to the Drawdown Notice:

(a)	a duly completed and executed Qualifying Certificate; and

(b)	each of the other documents, information and other evidence specified in or required to be enclosed with such Qualifying Certificate.

"Safety Management Certificate" has the meaning given to it in the ISM Code.

"Sanctions" means any financial, economic or trade sanctions, embargoes or other restrictions relating to trading, doing business, investment, exporting, importing, travelling, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the United Kingdom, the Hong Kong Monetary Authority, the European Union or the Council of the European Union, the United Nations or its Security Council or imposed by any member state of the European Union or Switzerland;

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(b)	imposed by the US, including the U.S. Department of the Treasury's Office of Foreign Assets Control (OFAC); or

(c)	otherwise imposed by any law or regulation.

"SBC Effective Date" means the effective date under the Shipbuilding Contract.

"Screen Rate" means, in relation to a particular period, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) at or about 11 a.m (CET time) for spot value on the Quotation Date for such period as displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters (and if such page ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consulting with the Borrower).

"Screen Rate Replacement Event" means, in relation to the Screen Rate:

(a)	the methodology, formula or other means of determining the Screen Rate has, in the opinion of the Majority Lenders and the Obligors materially changed;

(b)

(i)

(A)	the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent;

(B)	information is published in any order, decree, notice, petition or filing, however, described of or filed with a court, tribunal, exchange, regulatory authority or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that in each case, at that time, there is no successor or administrator to continue to provide the Screen Rate;

(ii)	the administrator of the Screen Rate publicly announces that it has ceased or will cease, to provide the Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate;

(iii)	the supervisor of the administrator of the Screen Rate publicly announces that the Screen Rate has been or will be permanently or indefinitely discontinued;

(iv)	the administrator of the Screen Rate or its supervisor announces that the Screen Rate may no longer be used;

(c)	the administrator of the Screen Rate determines that the Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

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(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or

(ii)	the Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than the period of fifteen (15) Business Days;

(d)	in the opinion of the Majority Lenders and the Obligors, the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

"Second Instalment" means the second instalment of the SACE Premium as more particularly described in paragraph (b) of Clause 8.1 (SACE Premium).

"Secured Liabilities" means all liabilities which the Borrower, the Obligors or any of them have, at the Effective Date or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country.

"Secured Party" means SACE, the Facility Agent, the Security Trustee, the SACE Agent, the Joint Mandated Lead Arrangers or any Lender whether at the date of this Agreement or any later time, a Receiver or any Delegate.

"Security Interest" means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien, assignment, hypothecation or any other security interest of any kind or other agreement or arrangement having the effect of conferring security;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution.

"Security Period" means the period commencing on the Effective Date and ending on the date on which:

(a)	all amounts which have become due for payment by the Borrower or any Obligor under the Finance Documents have been fully and irrevocably paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any other Obligor has any future or contingent liability under Clause 19 (Application of sums received) below or any other provision of this Agreement or another Finance Document; and

(d)	the Facility Agent does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or an Obligor or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document.

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"Security Property" means:

(a)	the Security Interests expressed to be granted in favour of the Security Trustee as trustee for the Secured Parties and all proceeds received or recovered by or on behalf of the Security Trustee under or by virtue of any Security Interest including any money or other assets which are received or recovered by it as a result of the enforcement or exercise by it of such a Security Interest or right;

(b)	all obligations expressed to be undertaken by an Obligor to pay amounts in respect of the Secured Liabilities to the Security Trustee as trustee for the Secured Parties and secured by the Security Interests together with all representations and warranties expressed to be given by an Obligor in favour of the Security Trustee as trustee for the Secured Parties;

(c)	the Security Trustee's interest in any turnover trust created under the Finance Documents;

(d)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Trustee is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties, except:

(i)	rights intended for the sole benefit of the Security Trustee; and

(ii)	any moneys or other assets which the Security Trustee has transferred to the Facility Agent or (being entitled to do so) has retained in accordance with the provisions of this Agreement.

"Security Requirement" means the amount in Euros (as certified by the Facility Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Facility Agent) which is at any relevant time one hundred and twenty-five per cent. (125%) of the Loan.

"Security Trustee" means HSBC Corporate Trustee Company (UK) Limited, a company incorporated in England and Wales (with registered number 6447555) whose registered office is located at 8 Canada Square, London, E14 5HQ or any successor of it appointed under Clause 27 (The Security Trustee).

"Security Value" means the amount in Euros (as certified by the Facility Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Facility Agent) which, at any relevant time, is the aggregate of (i) the charter free market value of the Ship as most recently determined in accordance with Clause 13.4 (Valuation of the Ship); and (ii) the market value of any additional security for the time being actually provided to the Facility Agent pursuant to Clause 15 (Security Value Maintenance).

"Servicing Party" means the Facility Agent or the Security Trustee.

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"Ship" means the passenger cruise ship currently designated with Hull No. [*] (as more particularly described in the Shipbuilding Contract) to be constructed under the Shipbuilding Contract and to be delivered to, and purchased by, the Borrower and registered in its name under an Approved Flag.

"Shipbuilding Contract" has the meaning given in Recital (A).

"SIMEST" means Società Italiana per Le Imprese all'Estero - SIMEST S.p.A., which grants export subsidies in Italy under and according to the Italian Legislative Decree n. 143/98 and its amendments.

"SIMEST Margin Contribution" means the margin contribution approved and granted by SIMEST to the Lenders under the Interest Make-up Agreement as communicated by the SACE Agent to the Creditor Parties and the Borrower following the date of this Agreement as soon as the SACE Agent is made aware of it.

"Structuring Fee" has the meaning given in paragraph 9.1(a) of Clause 9.1 (Fees).

"Subordinated Debt Security" has the meaning given in paragraph (b)(ii) of Clause 12.14 (Financial Indebtedness and subordination of indebtedness).

"Subsidiary" has the following meaning:

A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued equity interests in S (or a majority of the issued equity interests in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued equity interests of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors (r equivalent) of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

"TARGET Day" means any day on which TARGET2 is open for the settlement of payment in Euros.

"Tax" means any tax, levy, impost, duty, assessment, fee, deduction or other charge or withholding of a similar nature imposed by any governmental authority (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Third Party Act" means the Contracts (Rights of Third Parties) Act 1999.

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"Total Loss" means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)	any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the Borrower's full control;

(c)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 1 month redelivered to the Borrower's full control.

"Total Loss Date" means:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers (or deemed or agreed to be given); and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship's insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Facility Agent acting reasonably and in consultation with the Borrower that the event constituting the total loss occurred.

"Transaction Documents" means the Finance Documents and the Underlying Documents.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

"Underlying Documents" means the Shipbuilding Contract, any Management Agreement, any bareboat charter and any charter and associated guarantee in respect of which a notice of assignment is required to be served under the terms of the General Assignment.

"Unpaid Sum" means (i) any sum due and payable but unpaid by an Obligor under the Finance Documents and (ii) any part of the SACE Premium unpaid by the Borrower.

"US" means the United States of America.

"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

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(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

"Write-down and Conversion Powers" means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction of certain terms

In this Agreement:

"Facility Agent", the "SACE Agent", the "Joint Mandated Lead Arranger", the "Security Trustee", "SACE", any "Creditor Party", any "Secured Party", any "Lender", any "Obligor" or any other "person", shall be construed so as to include its successors in title, permitted assigns and permitted transferees.

"approved by the Lenders" (or any similar determination or instruction by the Lenders) means approved in writing by the Facility Agent acting on the instructions of all the Lenders and approved in writing by the SACE Agent acting on the instructions of SACE (or the Lenders only to the extent the SACE Insurance Policy does not cover the event for which such instruction or approval is required) (on such conditions as they may respectively impose) and any requirement for approval by all the Lenders shall mean prior approval.

"approved by the Majority Lenders" (or any similar determination or instruction by the Majority Lenders) means approved in writing by the Facility Agent acting on the instructions of the Majority Lenders and approved in writing by the SACE Agent acting on the instructions of SACE (or the Majority Lenders only to the extent the SACE Insurance Policy does not cover the event for which such instruction or approval is required) (on such conditions as they may respectively impose) and otherwise "approved" means approved in writing by the Facility Agent (on such conditions as the Facility Agent may impose) and "approval" and "approve" shall be construed accordingly and any requirement for approval by the Facility Agent, the SACE Agent or the Majority Lenders shall mean prior approval.

"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment.

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"company" includes any partnership, joint venture and unincorporated association.

"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation.

"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained.

"date of this Agreement" means 19 December 2018.

"document" includes a deed; also a letter, fax or electronic mail.

"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Taxes including VAT.

"including" and "in particular" (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which they are used.

"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council.

"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation.

"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise.

"months" shall be construed in accordance with Clause 1.4 (Meaning of "month").

"parent company" has the meaning given in the definition of "Subsidiary".

"person" includes any individual, firm, company, corporation, government, any state, political sub-division of a state and local or municipal authority, agency of a state or any association, trust, joint venture, consortium or partnership; and any international organisation (whether or not having a separate legal personality).

"proceedings" means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure.

"regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

1.3	Construction of Insurance Terms

"approved" means, for the purposes of Clause 14 (Insurance Undertakings), approved in writing by the Facility Agent.

"excess risks" means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims.

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"obligatory insurances" means all insurances effected, or which the Borrower is obliged to effect, under Clause 14 (Insurance Undertakings) or any other provision of this Agreement or another Finance Document.

"policy" in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.

"protection and indemnity risks" means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.

"war risks" includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls) (1/11/95) or clause 23 of the Institute Time Clauses (Hulls)(1/10/83).

1.4	Meaning of "month"

A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and "month" and "monthly" shall be construed accordingly.

1.5	General Interpretation

In this Agreement:

(a)	references in Clause 1.1 (Definitions) to a Finance Document or any other document being an "agreed form" are to the form agreed between the Facility Agent (acting with the authorisation of each of the Creditor Parties and SACE) and the Borrower with any modifications to that form which the Facility Agent (with the authorisation of the Majority Lenders and SACE in the case of substantial modifications) approves or reasonably requires;

(b)	references to, or to a provision of, a Finance Document or any other document are references to it as amended, amended and restated or supplemented, whether before the date of this Agreement or otherwise;

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(c)	references to Sanctions, for the purposes of Clause 11 (Representations and Warranties), Clause 12 (General Undertakings), Clause 20 (Indemnities), Clause 21 (Illegality, etc.) and the Finance Documents shall mean "Sanctions" as defined in Clause 1.1 (Definitions), by which any Obligor, any Creditor Party or any party involved in the transactions contemplated in the Finance Documents is bound or to which it is subject or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of any Obligor or any Creditor Party;

(d)	references to, or to a provision of, any law or regulation include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(e)	references to Dollar amounts in Clause 10.11 (Transaction Costs), Clause 12 (General Undertakings), Clause 13 (Ship Undertakings), Clause 14 (Insurance Undertakings) and Clause 18 (Events of Default) shall be a reference to Dollars (or the equivalent amount in any other currency);

(f)	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

(g)	words denoting the singular number shall include the plural and vice versa; and

(h)	Clauses 1.1 (Definitions) to 1.5 (General Interpretation) apply unless the contrary intention appears.

1.6	Headings

In interpreting a Finance Document or any provision of a Finance Document, all clauses, sub-clauses and other headings in that and any other Finance Document shall be entirely disregarded.

1.7	Schedules

The schedules form an integral part of this Agreement.

2	Facility

2.1	Amount of facility

Subject to the other provisions of this Agreement, the Lenders agree to make available to the Borrower a loan not exceeding the Maximum Loan Amount intended to be applied as follows:

(a)	in payment to the Builder, up to the Eligible Amount, of all or part of eighty per cent. (80%) of the Final Contract Price;

(b)	in reimbursement to the Borrower of the amount of the First Instalment of the SACE Premium paid by it to SACE in accordance with paragraph (a) of Clause 8.1 (SACE Premium); and

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(c)	in payment to SACE of the amount of the Second Instalment of the SACE Premium payable by the Borrower to SACE in accordance with paragraph (b) of Clause 8.1 (SACE Premium).

2.2	Lenders' participations in Loan

Subject to the other provisions of this Agreement, each Lender shall participate in the Loan in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Loan

The Borrower undertakes with each Secured Party to use the Loan only to pay for:

(a)	goods and services of Italian origin incorporated in the design, construction or delivery of the Ship;

(b)	subject to the limits and conditions fixed by the Italian Authorities, goods and services incorporated in the design, construction or delivery of the Ship and originating from countries other than Italy where the provision of such goods or services has been sub-contracted by the Builder and therefore remains the Builder's responsibility under the Shipbuilding Contract;

(c)	all or part of eighty per cent. (80%) of the Final Contract Price;

(d)	reimbursement to the Borrower of the First Instalment of the SACE Premium paid by the Borrower direct to SACE in accordance with paragraph (a) of Clause 8.1 (SACE Premium); and

(e)	the Second Instalment of the SACE Premium payable in accordance with paragraph (b) of Clause 8.1 (SACE Premium).

2.4	Creditor Parties' rights and obligations

(a)	The obligations of each Creditor Party under the Finance Documents are several. Failure by a Creditor Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Creditor Party is responsible for the obligations of any other Creditor Party under the Finance Documents.

(b)	The rights of each Creditor Party and SACE under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Creditor Party and SACE from an Obligor shall be a separate and independent debt.

(c)	A Creditor Party and SACE may not, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

(d)	Notwithstanding any other provision of the Finance Documents and subject to the prior written consent of SACE, a Creditor Party may separately sue for any Unpaid Sum due to it without the consent of any other Creditor Party or joining any other Creditor Party to the relevant proceedings (it being understood that a Creditor Party may file a claim noting the amounts due to it in the event insolvency proceedings are commenced against the Borrower by a third party).

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2.5	Monitoring

No Creditor Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

2.6	Obligations of Lenders several

The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	any Obligor or any other Lender being discharged (in whole or in part) from its obligations under any Finance Document,

and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement or any other Finance Document.

3	Conditions Precedent

3.1	General

The Borrower may only draw the Loan when the following conditions have been fulfilled to the satisfaction of the Facility Agent and provided no Event of Default shall have occurred and remains unremedied or is likely to occur as a consequence of the drawing of the Loan:

3.2	No later than the Effective Date

The Facility Agent shall have received no later than the Effective Date:

(a)	an opinion from legal counsel to the Secured Parties as to the laws of the state of Delaware in form and substance satisfactory to the Facility Agent and the Secured Parties in respect of the Borrower's execution of any Finance Documents to which they are party on the Effective Date;

(b)	an opinion from legal counsel to the Secured Parties as to English law in form and substance satisfactory to the Facility Agent and the Secured Parties in respect of the validity and enforceability of this Agreement and the Guarantee;

(c)	an opinion from legal counsel to the Secured Parties as to Bermuda law in form and substance satisfactory to the Facility Agent and the Secured Parties in respect of the Guarantor's execution of the Guarantee;

(d)	an opinion from legal counsel to the Secured Parties as to the laws of the state of New York in form and substance satisfactory to the Facility Agent and the Secured Parties in respect of the validity and enforceability of the Pledge Agreement;

(e)	an opinion from legal counsel to the Secured Parties as to Panamanian law in form and substance satisfactory to the Facility Agent and the Secured Parties in respect of the Member's execution of the Pledge Agreement;

(f)	a Certified Copy of the executed Shipbuilding Contract;

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(g)	such documentary evidence as the Facility Agent and its legal advisers may require in relation to the due authorisation and execution by the Borrower and the Builder of the Shipbuilding Contract and of all documents to be executed by the Borrower and the Builder;

(h)	a confirmation from Hannaford Turner LLP of 4th Floor, 15 Old Bailey, London EC4M 7EF, United Kingdom that it will act for the Borrower and the Guarantor as agent for service of process in England in respect of this Agreement and any other Finance Document;

(i)	duly executed originals of the Guarantee and the Pledge Agreement and of each document to be submitted pursuant to it;

(j)	such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender or SACE) or any Lender or SACE (for itself) in order for the Facility Agent and such Lender or SACE to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents;

(k)	payment of the initial portion of the Structuring Fee as set out in and payable in accordance with the relevant Fee Letter; and

(l)	payment of the initial portion of the Facility Agent Fee (as defined in the relevant Fee Letter), the initial portion of the SACE Agency Fee (as defined in the relevant Fee Letter), the initial portion of Security Trustee Fee (as defined in the relevant Fee Letter) and any other such fees which may be payable by the Borrower to a Creditor Party, payable in accordance with terms of the relevant Fee Letter.

3.3	No later than two (2) years before the Intended Delivery Date

The Facility Agent shall have received no later than two (2) years before the Intended Delivery Date, payment of the remaining portion of the Structuring Fee as set out in and payable in accordance with the relevant Fee Letter.

3.4	No later than ninety (90) days before the Intended Delivery Date

The Facility Agent (or the SACE Agent in respect of paragraphs (c), (e) and (f) below) shall have received no later than ninety (90) days before the Intended Delivery Date:

(a)	notification from the Borrower of its chosen Maritime Registry;

(b)	notification of the Approved Manager;

(c)	the SACE Insurance Policy documentation relating to the transaction contemplated by this Agreement issued on terms whereby the SACE Insurance Policy will enter into full force and effect upon fulfilment of the conditions specified therein to be fulfilled on or before the Drawdown Date;

(d)	evidence that the First Instalment has been paid;

(e)	an original of the Interest Make-up Agreement relative to the Loan and in full force and effect;

(f)	an original of the SACE Insurance Policy; and

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(g)	an opinion from legal counsel to the Creditor Parties as to Italian law in form and substance satisfactory to the Facility Agent and the Secured Parties in respect of SACE's issuance of the SACE Insurance Policy and compliance with the principles governing the eligibility of credit risk mitigation techniques as per Article 194, paragraph 1, of the Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013.

3.5	No later than sixty (60) days before the Intended Delivery Date

The Facility Agent shall have received from the Borrower no later than sixty (60) days before the Intended Delivery Date:

(a)	notification of the Intended Delivery Date;

(b)	a notice from the Borrower as described in paragraph (a) of Clause 8.4 (Refund); and

(c)	a U.S. tax opinion from legal counsel to the Secured Parties in respect of the tax treatment of the entry by the U.S. incorporated Borrower into this Agreement and the other Finance Documents substantially in the form notified to the Borrower on or around the Effective Date and updated to reflect any changes in law.

3.6	No later than forty-five (45) days before the Intended Delivery Date

The Facility Agent shall have received from the Borrower no later than forty five (45) days before the Intended Delivery Date (and on each subsequent date on which a Compliance Certificate is to be received by the Security Trustee pursuant to clause 11.3(c) of the Guarantee) a duly completed Compliance Certificate from the Guarantor;

3.7	No later than [*] ([*]) days before the Intended Delivery Date

The SACE Agent (with a copy to the Facility Agent) shall have received from the Borrower no later than [*] ([*]) days before the Intended Delivery Date notification, signed by a duly authorised signatory of the Borrower, specifying which of the Fixed Interest Rate or the Floating Interest Rate shall be applicable to the Loan until the date of payment of the final repayment instalment of the Loan.

3.8	No later than fifteen (15) Business Days before the Intended Delivery Date

The Facility Agent shall have received no later than fifteen (15) Business Days before the Intended Delivery Date insurance documents in form and substance satisfactory to the Lenders confirming that the Insurances have been effected and will be in full force and effect on the Delivery Date.

3.9	No later than five (5) Business Days before the Intended Delivery Date

The Facility Agent shall have received no later than five (5) Business Days before the Intended Delivery Date:

(a)	the Drawdown Notice from the Borrower, signed by a duly authorised signatory of the Borrower, specifying the amount of the Loan to be drawn down;

(b)	a Certified Copy of any amendments to the Shipbuilding Contract which are not Minor Modifications and of the power of attorney pursuant to which the authorised signatory of the Borrower signed the Drawdown Notice and a specimen of his signature; and

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(c)	a final confirmation of the Intended Delivery Date signed by a duly authorised signatory of the Borrower, and counter-signed by a duly authorised signatory of the Builder.

3.10	No later than the Delivery Date

The Facility Agent shall have received no later than the Delivery Date:

(a)	if applicable, a duly executed original of the Subordinated Debt Security;

(b)	any opinions from legal counsel to the Secured Parties relating to the due execution, validity and enforceability of the Subordinated Debt Security, in form and substance satisfactory to the Facility Agent and the Secured Parties;

(c)	evidence of payment to and receipt by the Builder of:

(i)	the four (4) pre-delivery instalments of the Final Contract Price; and

(ii)	any other part of the Final Contract Price as at the Delivery Date not being financed hereunder;

(d)	payment of the relevant portion of the Facility Agent Fee (as defined in the relevant Fee Letter), the relevant portion of the SACE Agency Fee (as defined in the relevant Fee Letter), the relevant portion of Security Trustee Fee (as defined in the relevant Fee Letter) and any other such fees which may be payable by the Borrower to a Creditor Party, payable in accordance with terms of the relevant Fee Letter;

(e)	evidence of payment of all amounts which are due and payable hereunder by the Borrower on or prior to the Delivery Date;

(f)	a certificate from the Borrower, signed by an authorised representative of the Borrower, confirming that:

(i)	the representations and warranties contained in Clause 11 (Representations and Warranties) are true and correct as of the Delivery Date in consideration of the facts and circumstances existing as of the Delivery Date; and

(ii)	no mandatory prepayment event pursuant to Clause 16 (Cancellation, Prepayment and Mandatory Prepayment) is continuing or would result from the Loan;

(g)	an original or a certified copy of each of the SACE Required Documents and the Facility Agent and the SACE Agent shall be satisfied that the SACE Required Documents on their face appear properly completed and comply with the requirements of this Agreement and the requirements of the SACE Insurance Policy; and

(h)	provided always that the obligations of the Lenders to make the Loan available on the Delivery Date are subject to the Lenders remaining satisfied that each of the SACE Insurance Policy and the Interest Make-up Agreement will cover the Loan following the advance of the Loan, payment of the Second Instalment and delivery to the Facility Agent of the documents listed in Schedule 3 (Documents to be produced by the Builder to the Facility Agent on Delivery).

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3.11	At Delivery

Immediately prior to the delivery of the Ship by the Builder to the Borrower, the Facility Agent shall have received:

(a)	evidence that immediately following delivery:

(i)	the Ship will be registered in the name of the Borrower in the Maritime Registry;

(ii)	title to the Ship will be held by the Borrower free of all Security Interests other than any maritime lien in respect of crew's wages and trade debts arising out of equipment, consumable and other stores placed on board the Ship prior to or concurrently with delivery, none of which is overdue;

(iii)	the Mortgage will be duly registered in the Maritime Registry and constitutes a first priority security interest over the Ship and that all taxes and fees payable to the Maritime Registry in respect of the Ship have been paid in full; and

(iv)	the opinions mentioned in paragraphs (b), (c) and (d) of Clause 3.12 (Immediately following Delivery), in draft form immediately prior to the delivery of the Ship, and the documents mentioned in paragraph (e) of Clause 3.12 (Immediately following Delivery) will be issued to and received by the Facility Agent;

(b)	a Certified Copy of a classification certificate (or interim classification certificate) showing the Ship to be classed in accordance with paragraph (c) of Clause 11.3 (Representations on the Delivery Date).

(c)	duly executed originals of the General Assignment, any Approved Manager's Undertaking and the Post-Delivery Assignment together with relevant notices of assignment and the acknowledgement of the notice of assignment to be issued pursuant to the General Assignment and the Post-Delivery Assignment;

(d)	a Certified Copy of any executed Management Agreement, any bareboat charter and any related security pursuant to paragraph (b) of Clause 13.1 (Pooling of earnings and charters) (if applicable) and any time charterparty in respect of the Ship;

(e)	a Certified Copy of any current certificate of financial responsibility in respect of the Ship issued under OPA, a valid Safety Management Certificate (or interim Safety Management Certificate) issued to the Ship in respect of its management by the Approved Manager pursuant to the ISM Code, a valid Document of Compliance (or interim Document of Compliance) issued to the Approved Manager in respect of ships of the same type as the Ship pursuant to the ISM Code, a valid International Ship Security Certificate issued to the Ship in accordance with the ISPS Code and a valid IAPPC issued to the Ship in accordance with Annex VI and, if entered into, any carrier initiative agreement with the United States' Customs and Border Protection under the Customs-Trade Partnership Against Terrorism (C-TPAT) programme along with any other documents required under the ISM Code and the ISPS Code;

(f)	a Certified Copy of the power of attorney pursuant to which the authorised signatory(ies) of the Borrower signed the documents referred to in this Clause 3.11 (At Delivery) and to which the Borrower is a party and a specimen of his or their signature(s); and

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(g)	a confirmation from Hannaford Turner LLP of 4th Floor, 15 Old Bailey, London EC4M 7EF, United Kingdom (or any replacement process agent satisfactory to the Facility Agent acting reasonably) that it will act for each of the relevant Obligors as agent for service of process in England in respect of the deed of covenants constituting part of the Mortgage (if applicable), the General Assignment and the Post-Delivery Assignment.

3.12	Immediately following Delivery

Immediately following the delivery of the Ship by the Builder to the Borrower, the Facility Agent (with copy to the Security Trustee), or, in the case of paragraph (a) below, the Security Trustee (with copy to the Facility Agent), shall receive:

(a)	a duly executed original of the Mortgage;

(b)	an opinion from legal counsel acceptable to the Secured Parties as to the law of the Maritime Registry in form and substance satisfactory to the Facility Agent and the Secured Parties confirming:

(i)	the valid registration of the Ship in the Maritime Registry; and

(ii)	the Mortgage over the Ship is a first priority security and has been validly registered in the Maritime Registry;

(c)	an opinion from legal counsel to the Secured Parties as to English law in form and substance satisfactory to the Facility Agent and the Secured Parties in respect of the validity and enforceability of the deed of covenants constituting part of the Mortgage (if applicable), the General Assignment, the Post-Delivery Assignment and any other relevant security document entered into at delivery;

(d)	an opinion from legal counsel acceptable to the Secured Parties as to the laws of the state of Delaware in form and substance satisfactory to the Facility Agent and the Secured Parties together with the company documentation of the Borrower and a certificate of a competent officer or manager of the Borrower containing specimen signatures of the persons authorised to sign the documents on behalf of the Borrower, confirming that, without limitation:

(i)	the Mortgage, the deed of covenants constituting part of the Mortgage (if applicable), the General Assignment, the Post-Delivery Assignment and the bareboat charter (if applicable) fall within the scope of the Borrower's company purpose as defined by its Memorandum of Association and By-laws and are binding on it; and

(ii)	the Borrower's representatives are fully empowered to sign the Protocol of Delivery and Acceptance, the Mortgage, the deed of covenants constituting part of the Mortgage (if applicable), the General Assignment, the Post-Delivery Assignment and the bareboat charter (if applicable) and any related security pursuant to paragraph (b) of Clause 13.1 (Pooling of earnings and charters); and

(e)	an opinion from legal counsel to acceptable to the Secured Parties as to Panamanian law in form and substance satisfactory to the Facility Agent and the Secured Parties together with the corporate documentation of the Member as bareboat charterer and a certificate of a competent officer of the Shareolder containing specimen signatures of the persons authorised to sign the documents on behalf of the Member, confirming that, without limitation:

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(i)	the General Assignment falls within the scope of the Member's corporate purpose as defined by its Articles of Incorporation and By-laws; and

(ii)	the representative of the Member is fully empowered to sign the General Assignment;

(f)	the documents listed in Schedule 3 (Documents to be produced by the Builder to the Facility Agent on Delivery).

3.13	Notification of satisfaction of conditions precedent

The Facility Agent shall notify the Lenders and SACE promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in this Clause 3 (Conditions Precedent).

3.14	Waiver of conditions precedent

If the Majority Lenders, at their discretion, subject to the prior written consent of SACE, permit the Loan to be borrowed before any of the conditions precedent referred to in Clause 3 (Conditions Precedent) has been satisfied, the Borrower shall ensure that that condition is satisfied within five (5) Business Days after the date (as specified in the relevant part of Clause 3 (Conditions Precedent)) or such later date as the Facility Agent may agree in writing with the Borrower.

3.15	Changes to SACE's or SIMEST's requirements

(a)	If SACE or SIMEST notifies the SACE Agent in writing of a change of the SACE Insurance Policy or the Interest Make-up Agreement (as applicable), or gives instructions to the SACE Agent with the effect that, in the opinion of the SACE Agent, this Agreement or certain documents which the Borrower is or may be required to provide for the purpose of drawing the Loan under this Agreement shall be amended to comply with such change or instructions, then the SACE Agent shall promptly notify the Borrower of such a change in SACE's or SIMEST's requirements (as applicable) and of the relevant amendments to be made to this Agreement or any such documents as the SACE Agent considers appropriate.

(b)	If the SACE Agent notifies the Borrower of any proposed changes to this Agreement under paragraph (a) above, and provided that:

(i)	all the Lenders and the Borrower agree with such changes; and

(ii)	the Borrower indemnifies and holds harmless the SACE Agent, the Facility Agent and the Lenders for any reasonable costs that it may incur arising from or in connection with any such amendments (including legal fees), then such changes will be made to this Agreement in accordance with the terms hereof.

(c)	If, in the opinion of the Lenders, there are any provisions of this Agreement that contradict or conflict with any provision of the SACE Insurance Policy or the Interest Make-up Agreement (as applicable), such that compliance by any Creditor Party with the terms of the SACE Insurance Policy or the Interest Make-up Agreement (as applicable) may result in a breach by such Creditor Party of the any of the terms of this Agreement or to an extent that the same may have the effect of rendering all or any part of the SACE Insurance Policy or the Interest Make-up Agreement (as applicable) void, voidable or otherwise not in full force and effect, the Borrower agrees that any relevant terms of this Agreement will be amended to the extent agreed in writing between the Borrower, the Facility Agent and the SACE Agent to ensure compliance with the terms of the SACE Insurance Policy or the Interest Make-up Agreement (as applicable).

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3.16	No claim against the Creditor Parties

The Borrower agrees that the Creditor Parties may act on the instructions of the Italian Authorities in relation to this Agreement.

3.17	Examination and reliance on documents by the Facility Agent

(a)	The SACE Agent shall ensure that an officer or employee or other person designated by it as its authorised representative is present at the Builder on the Delivery Date for the purpose of examining originals (or certified copies) of the SACE Required Documents duly signed by the parties thereto and collecting copies thereof (which copies shall be certified as true copies by an authorised signatory of the Builder and/or the Borrower, as applicable).

(b)	The Facility Agent shall be entitled (but not obliged) to rely and act upon any documentation or information provided under this Clause 3 (Conditions Precedent), which appears on its face to have been duly completed.

(c)	The Facility Agent's responsibility to the Borrower and the Lenders for the examination of the Drawdown Notice, and, when applicable, the documents provided by any person other than the Borrower in connection with the Drawdown Notice, shall be limited to the examination of their apparent compliance with the terms and conditions thereof in accordance with Articles 14 (Standard of examination of documents) and 34 (Disclaimer on effectiveness of documents) of the "Uniform Customs and Practice for Documentary Credits" (currently publication number 600 of the International Chamber of Commerce, latest edition) (except that no time limit for examination of documents shall apply).

(d)	The Facility Agent and the Lenders shall not be obliged to enquire as to, or be responsible for, the validity, truthfulness and genuineness and (where the relevant document is a conformed copy) conformity to the original of the Drawdown Notice or any other document which appears on its face to be in order, or of any signatures thereon or any of the statements set out therein and shall be entitled to rely on the accuracy of any such statements.

(e)	In case of any discrepancy in any such documents, the Facility Agent shall notify the Borrower in writing thereof and shall request its approval of such discrepancy in writing.

(f)	The Facility Agent and the Lenders shall not be responsible for any delay in making available the Loan resulting from any requirement for the delivery of further information or documents reasonably required by the Facility Agent for the relevant conditions precedent in this Agreement to be satisfied.

4	Drawdown

4.1	Borrower's irrevocable payment instructions

The Lenders shall not be obliged to fulfil their obligation to make the Loan available other than (i) by paying the Builder all or part of eighty per cent. (80%) of the Final Contract Price on behalf of and in the name of the Borrower, (ii) by reimbursing the Borrower for the First Instalment of the SACE Premium which was paid by the Borrower to SACE on the earlier of (A) the date falling 30 days after the issuance of the SACE Insurance Policy and (B) the date falling 6 months after the date of SACE's board approval and (iii) by payment to SACE of the Second Instalment of the SACE Premium payable on the Drawdown Date. For the avoidance of doubt, the amount of the Loan shall not exceed the Maximum Loan Amount.

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The Borrower hereby instructs the Lenders in accordance with this Clause 4.1 (Borrower's irrevocable payment instructions):

(a)	to pay to the Builder, up to the Eligible Amount, all or part of eighty per cent. (80%) of the Final Contract Price;

(b)	to reimburse the Borrower the amount of the First Instalment of the SACE Premium already paid by the Borrower to SACE on the date specified in paragraph (a) of Clause 8.1; and

(c)	to pay to the Facility Agent on behalf of the Lenders for onward payment to SACE (such payment to SACE to be made for value on the Drawdown Date), by drawing under this Agreement, the amount of the Second Instalment of the SACE Premium.

Payment to the Builder of the amount drawn under paragraph (a) of Clause 4.1 (Borrower's irrevocable payment instructions) above shall be made on the Drawdown Date during usual banking hours in Italy to the Builder's account as specified by the Builder in accordance with the Shipbuilding Contract after receipt and verification by the Facility Agent of the documents provided under Schedule 3 (Documents to be produced by the Builder to the Facility Agent on Delivery).

Save as contemplated in Clause 4.2 (Modification of payment terms) below, the payment instruction contained in this Clause 4.1 (Borrower's irrevocable payment instructions) is irrevocable.

4.2	Modification of payment terms

The Borrower expressly acknowledges that the payment terms set out in this Clause may only be modified with the agreement of the Italian Authorities, the Facility Agent, the Security Trustee, the Lenders and the Borrower in the case of paragraph (a) of Clause 4.1 (Borrower's irrevocable payment instructions) and with the agreement of the Italian Authorities, the Facility Agent, the Lenders and the Borrower in the case of paragraphs (b) and (c) of Clause 4.1 (Borrower's irrevocable payment instructions).

4.3	Availability and conditions

(a)	Drawing may not be made under this Agreement (and the Loan shall not be available) after the expiry of the Availability Period.

(b)	There will be only one drawing under this Agreement.

(c)	The aggregate amount of the Loan cannot exceed the Maximum Loan Amount.

4.4	Notification to Lenders of receipt of a Drawdown Notice

The Facility Agent shall promptly and, in any case, by no later than three (3) Business Days before the Drawdown Date, notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Loan and the Drawdown Date;

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(b)	the amount of that Lender's participation in the Loan; and

(c)	the duration of the first Interest Period.

4.5	Lenders to make available Contributions

Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Facility Agent the amount due from that Lender under Clause 2.2 (Lenders' participations in Loan).

4.6	Disbursement of Loan

Subject to the provisions of this Agreement, the Facility Agent shall on the Drawdown Date pay the amounts which the Facility Agent receives from the Lenders under Clause 4.5 (Lenders to make available Contributions) in the like funds as the Facility Agent received the payments from the Lenders:

(a)	in the case of the amount referred to in paragraph (a) of Clause 4.1 (Borrower's irrevocable payment instructions), to the account of the Builder which the Borrower specifies in the Drawdown Notice; and

(b)	in the case of an amount referred to in paragraph (b) of Clause 4.1 (Borrower's irrevocable payment instructions) to the account of the Borrower which the Borrower shall specify; and

(c)	in the case of an amount referred to in paragraph (c) of Clause 4.1 (Borrower's irrevocable payment instructions) to the account of SACE which the SACE Agent shall specify.

4.7	Disbursement of Loan to third party

The payment by the Facility Agent under Clause 4.6 (Disbursement of Loan) shall constitute the making of the Loan and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender's Contribution.

5	Repayment

5.1	Number of repayment instalments

The Borrower shall repay the Loan by twenty-four (24) consecutive six-monthly instalments from the earlier of (i) the Delivery Date and (ii) the date of actual disbursement of the Loan (the "Starting Point of Repayment").

5.2	Repayment Dates

The first repayment instalment shall be repaid on the date falling six (6) months after the Starting Point of Repayment and the last repayment instalment on the date falling one hundred and forty-four (144) months after the Starting Point of Repayment, each date of payment of an instalment being a "Repayment Date".

5.3	Amount of repayment instalments

Each repayment instalment of the Loan shall be of an equal amount.

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5.4	Final Repayment Date

On the final Repayment Date, the Borrower shall additionally pay to the Facility Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

6	Interest

6.1	Fixed or Floating Interest Rate

The Borrower shall provide notification, signed by a duly authorised signatory of the Borrower, to the SACE Agent (with a copy to the Facility Agent) at least [*] days before the Drawdown Date specifying which of the Fixed Interest Rate or the Floating Interest Rate shall be applicable until the date of payment of the final repayment instalment of the Loan.

6.2	Fixed Interest Rate

If the Borrower has specified a Fixed Interest Rate pursuant to Clause 6.1 (Fixed or Floating Interest Rate), the Loan shall bear interest in respect of each Interest Period at the Fixed Interest Rate. Such interest shall accrue on the actual number of days elapsed based upon a 360 day year and shall be paid on the last day of each Interest Period.

6.3	Floating Interest Rate

If:

(a)	the Borrower has specified a Floating Interest Rate pursuant to Clause 6.1 (Fixed or Floating Interest Rate); or

(b)	the Borrower has specified a Fixed Interest Rate pursuant to Clause 6.1 (Fixed or Floating Interest Rate) but thereafter for any reason whatsoever the Interest Make-up Agreement is suspended or otherwise ceases to be in effect; or

(c)	SIMEST has requested a change of currency pursuant to the Interest Make-up Agreement and such change of currency is not agreed by the Borrower or Lenders in accordance with Clause 6.16 (Change of currency); or

(d)	SIMEST has failed to make a net payment of interest to the Lenders pursuant to the Interest Make-up Agreement,

the rate of interest on the Loan in respect of any Interest Period shall be the Floating Interest Rate applicable for that Interest Period and the following provisions of this Clause 6 (Interest) shall apply (in the case of the circumstances referred to in paragraph (b) above, with effect from the date on which the Interest Make-up Agreement ceases to be in effect, with such consequential amendments as shall be necessary to give effect to the switch from a Fixed Interest Rate to a Floating Interest Rate).

6.4	Payment of Floating Interest Rate

Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall accrue on the actual number of days elapsed based upon a 360 day year and shall be paid by the Borrower on the last day of that Interest Period.

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6.5	Notification of Interest Periods and Floating Interest Rate

The Facility Agent shall notify the Borrower and each Lender of each Floating Interest Rate and the duration of each Interest Period as soon as reasonably practicable after each is determined and no later than the Quotation Date.

6.6	Unavailability of Screen Rate

(a)	Market disruption: If, on a Quotation Date, no Screen Rate is available for EURIBOR, EURIBOR shall be the rate quoted to the Facility Agent by the Lenders who are able to quote such rate at the request of the Facility Agent as those Lenders' offered rate for deposits of Euros in an amount approximately equal to the amount in relation to which EURIBOR is to be determined for a period equivalent to such period to prime banks in the European interbank eurocurrency market at or about 11 a.m. (CET time) on the Quotation Date for such period.

(b)	If:

(i)	no Screen Rate is quoted and the Lenders do not (pursuant to paragraph (a) above), before 1.00 p.m. (CET) on the Quotation Date for an Interest Period, provide quotations to the Facility Agent in order to fix EURIBOR; or

(ii)	at least 1 Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than [*] per cent. of the Loan (or, if the Loan has not been made, Commitments amounting to more than [*] per cent. of the Total Commitments) notify the Facility Agent that EURIBOR fixed by the Facility Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the Relevant Interbank Market at or about 11.00 a.m. (CET) on the Quotation Date for the Interest Period; or

(iii)	at least 1 Business Day before the start of an Interest Period, the Facility Agent is notified by a Lender (the "Affected Lender") that for any reason it is unable to obtain Euros in the Relevant Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period, the following provisions of this Clause 6 (Interest) apply.

6.7	Notification of market disruption

The Facility Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within paragraph (b) of Clause 6.6 (Unavailability of Screen Rate) which have caused its notice to be given.

6.8	Suspension of drawdown

If the Facility Agent's notice under Clause 6.6 (Unavailability of Screen Rate) is served before the Loan is made:

(a)	in a case falling within sub-paragraphs (i) or (ii) of paragraph (b) of Clause 6.6 (Unavailability of Screen Rate), the Lenders' obligations to make the Loan;

(b)	in a case falling within sub-paragraph (iii) of paragraph (b) of Clause 6.6 (Unavailability of Screen Rate), the Affected Lender's obligation to participate in the Loan;

shall be suspended while the circumstances referred to in the Facility Agent's notice continue.

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6.9	Negotiation of alternative rate of interest

If the Facility Agent's notice under Clause 6.7 (Notification of market disruption) is served after the Loan is made, the Borrower, the Facility Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, in consultation with SACE and SIMEST, within the 30 days after the date on which the Facility Agent serves its notice under Clause 6.7 (Notification of market disruption) (the "Negotiation Period"), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

6.10	Application of agreed alternative rate of interest

Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

6.11	Alternative rate of interest in absence of agreement

(a)	If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Facility Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender (and in consultation with SACE and SIMEST), set an interest period and interest rate representing the Reference Bank Rate for Euros.

(b)	If, following the end of the Negotation Period and request by the Facility Agent for a quotation by the Reference Banks pursuant to paragraph (a) above, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period and the Facility Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender (and in consultation with SACE and SIMEST), set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Euros or in any available currency of their or its contribution plus the Margin; and the procedure provided for by this Clause 6.11 (Alternative rate of interest in absence of agreement) shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Facility Agent.

6.12	Notice of prepayment

If the Borrower does not agree with an interest rate set by the Facility Agent under Clause 6.11 (Alternative rate of interest in absence of agreement), the Borrower may give the Facility Agent not less than 15 Business Days', or, if the Fixed Interest Rate has been selected pursuant to Clause 6.1 (Fixed or Floating Interest Rate), 30 days, notice of its intention to prepay at the end of the interest period set by the Facility Agent.

6.13	Prepayment; termination of Commitments

A notice under Clause 6.12 (Notice of prepayment) shall be irrevocable; the Facility Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender and, if the Fixed Interest Rate has been selected by the Borrower, SIMEST of the Borrower's notice of intended prepayment, and:

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(a)	on the date on which the Facility Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and6.6(b)(i); and

(b)	on the last Business Day of the Interest Period set by the Facility Agent, the Borrower shall prepay (without premium or penalty subject to the provisions of Clause 20.2 (Breakage costs and SIMEST arrangements)) the Loan or, as the case may be, the Affected Lender's Contribution, together with accrued interest thereon at the applicable rate (being either the Floating Interest Rate or the Fixed Interest Rate as specified by the Borrower pursuant to Clause 6.1 (Fixed or Floating Interest Rate)).

6.14	Application of prepayment

The provisions of Clause 16 (Cancellation, Prepayment and Mandatory Prepayment) shall apply in relation to the prepayment.

6.15	Certain Circumstances

Notwithstanding anything to the contrary in this Agreement:

(a)	in the event of any circumstances falling within paragraph (b) of Clause 6.6 (Unavailability of Screen Rate) which might affect the advance of the Loan on the Drawdown Date (the "Relevant Circumstances"):

(i)	occurring and being continuing on the date falling ninety (90) days before the Intended Delivery Date (the "Relevant Date"), each Lender will notify the Borrower (through the Facility Agent) of the Relevant Circumstances on the Relevant Date or, if the Relevant Date is not a Business Day, on the next following Business Day; and

(ii)	occurring after the Relevant Date, each Lender will notify the Borrower (through the Facility Agent) immediately upon such Lender becoming aware of the Relevant Circumstances;

(b)	in the event of any Relevant Circumstances falling within sub-paragraphs (i) or (ii) of paragraph (b) of Clause 6.6 (Unavailability of Screen Rate) (the "Pricing-Related Relevant Circumstances") occurring before the Loan is made available and notwithstanding the provisions of Clause 6.8 (Suspension of drawdown), each Lender will fund its respective Contributions by reference to the agreed alternative rate of interest in accordance with Clauses 6.9 (Negotiation of alternative rate of interest), 6.10 (Application of agreed alternative rate of interest) and 6.11 (Alternative rate of interest in absence of agreement) as if the provisions of such Clauses applied not only in the event that the Pricing-Related Relevant Circumstances have been notified by the Facility Agent to the Borrower after the making of the Loan but also before the making of the Loan;

(c)	in the event of any Relevant Circumstances falling within sub-paragraph (iii) of paragraph (b) of Clause 6.6 (Unavailability of Screen Rate) (the "Availability-Related Relevant Circumstances") occurring before the Loan is made and notwithstanding the provisions of Clause 6.8 (Suspension of drawdown), each Lender will enter into good faith discussions with the Borrower for a period not exceeding 10 Business Days in order to discuss a basis on which the Lenders could be able to fund their respective Contributions in Euros (or, if unavailable in Euros, then in any available currency). Such discussions shall be without obligation on the Lenders provided that during such discussion period, such circumstances continue.

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6.16	Change of currency

(a)	In the event that the SACE Agent notifies the Borrower that SIMEST has requested a change in the currency of the Loan in accordance with clause 6.3 of the Interest Make-up Agreement, the Borrower and the Lenders shall, without obligation, consider such request for a change of currency acting reasonably for a period of not exceeding 10 Business Days. Following such discussions the SACE Agent shall report the decision of the Facility Agent, the Borrower and the Lenders to SIMEST, providing their reason for any negative decision.

(b)	In the event that a change of currency is agreed the Parties agree to negotiate in good faith the necessary changes to this Agreement, the Finance Documents, the SACE Insurance Policy and the Interest Make-up Agreement in order to document the change in currency.

(c)	In the event that a change in currency is not acceptable to the Lenders or the Borrower, the provision of paragraph (c) of Clause 6.3 (Floating Interest Rate) shall apply.

6.17	Modification and/or discontinuation of certain benchmarks

Without prejudice to any other provisions of this Agreement, each Party acknowledges and agrees to the benefit of the other Party that:

(a)	EURIBOR and EONIA benchmarks (i) may be subject to methodological or other changes which could affect their value, (ii) may not comply with applicable laws and regulations (such as the European Benchmark Regulation as far as EURIBOR and EONIA are concerned) and/or (iii) may be permanently discontinued (in particular LIBOR which may be phased out after 2021).

(b)	The occurrence of any of the aforementioned events and/or a Screen Rate Replacement Event may have adverse consequences which may materially impact the economics of the financing transaction contemplated under this Agreement.

(c)	The Parties further acknowledge that if any of the aforementioned events and/or a Screen Rate Replacement Event is forthcoming, they shall enter into negotiations with a view to agreeing the necessary changes to this Agreement in order to preserve the economics of the financing transaction contemplated therein and, in particular, the margin initially agreed between the Parties. Such negotiations shall be carried out by each Party in good faith and in consideration of the then prevailing market practice (without prejudice to the particularities, as the case may be, of the transaction).

6.18	Replacement rate

(a)	If any of the events described in clause 6.17 (including a Screen Rate Replacement Event in relation to the Screen Rate) has occurred, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)	enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

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(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fall back and market disruption provisions for that Replacement Benchmark;

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practical, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(b)	If any Lender fails to respond to a request for an amendment to waiver described in paragraph (a) above, within fifteen (15) Business Days (or such longer period in relation to any request which the Borrower and the Facility Agent may agree) of that request being made:

(i)	its Commitment shall not be included for the purpose of calculating the Total Commitments under the relevant Loan when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

7	Interest Periods

7.1	Commencement of Interest Periods

The first Interest Period applicable to the Loan shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

7.2	Duration of Interest Periods

Subject to Clause 7.3 (Duration of Interest Periods for Repayment Instalments), each Interest Period shall be 6 months.

7.3	Duration of Interest Periods for Repayment Instalments

Any Interest Period that includes a Repayment Date shall expire on such Repayment Date.

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8	SACE Premium and Italian Authorities

8.1	SACE Premium

The estimated SACE Premium for an amount equal to [*] (being [*] per cent. ([*]%) of the Maximum Loan Amount), or any other amount communicated by SACE subject to the approval of all Lenders and the Borrower, is due and payable in two instalments as follows:

(a)	the first instalment of the SACE Premium being an amount of [*] per cent. ([*]%) of the SACE Premium (the "First Instalment") shall be paid by the Borrower to SACE (provided that the Borrower and the Lenders have been notified by the SACE Agent that the SACE Insurance Policy has been issued) on the earlier of (i) the date falling 30 days after the issuance of the SACE Insurance Policy and (ii) the date falling 6 months after the date of SACE's board approval or any other later date as communicated by SACE; and

(b)	the second instalment of the SACE Premium being an amount of [*] per cent. ([*]%) of the SACE Premium (the "Second Instalment") and shall be payable on or prior to the Drawdown Date. For the sake of clarity, no set-off with the First Instalment shall be permitted.

8.2	Reimbursement by the Borrower of the SACE Premium

The Borrower irrevocably agrees to pay the First Instalment, and to instruct the Lenders to pay the Second Instalment on behalf of the Borrower as follows:

(a)	the Borrower has requested and the Lenders have agreed to reimburse the payment of one hundred per cent. (100%) of the First Instalment to the Borrower on the Drawdown Date, it being agreed that such First Instalment shall be paid to SACE by the Borrower in accordance with paragraph (a) of Clause 8.1 (SACE Premium) and upon notification by the Facility Agent to the Borrower (i) of the issuance of the SACE Insurance Policy documentation in the form required by paragraph (g) of Clause 3.4 (No later than ninety (90) days before the Intended Delivery Date), and (ii) of the amount of the First Instalment; and

(b)	the Borrower has requested and the Lenders have agreed to finance the payment of one hundred per cent. (100%) of the Second Instalment on the Drawdown Date in accordance with paragraph (c) of Clause 2.1 (Amount of facility) of this Agreement.

Consequently, the Borrower hereby irrevocably instructs the Facility Agent on behalf of the Lenders to pay the Second Instalment to SACE on the Drawdown Date in accordance with paragraph (c) of Clause 2.1 (Amount of facility) of this Agreement and to reimburse the Borrower by the Borrower drawing under the Loan the amount of the First Instalment in accordance with paragraph (b) of Clause 2.1 (Amount of facility) of this Agreement.

The First Instalment and Second Instalment each financed by the Loan will be repayable in any event by the Borrower to the Lenders in the manner specified in Clause 5 (Repayment) and under any and all circumstances including but without limitation in the event of prepayment or acceleration of the Loan.

8.3	Italian Authorities

(a)	The Borrower acknowledges and agrees that the Facility Agent, the SACE Agent and the Lenders are entitled to provide the Italian Authorities with any information they may have relative to the Loan and the business of the Group, to allow the Italian Authorities to inspect all their records relating to this Agreement and the other Transaction Documents and to furnish them with copies thereof. Any such information relative to the Loan may also be given by any Italian Authorities to international institutions charged with collecting statistical data.

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(b)	The Borrower acknowledges that, in the making of any decision or determination or the exercise of any discretion or the taking or refraining to take any action under this Agreement or any of the other Finance Documents, the Facility Agent, the SACE Agent and the Lenders shall be deemed to have acted reasonably if they have acted on the instructions of either of the Italian Authorities.

(c)	Each Party further undertakes not to act in a manner which is inconsistent with the terms of the SACE Insurance Policy and the Interest Make-up Agreement.

8.4	Refund

(a)	The Borrower shall, at the latest on the date falling sixty (60) days before the Intended Delivery Date, provide a notice in writing to the SACE Agent (who will promptly forward it to other Lenders and SACE), signed by an authorised signatory of the Borrower, indicating the amount of the Loan to be drawn on the Delivery Date less (i) any amount cancelled and (ii) the Refund (as defined below) to be refunded in accordance with paragraph (b), such amount of the Refund to be confirmed by SACE at least six (6) Business Days prior to the Delivery Date. The Borrower hereby agrees and shall confirm in such notice that the remaining Commitments shall be deemed to be cancelled. The Borrower acknowledges, for the avoidance of doubt, that the shortfall to be paid to the Builder at the Delivery Date shall be funded and paid directly by the Borrower to the Builder.

(b)	If the Loan is less than the Maximum Loan Amount, and provided that no Event of Default has occurred and is then continuing and no loss has occurred under the SACE Insurance Policy, the Borrower shall be entitled to a refund of the Second Instalment of the SACE Premium in an amount calculated by SACE on the undrawn amount (the "Refund"). For the avoidance of doubt, the First Instalment of the SACE Premium is non-refundable, irrespective of whether any disbursements have been made under this Agreement and irrespective of whether the SACE Insurance Policy has been terminated.

(c)	Any refund of the Second Instalment of the SACE Premium, whether in whole or in part, must be expressly requested by the SACE Agent to SACE in writing following receipt by the SACE Agent of the Borrower's notice referred to in paragraph (a) above.

(d)	To the extent the Borrower is entitled to the Refund, SACE shall transfer the Refund as soon as practicably possible to the SACE Agent who shall as soon as practicably possible following receipt thereof transfer such amount to the Borrower. The Borrower hereby acknowledges that SACE shall not be liable to pay interest to the Borrower on the amount of the Refund.

(e)	Under the terms of the SACE Insurance Policy, the Parties acknowledge that SACE will withhold an amount of [*] per cent. ([*]%) from the amount of the SACE Premium to be refunded. Such withholding, charged as a lump sum to cover administration and management costs for the SACE Insurance Policy, may not, in any event, amount to less than [*] Euros (€[*]) or more than [*] Euros (€[*]), calculated by SACE as at the date of the refund request.

(f)	Except as set out in paragraphs (a) to (c) above, no part of the SACE Premium is refundable to any Obligor.

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(g)	In no event shall the SACE Agent be liable for any refund of the SACE Premium to be made by SACE or for the calculation of any Refund and/or withholding thereof.

9	Fees

9.1	Fees

The following fees shall be due by the Borrower and payable as required hereunder:

(a)	to the Facility Agent, for the benefit of the Joint Mandated Lead Arrangers, a Joint Mandated Lead Arranger structuring fee (the "Structuring Fee") in the amount and payable at the time separately agreed in writing between the Facility Agent and the Borrower;

(b)	to the Facility Agent, for the benefit of the Lenders, a commitment fee in Euros for the period from the Effective Date to the Delivery Date of the Ship, or the date of receipt by the Facility Agent of the written cancellation notice (as described in Clause 16.1(a)) or written termination notice (as described in Clause 16.1(b)) (as applicable) sent by the Borrower, whichever is the earliest, computed at the rate of:

(i)	from the Effective Date to and including 31 December 2019, [*] per cent. ([*]%) per annum;

(ii)	from 1 January 2020 to and including 31 December 2020, [*] per cent. ([*]%) per annum;

(iii)	from 1 January 2021 to and including 31 October 2022, [*] per cent. ([*]%) per annum;

(iv)	from 1 November 2022 to 31 March 2024, [*] per cent. ([*]%) per annum;

(v)	from 1 April 2024 to and including the Delivery Date, [*] per cent. ([*]%) per annum;

and calculated on the undrawn amount of the Maximum Loan Amount and payable in arrears on the date falling six (6) months after the Effective Date and on each date falling at the end of each following consecutive six (6) month period, with the exception of the commitment fee due in respect of the last period, which shall be paid on the Delivery Date, or the date of receipt by the Facility Agent of the written cancellation notice (as described in Clause 16.1(a)) or written termination notice (as described in Clause 16.1(b)) (as applicable) sent by the Borrower, whichever is the earliest, such commitment fee to be calculated on the actual number of days elapsed divided by three hundred and sixty (360). For the purpose of the computation of the periodical commitment fee payable to the Lenders, the Maximum Loan Amount is assumed to be four hundred and eighty million two hundred and forty eight thousand, nine hundred and sixty two Euros and sixty six cents (€480,248,962.66);

(c)	to the Facility Agent, for its own account, an agency fee in the amount and payable at the time separately agreed in writing between the Facility Agent and the Borrower;

(d)	to the SACE Agent, a SACE agency fee in the amount and payable at the time separately agreed in writing between the SACE Agent and the Borrower; and

(e)	to the Security Trustee, a security trustee fee in the amount and payable at the time separately agreed in writing between the Security Trustee and the Borrower.

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10	Taxes, Increased Costs, Costs and related Charges

10.1	Definitions

(a)	In this Agreement:

"Protected Party" means a Secured Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to a Secured Party under Clause 10.2 (Tax gross-up) or a payment under Clause 10.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 10 (Taxes, Increased Costs, Costs and related Charges) reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

10.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above if on the date on which the payment falls due the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender (having been given notice of the documentation requested under Clause 10.7 (Lender Status) at least 30 Business Days prior to such payment date) complied with its obligations under Clause 10.7 (Lender Status).

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Secured Party entitled to the payment evidence reasonably satisfactory to that Secured Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

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10.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Secured Party:

(A)	under the law of the jurisdiction in which that Secured Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Secured Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Lender's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Secured Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 10.2 (Tax gross-up) or would have been compensated for by an increased payment under Clause 10.2 (Tax gross-up) but was not so compensated solely because an exclusion in paragraph (d) of Clause 10.2 (Tax gross-up) applied, or relates to a FATCA Deduction required to be made by a Party; or

(iii)	with respect to the Taxes in the nature of a branch profits tax imposed by Section 884(a) of the Code that is imposed by any jurisdiction described in paragraph (b)(i)(B) above.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 10.3 (Tax indemnity), notify the Facility Agent.

10.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Creditor Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Creditor Party has obtained, retained and utilised that Tax Credit,

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the Creditor Party shall pay an amount to the Obligor which that Creditor Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

10.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

10.6	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Secured Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Secured Party to any Party under a Finance Document and such Secured Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Secured Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Secured Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Secured Party (the "Supplier") to any other Secured Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Secured Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Secured Party for the full amount of such cost or expense, including such part of it as represents VAT, save to the extent that such Secured Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 10.6 (VAT) to any Party being required to account to a tax authority for VAT shall, at any time when such Party is treated as a member of a group for VAT purposes, include a reference to another member of that group being required to so account to the relevant tax authority.

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(e)	In relation to any supply made by a Secured Party to any Party under a Finance Document, if reasonably requested by such Secured Party, that Party must promptly provide such Secured Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Secured Party's VAT reporting requirements in relation to such supply.

10.7	Lender Status

(a)	Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under a Finance Document shall deliver to the Facility Agent and the Borrower, at the time or times reasonably requested by the Facility Agent or the Borrower, such properly completed and executed documentation reasonably requested by the Facility Agent or the Borrower (and which it is reasonable for the Lender to complete and execute) as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Facility Agent or the Borrower, shall deliver such other documentation as prescribed by applicable law and reasonably requested by the Facility Agent or the Borrower as will enable the Facility Agent or the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(b)	Any Lender shall, to the extent it is legally entitled to do so, and where it is entitled to an exemption from, or reduction of, U.S. federal withholding tax, deliver to the Facility Agent and the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement or promptly thereafter (and from time to time thereafter as prescribed by applicable law or upon the request of the Facility Agent or the Borrower), duly executed and properly completed copies of Internal Revenue Service Form W-9 or W-8, as applicable, certifying that it is not subject to U.S. federal backup withholding and, in the case of a non-U.S. Lender that is eligible for an exemption from, or reduction of, U.S. federal withholding Tax establishing an exemption from, or reduction of, U.S. federal withholding Tax.

10.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Facility Agent and the other Secured Parties.

10.9	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

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(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Creditor Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	Each Lender shall, within ten Business Days of (i) where the relevant Lender is a Lender at the date of this Agreement, the date of this Agreement and (ii) where the relevant Lender is a Transferee Lender, the effective date of a Transfer Certificate under Clause 24.4 (Effective Date of Transfer Certificate), supply to the Facility Agent:

(i)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(ii)	any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

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(h)	The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

(i)	Each Party acknowledges that CDP is a FATCA Exempt Party pursuant to article 1, paragraph 11.1(e) of the Italian Mef Decree dated 6 August 2015 enacting Italian law of 18 June 2015 no. 95, which ratified the agreement between the Government of the US and the Government of the Republic of Italy to improve international tax compliance and to implement FATCA, signed in Rome in 10 January 2014.

10.10	Increased Costs

(a)	If after the date of this Agreement by reason of (x) any change in law or in its interpretation or administration and/or (y) compliance with any request from or requirement of any central bank or other fiscal, monetary or other authority including but without limitation the Basel Committee on Banking Regulations and Supervisory Practices whether or not having the force of law:

(i)	any of the Lenders incurs a cost as a result of its performing its obligations under this Agreement and/or its making available its Commitment hereunder; or

(ii)	there is any increase in the cost to any of the Lenders of funding or maintaining all or any of the advances comprised in a class of advances formed by or including its Commitment advanced or to be advanced by it hereunder; or

(iii)	any of the Lenders incurs a cost as a result of its having entered into and/or its assuming or maintaining its commitment under this Agreement; or

(iv)	any of the Lenders becomes liable to make any payment on account of Tax or otherwise (other than Tax on its overall net income) on or calculated by reference to the amount of its Commitment advanced or to be advanced hereunder and/or any sum received or receivable by it hereunder; or

(v)	any of the Lenders suffers any decrease in its rate of return as a result of any changes in the requirements relating to capital ratios, monetary control ratios, the payment of special deposits, liquidity costs or other similar requirements affecting that Lender, then the Borrower shall on demand pay to the Facility Agent for the account of the relevant Lender or Lenders amounts sufficient to indemnify the relevant Lender or Lenders against, as the case may be, such cost, such increased cost (or such proportion of such increased cost as is in the reasonable opinion of the relevant Lender or Lenders attributable to the funding or maintaining of its or their Commitment(s) hereunder) or such liability.

(b)	This Clause 10.10 (Increased Costs) does not apply to the extent any increased cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 10.3 (Tax indemnity) (or would have been compensated for under Clause 10.3 (Tax indemnity) but was not compensated solely because any of the exclusions in paragraph (b) of Clause 10.3 (Tax indemnity) applied); or

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(iv)	attributable to the wilful breach by the relevant Creditor Party or its Affiliates of any law of regulation.

In this Clause 10.10 (Increased Costs), a reference to a "Tax Deduction" has the same meaning given to the term in Clause 10.1 (Definitions).

(c)	A Lender affected by any provision of this Clause 10.10 (Increased Costs) shall promptly inform the Facility Agent after becoming aware of the relevant change and its possible results (which notice shall be conclusive evidence of the relevant change and its possible results) and the Facility Agent shall, as soon as reasonably practicable thereafter, notify the Borrower of the change and its possible results. Without affecting the Borrower's obligations under this Clause 10.10 (Increased Costs) and in consultation with the Facility Agent and the Italian Authorities, the affected Lender will then take all such reasonable steps as may be open to it to mitigate the effect of the change (for example (if then possible) by changing its Facility Office or transferring some or all of its rights and obligations under this Agreement to another financial institution reasonably acceptable to the Borrower, the Facility Agent and the Italian Authorities). The reasonable costs of mitigating the effect of any such change shall be borne by the Borrower save where such costs are of an internal administrative nature and are not incurred in dealings by any Lender with third parties.

10.11	Transaction Costs

(a)	The Borrower undertakes to pay to the Facility Agent, the SACE Agent and the Security Trustee as applicable:

(i)	upon demand, all costs and expenses, duties and fees, including, but without limitation, pre-agreed legal costs (which, for avoidance of doubt are exclusive of VAT and disbursements) out of pocket expenses and travel costs, reasonably incurred by the Italian Authorities, the Joint Mandated Lead Arrangers, the Security Trustee, the Facility Agent, the SACE Agent and the Lenders (but not including any bank which becomes a Lender after the date of this Agreement) in connection with the negotiation, preparation, execution and perfection of all agreements, guarantees, security agreements and related documents entered into, or to be entered into, for the purpose of the transaction contemplated hereby; and

(ii)	all costs and expenses (including legal fees) (together with any applicable VAT), duties and fees incurred by the Facility Agent, the Security Trustee, the Joint Mandated Lead Arrangers, the SACE Agent, the Lenders or the Italian Authorities in connection with the registration, filing, enforcement or discharge of the said guarantees or security interests, including, without limitation, the fees and expenses of legal advisers and insurance experts (provided that such insurance costs are not to exceed ten thousand Dollars ($10,000)) and the related travel and out of pocket expenses.

(b)	the Borrower further undertakes to pay:

(i)	to the Facility Agent, all costs, expenses, duties and fees incurred by the Facility Agent, the SACE Agent, the Security Trustee, the Lenders and the Italian Authorities in connection with any amendment or variation of this Agreement and the related documents, guarantees and security agreements, any supplements thereto and waiver given in relation thereto and in connection with the investigation of any potential Event of Default;

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(ii)	to the Security Trustee the amount of all costs and expenses (together with any applicable VAT) incurred in connection with the enforcement or preservation of any rights under this Agreement and/or the related guarantees and security agreements, (including in each case the fees and expenses of legal advisers) and any proceedings instituted by or against the Security Trustee as a consequence of taking or holding the Security Interest and/or the Security Property or enforcing these rights.

10.12	Costs of delayed Delivery Date

The Borrower undertakes to pay to the Facility Agent, upon demand, any costs incurred by the Lenders and/or the Italian Authorities in funding the Loan in the event that the Delivery Date is later than the Intended Delivery Date unless the Borrower has given the Facility Agent at least three (3) Business Days' notification of such delay in the Delivery Date.

10.13	SACE obligations

To the extent that this Clause 10 (Taxes, Increased Costs, Costs and related Charges) imposes obligations or restrictions on a Secured Party, such obligations or restrictions shall not apply to SACE and SACE shall have no obligations hereunder nor be constrained by such restrictions.

11	Representations and Warranties

11.1	Timing and repetition

The following applies in relation to the time at which representations and warranties are made and repeated:

(a)	the representations and warranties in Clause 11.2 (Continuing representations and warranties) are made on the date of this Agreement (apart from the representation at paragraphs (ee) and (ff) of Clause 11.2 (Continuing representations and warranties) which shall only be made on the date of this Agreement and the Effective Date and shall not be further repeated) and shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances subsisting, as if made on each day until the Borrower has no remaining obligations, actual or contingent, under or pursuant to this Agreement or any of the other Finance Documents; and

(b)	the representations and warranties in Clause 11.3 (Representations on the Delivery Date) are made on the Delivery Date and shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances subsisting, as if made thereafter on each day until the Borrower has no remaining obligations, actual or contingent, under or pursuant to this Agreement or any of the other Finance Documents.

11.2	Continuing representations and warranties

The Borrower represents and warrants to each of the Secured Parties that:

(a)	each Obligor is a limited liability company or body corporate duly organised, formed or (as the case may be) incorporated, constituted and validly existing under the laws of the country of its formation or (as the case may be) incorporation, possessing perpetual existence, the capacity to sue and be sued in its own name and the power to own and charge its assets and carry on its business as it is now being conducted;

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(b)	the membership interests of the Member in the Borrower are represented by Common Units. 1,000 Common Units are authorised for issuance, all of which are held by the Member;

(c)	the legal title to and beneficial interest in the equity in the Borrower is held free of any Security Interest (other than pursuant to the Pledge Agreement) or any other claim by the Member;

(d)	none of the equity in the Borrower is subject to any option to purchase, pre-emption rights or similar rights;

(e)	each Obligor has the power to enter into and perform this Agreement and those of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby and has taken all necessary action to authorise the entry into and performance of this Agreement and such other Transaction Documents and such transactions;

(f)	this Agreement and each other Transaction Document constitutes (or will constitute when executed) legal, valid and binding obligations of each Obligor expressed to be a party thereto enforceable in accordance with their respective terms and in entering into this Agreement and borrowing the Loan, the Borrower is acting on its own account;

(g)	the entry into and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby do not and will not conflict with:

(i)	any law or regulation or any official or judicial order; or

(ii)	the constitutional documents of any Obligor; or

(iii)	any agreement or document to which any Obligor is a party or which is binding upon such Obligor or any of its assets,

nor result in the creation or imposition of any Security Interest on the Borrower or its assets pursuant to the provisions of any such agreement or document, except for Security Interests which qualify as Permitted Security Interests with respect to the Borrower;

(h)	except for:

(i)	the filing of UCC-1 financing statements against the Borrower in respect of those Finance Documents to which it is a party and which create Security Interests;

(ii)	the recording of the Mortgage in the office of the Marshall Islands Registry; and

(iii)	the registration of the Ship under an Approved Flag,

all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Agreement and each of the other Transaction Documents to which any Obligor is a party and the transactions contemplated thereby have been obtained or effected and are in full force and effect except authorisations, approvals, consents, licences, exemptions, filings and registrations required in the normal day to day course of the operation of the Ship and not already obtained by the Borrower;

(i)	it is disregarded as an entity separate from its owner for U.S. federal Tax purposes;

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(j)	all written information furnished by any Obligor relating to the business and affairs of any Obligor in connection with this Agreement and the other Transaction Documents (but excluding any forward looking statements and projections) was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading;

(k)	each Obligor has fully disclosed to the Facility Agent all facts relating to each Obligor which it knows or should reasonably know and which might reasonably be expected to influence the Lenders in deciding whether or not to enter into this Agreement;

(l)	the obligations of the Borrower, the Member and the Guarantor under the Finance Documents rank at least pari passu with all its other present unsecured and unsubordinated indebtedness with the exception of any obligations which are mandatorily preferred by law;

(m)	the Borrower is and shall remain, after the advance to it of the Loan, solvent in accordance with the laws of the state of Delaware and the United Kingdom and in particular with the provisions of the Insolvency Act 1986 (as from time to time amended) and the requirements thereof;

(n)	neither the Borrower nor any other Obligor has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any of them for the reorganisation, winding-up, dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of any of them or any or all of their assets or revenues nor has it sought any other relief under any applicable insolvency or bankruptcy law;

(o)	(in relation to any date on which this representation and warranty is deemed to be repeated pursuant to paragraph (a) of Clause 11.1 (Timing and repetition)) the latest available annual consolidated audited accounts of the Guarantor at the date of repetition (which accounts have been prepared in accordance with GAAP) fairly represent the financial condition of the Guarantor as shown in such audited accounts;

(p)	none of the Obligors nor any of their respective assets enjoys any right of immunity (sovereign or otherwise) from set-off, any legal action or proceeding including, without limitation, suit, attachment prior to judgment, execution or other enforcement in respect of their obligations under this Agreement or any of the other Transaction Documents or by any relevant or applicable law;

(q)	all of the limited liability company interest in the Borrower and all shares or limited liability company interest in any Approved Manager which is a member of the Group shall be legally and beneficially owned directly or indirectly by (in the case of the Borrower), the Member and (in the case of such Approved Manager) the Guarantor and such structure shall remain so throughout the Security Period;

(r)	the copy of the Shipbuilding Contract is a true and complete copy of such document constituting valid and binding obligations of the parties thereto enforceable in accordance with its terms and, subject to Clause 12.23 (Shipbuilding Contract), no amendments thereto or variations thereof have been agreed nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable;

(s)	the Borrower is the sole legal and beneficial owner of all rights and interests which the Shipbuilding Contract creates in favour of the Borrower;

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(t)	any borrowing by the Borrower under this Agreement, and the performance of its obligations under this Agreement and the other Transaction Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to "money laundering" as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities (as amended by Directive 2001/97/EC of the European Parliament and of the Council of 4 December 2001); and

(u)	no Obligor:

(i)	nor to its knowledge, any director, manager, officer or Affiliate of any Obligor or any member of the Group, is a Prohibited Person;

(ii)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person; or

(iii)	owns or controls a Prohibited Person;

(v)	no proceeds of the Loan shall be made available directly or indirectly to or for the benefit of a Prohibited Person or in a Prohibited Jurisdiction nor shall they be otherwise directly or indirectly applied in a manner or for a purpose prohibited by Sanctions or in any other manner that would result in a violation of any Sanctions by any Obligor or any Creditor Party;

(w)	the choice of governing law of each Transaction Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions and any judgment obtained in relation to a Transaction Document to which it is a party in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions;

(x)	for the purposes of The Council of the European Union Regulation No. 2015/848 on Insolvency Proceedings (recast) (the "Regulation"), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated outside of the European Union and it has no "establishment" (as that term is used in Article 2(10) of the Regulation) in a European Union country;

(y)	no investments made and no payments made, received or to be made by the Borrower, the Member or the Guarantor under this Agreement, the Transaction Documents or any Finance Document have been or shall be funded, whether directly or, to the knowledge of the Borrower, indirectly, out of funds of Illicit Origin or otherwise derived from any activity with a Prohibited Person or in a Prohibited Jurisdiction or which would otherwise cause any Party to be in breach of any Sanctions and none of the sources of funds to be used by the Borrower, the Member or the Guarantor in connection with the Transaction Documents, the construction of the Ship or its business are, whether directly or, to the knowledge of the Borrower, indirectly, of Illicit Origin or derived from any activity with a Prohibited Person or in a Prohibited Jurisdiction;

(z)	no Prohibited Payment has been or will be received, made or provided, directly or indirectly, by (or on behalf of) the Borrower, the Member or the Guarantor (with respect to the Member and the Guarantor, to the best of the Borrower's knowledge), any of its affiliates or its officers, directors, managers, or any other person acting on its behalf to, or for the benefit of, any authority or public or government entity (or any official, officer, director, manager, agent or key employee of, or other person with management responsibilities in, of any authority or public or government entity) in connection with the Ship, this Agreement and/or the Finance Documents;

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(aa)	no event has occurred which constitutes a default under or in respect of any Transaction Document to which any Obligor or the Builder is a party or by which any Obligor or the Builder may be bound (including (inter alia) this Agreement) and no event has occurred which constitutes a default under or in respect of any agreement or document to which any Obligor is a party or by which any Obligor may be bound to an extent or in a manner which might have a material adverse effect on the ability of that Obligor to perform its obligations under the Transaction Documents to which it is a party;

(bb)	none of the assets or rights of the Borrower is subject to any Security Interest except any Security Interest which (i) qualifies as a Permitted Security Interest with respect to the Borrower or (ii) is permitted by Clause 12.8 (Negative pledge) of this Agreement;

(cc)	no litigation, arbitration or administrative proceedings are current or pending or, to its knowledge, threatened, which might, if adversely determined, have a material adverse effect on the ability of an Obligor to perform its obligations under the Transaction Documents to which it is a party;

(dd)	to the best of its knowledge, each of the Obligors has complied in all material respects with all taxation laws in all jurisdictions in which it is subject to taxation and has paid all material Taxes due and payable by it;

(ee)	it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to which it is a party with respect to any Lender that provides the documentation described in paragraph (b) of Clause 10.7 (Lender Status) indicating that it is not subject to tax withholding;

(ff)	under the laws of its Relevant Jurisdictions it is not necessary that any stamp or similar taxes or fees be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by those Finance Documents;

(gg)	each member of the Group has good and marketable title to all its assets which are reflected in the audited accounts referred to in paragraph (o) of Clause 11.2 (Continuing representations and warranties);

(hh)	none of the Obligors has a place of business in any jurisdiction (except as already disclosed) which requires any of the Finance Documents to be filed or registered in that jurisdiction to ensure the validity of the Finance Documents to which it is a party;

(ii)	the Borrower does not have a place of business in any country (except as already disclosed) other than that of its Original Jurisdiction;

(jj)	the Borrower is in all material respects (except in the case of compliance with Sanctions which the Borrower complies with in all respects) compliant with all laws or regulations relating to it and its business generally;

(kk)	each of the Obligors and each member of the Group:

(i)	is in compliance with all Environmental Laws and Environmental Approvals provided that any non-compliance would not be expected to result in a Material Adverse Effect;

(ii)	has not received any notice or threat of any Environmental Claim against any member of the Group and no person has claimed that an Environmental Incident has occurred in each case that would reasonably be expected to result in a Material Adverse Effect;

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(iii)	confirms that no Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred in each case that would reasonably be expected to result in a Material Adverse Effect;

(ll)	the Borrower has read and acknowledged the principles provided under the Code of Ethics and Model;

(mm)	the Borrower has implemented adequate internal procedures aimed at preventing commission of crimes provided under Legislative Decree 231/01;

(nn)	no litigation is pending against the Borrower in relation to administrative liability provided under Legislative Decree 231/01;

(oo)	no final judgment under Legislative Decree 231/01 has been issued against the Borrower and no plea bargain (also known as patteggiamento under Italian law) has been agreed by the Borrower pursuant to article 444 of the Italian code of criminal procedure; and

(pp)	neither the Borrower nor any of its assets are subject to any precautionary measure provided under Legislative Decree 231/01.

11.3	Representations on the Delivery Date

The Borrower further represents and warrants to each of the Secured Parties at the Delivery Date that:

(a)	the Ship is in its absolute and unencumbered ownership save as contemplated by the Finance Documents;

(b)	the Ship is registered in its name under the laws and flag of the Maritime Registry;

(c)	the Ship is classed with the highest classification available for a Ship of its type free of all recommendations and qualifications with Lloyd's Register, RINA or Bureau Veritas;

(d)	the Ship is operationally seaworthy and in compliance with all relevant provisions, regulations and requirements (statutory or otherwise) applicable to ships registered under the laws and flag of the Maritime Registry;

(e)	the Ship is in compliance with the ISM Code, the ISPS Code and Annex VI as they relate to the Borrower, any Approved Manager and the Ship;

(f)	the Ship is insured in accordance with the provisions of Clause 14 (Insurance Undertakings) and in compliance with the requirements therein in respect of such insurances;

(g)	the Ship is managed by the Approved Manager and, in the event that the Approved Manager is not a member of the Group, on and subject to the terms set out in the Management Agreement;

(h)	there is no agreement or understanding to allow or pay any rebate, premium, inducement, commission, discount or other benefit or payment (however described) to the Borrower or any other member of the Group, the Builder or a third party in connection with the purchase by the Borrower of the Ship, other than as disclosed to the Facility Agent in writing on or before the date of this Agreement;

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(i)	no Obligor has delivered particulars, whether in its name stated in the Finance Documents or any other name, of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or, if it has so registered, it has provided to the Facility Agent sufficient details to enable an accurate search against it to be undertaken by the Lenders at the Companies Registry;

(j)	the Borrower is in all material respects (except in the case of compliance with Sanctions which the Borrower complies with in all respects) compliant with all laws or regulations relating to the Ship, its ownership, employment, operation, management and registration; and

(k)	the copies of any Management Agreement, any charter and any charter guarantee which require a notice of assignment to be served under the terms of the General Assignment (if any) and any other relevant third party agreements including but without limitation the copies of any documents in respect of the Insurances delivered to the Facility Agent are true and complete copies of each such document constituting valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and, subject to Clause 13.2 (Management and employment), no amendments thereto or variations thereof have been agreed nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable.

12	General Undertakings

12.1	General

The Borrower undertakes with each Secured Party to comply with the following undertakings during the Security Period:

12.2	Information

The Borrower will provide to the Facility Agent for the benefit of the Lenders and SACE (or will procure the provision of):

(a)	as soon as practicable (and in any event within one hundred and twenty (120) days after the close of its financial year) a Certified Copy of the audited consolidated accounts of the Guarantor and its subsidiaries for that year (commencing with accounts made up to 31 December 2018 in the case of the consolidated accounts of the Guarantor);

(b)	as soon as practicable (and in any event within ninety (90) days of the commencement of each financial year) the budgetary forecast (profit and loss statement, balance sheet statement and cash flow statement) for the two following years for the Guarantor;

(c)	as soon as practicable (and in any event within forty-five (45) days of the end of the contemplated quarter for the first three quarters in any fiscal year and within 90 days for the final quarter) a copy of the unaudited consolidated quarterly management accounts (including current and year-to-date profit and loss statements and balance sheet compared to the previous year and to budget) of the Guarantor (it being understood that the delivery by the Guarantor of quarterly or annual reports as filed with the Securities and Exchange Commission in respect of the Guarantor and its consolidated subsidiaries shall satisfy all the requirements of paragraph (a) and of this paragraph (c));

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(d)	promptly, such further information in its possession or control regarding the condition or operations of the Ship and its financial condition and operations of the Borrower and those of any company in the Group as the Facility Agent may reasonably request for the benefit of the Secured Parties; and

(e)	details of any material litigation, arbitration or administrative proceedings (including proceedings relating to any alleged or actual breach of Sanctions, the ISM Code of the ISPS Code) which affect any company in the Group as soon as the same are instituted and served, or, to the knowledge of the Borrower, threatened (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding twenty million Dollars ($20,000,000) or the equivalent in another currency provided that this threshold shall not apply to any proceedings relating to Sanctions).

All accounts required under this Clause 12.2 (Information) shall be prepared in accordance with GAAP and shall fairly represent the financial condition of the relevant company.

12.3	Equator Principles Compliance

Upon the request of the Facility Agent, the Borrower shall provide to the Facility Agent information as may be reasonably requested by the Lenders for the purposes of monitoring that the Borrower conducts its operations in all material respects in accordance with the Equator Principles.

12.4	Sanctions and Illicit Payments

(a)	The Borrower shall not directly or indirectly use or make available any of the proceeds of the Loan to or for the benefit of a Prohibited Person or in a Prohibited Jurisdiction nor shall they be otherwise directly or indirectly applied in a manner or for a purpose prohibited by Sanctions or in any other manner that would result in a violation of any Sanctions by any Obligor or any Creditor Party.

(b)	No payments made or received by the Borrower, the Member, the Guarantor or any Approved Manager which is a member of the Group under this Agreement or any Finance Document shall be funded directly or, to the knowledge of the Borrower, indirectly out of funds of Illicit Origin or derived from any activity with a Prohibited Person or in a Prohibited Jurisdiction or which would otherwise cause any Party to be in breach of any Sanctions, and none of the sources of funds to be used by the Borrower, the Member, the Guarantor or any Approved Manager which is a member of the Group in connection with the Transaction Documents or the construction of the Ship or its business shall be of directly or, to the knowledge of the Borrower, indirectly Illicit Origin or derived from any activity with a Prohibited Person or in a Prohibited Jurisdiction.

(c)	Without limiting the generality of the foregoing, no Loan nor any proceeds of the Loan shall be used to finance trade of equipment or any other kind of activity in relation to goods, technologies or sectors in a manner or for a purpose prohibited by Sanctions.

12.5	Prohibited Payments

No Prohibited Payment shall be received, made or provided, directly or indirectly, by (or on behalf of) the Borrower, the Member, the Guarantor or any of their affiliates, officers, directors, managers or any other person acting on its behalf to, or for the benefit of, any authority or public or government entity (or any official, officer, director, manager, agent or key employee of, or other person with management responsibilities in, of any authority or public or government entity) in connection with the Ship, this Agreement and/or the Finance Documents.

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12.6	Notification of default

The Borrower will notify the Facility Agent of any Event of Default forthwith upon becoming aware of the occurrence thereof. Upon the Facility Agent's request from time to time the Borrower will issue a certificate stating whether any Obligor is aware of the occurrence of any Event of Default.

12.7	Consents and registrations

The Borrower will procure that (and will promptly furnish Certified Copies to the Facility Agent on the request of the Facility Agent of) all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable it or any Obligor to perform its obligations under, and ensure the validity or enforceability of, each of the Transaction Documents are obtained and promptly renewed from time to time and will procure that the terms of the same are complied with at all times. Insofar as such filings or registrations have not been completed on or before the Drawdown Date the Borrower will procure the filing or registration within applicable time limits of each Finance Document which requires filing or registration together with all ancillary documents required to preserve the priority and enforceability of the Finance Documents.

12.8	Negative pledge

The Borrower will not create or permit to subsist any Security Interest on the whole or any part of its present or future assets, except for the following:

(a)	Security Interests created with the prior consent of the Facility Agent and the Security Trustee; or

(b)	Security Interests qualifying as Permitted Security Interests with respect to the Borrower and described in paragraphs (a) and (b) of the definition of "Permitted Security Interests" in Clause 1.1 (Definitions); or

(c)	Security Interests qualifying as Permitted Security Interests with respect to the Borrower and described in paragraph (C), (E), (H) or (I) of such definition, provided that insofar as they are enforceable against the Ship they do not prevail over the Mortgage.

12.9	Disposals

Except in the case of a sale of the Ship if the completion of the sale is contemporaneous with prepayment of the Loan in accordance with the provisions of Clause 16.3 (Mandatory prepayment – Sale and Total Loss) and except for charters and other arrangements complying with Clause 13.1 (Pooling of earnings and charters) the Borrower shall not without the consent of the Majority Lenders and SACE, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily:

(a)	sell, transfer, lease or otherwise dispose of the Ship or any of the Ship's equipment except in the case of items:

(i)	being replaced (by an equivalent or superior item) or renewed; or

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(ii)	that are being disposed of in the ordinary course of business,

provided that in the case of both sub-paragraphs (i) and (ii) above the net impact does not reduce the value of the Ship and, in the case of sub-paragraph (ii), the value of any such disposals during the term of this Agreement do not, in aggregate, exceed ten million Dollars ($10,000,000);

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having the same effect in circumstances where the arrangement or transaction is entered into primarily as a method of raising financial indebtedness or of financing the acquisition of an asset.

12.10	Change of business

Except with the prior consent of the Facility Agent, the Borrower shall not make or threaten to make any substantial change in its business as presently conducted, namely that of a single ship owning company for the Ship, or change its place of business to any country other than that of its Original Jurisdiction, or carry on any other business which is substantial in relation to its business as presently conducted so as to affect, in the opinion of the Facility Agent, the Borrower's ability to perform its obligations hereunder.

12.11	Mergers

Except with the prior consent of the Lenders and SACE and subject to compliance with all necessary "know your customer" requirements, the Borrower will not enter into any amalgamation, restructure, substantial reorganisation, merger, de-merger or consolidation or anything analogous to the foregoing nor will it acquire any equity, share capital or obligations of any corporation or other entity.

12.12	Maintenance of status and franchises

The Borrower will do all such things as are necessary to maintain its limited liability company existence in good standing and will ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business.

12.13	Financial records

The Borrower will keep proper books of record and account, in which proper and correct entries shall be made of all financial transactions and the assets, liabilities and business of the Borrower in accordance with GAAP.

12.14	Financial Indebtedness and subordination of indebtedness

The following restrictions shall apply:

(a)	otherwise than in the ordinary course of business as owner of the Ship, except as contemplated by this Agreement and except any loan, advance or credit extended by the Guarantor or any member of the Group which is a wholly owned Subsidiary of the Guarantor, the Borrower will not create, incur, assume or allow to exist any financial indebtedness, enter into any finance lease or undertake any material capital commitment (including but not limited to the purchase of any capital asset); and

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(b)	the Borrower shall procure that:

(i)	any and all indebtedness (and in particular with any other Obligor) is at all times fully subordinated to the Finance Documents and the obligations of the Borrower hereunder; and

(ii)	if required by any applicable laws, the subordinated liabilities created pursuant to such indebtedness shall be subject to security (in form and substance satisfactory to the Secured Parties) in favour of the Security Trustee ("Subordinated Debt Security") and any related legal opinions shall be issued if so required by the Secured Parties; and

(iii)	upon the occurrence of an Event of Default, the Borrower shall not make any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing such indebtedness. In this paragraph (b) of Clause 12.14 (Financial Indebtedness and subordination of indebtedness) "fully subordinated" shall mean that any claim of the lender against the Borrower in relation to such indebtedness shall rank after and be in all respects subordinate to all of the rights and claims of the Secured Parties under this Agreement and the other Finance Documents and that the lender shall not take any steps to enforce its rights to recover any monies owing to it by the Borrower and in particular but without limitation the lender will not institute any legal or quasi-legal proceedings under any jurisdiction at any time against the Ship, her Earnings or Insurances or the Borrower and it will not compete with the Secured Parties or any of them in a liquidation or other winding-up or bankruptcy of the Borrower or in any proceedings in connection with the Ship, her Earnings or Insurances.

12.15	Investments

The Borrower shall not:

(a)	be the creditor in respect of any loan or any form of credit to any person other than another Obligor and where such loan or form of credit is Permitted Financial Indebtedness;

(b)	give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which the Borrower assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents.

(c)	enter into any material agreement other than:

(i)	the Transaction Documents;

(ii)	any other agreement expressly allowed under any other term of this Agreement; and

(d)	enter into any transaction on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms' length; or

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(e)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks.

12.16	Unlawfulness, invalidity and ranking; security imperilled

No Obligor shall do (or fail to do) or cause or permit another person to do (or omit to do) anything which is likely to:

(a)	make it unlawful for an Obligor to perform any of its obligations under the Transaction Documents;

(b)	cause any obligation of an Obligor under the Finance Documents to cease to be legal, valid, binding or enforceable if that cessation individually or together with any other cessations materially or adversely affects the interests of the Secured Parties under the Transaction Documents;

(c)	cause any Transaction Document to cease to be in full force and effect;

(d)	cause any Security Interest to rank after, or lose its priority to, any other Security Interest; and

(e)	imperil or jeopardise any Security Interest.

12.17	Distributions

The Borrower shall not make or pay any distribution (in cash or in kind) in respect of its equity interests other than distributions that are transferred to the Member or the Guarantor provided that no Event of Default has occurred or is continuing or would result from the payment of any distribution.

12.18	Loans and guarantees by the Borrower

Otherwise than in the ordinary course of business in its ownership and operation of the Ship following the Delivery Date, the Borrower will not make any loan or advance or extend credit to any person, firm or corporation (other than as permitted pursuant to paragraph (a) of Clause 12.15 (Investments)), or issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, firm or corporation.

12.19	Acquisition of shares

The Borrower will not:

(a)	acquire any equity, share capital, assets or obligations of any corporation or other entity; or

(b)	permit any of its limited liability company interests to be directly held other than by the Member.

12.20	Further assurance

The Borrower will, from time to time on being required to do so by the Facility Agent, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Facility Agent as the Facility Agent may reasonably consider necessary for giving full effect to any of the Transaction Documents, the Interest Make-up Agreement or the SACE Insurance Policy or securing to the Secured Parties the full benefit of the rights, powers and remedies conferred upon the Secured Parties or any of them in any such Transaction Document, the Interest Make-up Agreement or the SACE Insurance Policy.

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12.21	Irrevocable payment instructions

The Borrower shall not modify, revoke or withhold the payment instructions set out in Clause 4.1 (Borrower's irrevocable payment instructions) without the agreement of the Builder (in the case of paragraph (a) of Clause 4.1 (Borrower's irrevocable payment instructions) only), the Facility Agent, SACE and the Lenders.

12.22	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (a)(iii) of Clause 12.22 ("Know your customer" checks), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it or the Lenders (acting reasonably) require any additional documents to supplement those already provided, the Borrower shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (a)(iii) of Clause 12.22 ("Know your customer" checks), on behalf of any prospective new Lender) in order for the Facility Agent and, such Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of a Servicing Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Servicing Party (for itself) in order for that Servicing Party to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.23	Shipbuilding Contract

(a)	The Shipbuilding Contract constitutes legal, valid and binding and enforceable obligations of the Builder and accordingly the Borrower shall not modify the Shipbuilding Contract, directly or indirectly, in such a manner that would result in a change of the type, principal dimensions or class of the Ship or decrease the value of the Ship by equal to or greater than 5 per cent. (in aggregate) without the prior written consent of the Lenders and SACE.

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(b)	The Borrower will, therefore, submit to the Facility Agent any proposals for any such modification and SACE and the Facility Agent on behalf of the Lenders will indicate in a timely manner whether the modification proposed will allow the Loan to be maintained.

(c)	The Borrower also undertakes to notify the Facility Agent of any change in the Intended Delivery Date as soon as practicable after each change has occurred.

(d)	The Borrower shall notify the Facility Agent promptly, and in any event within ten (10) Business Days of any other changes to the Shipbuilding Contract (other than Minor Modifications) and provide copies of the same to the Facility Agent.

(e)	The Borrower undertakes to notify the Facility Agent promptly of any termination and/or repudiation of the Shipbuilding Contract (including a termination and/or repudiation pursuant to article 32 of the Shipbuilding Contract).

(f)	For the avoidance of doubt, all modifications not falling under paragraph (a) above shall be permitted and the Borrower shall not be obliged to seek or obtain any consent from the Lenders and/or SACE in respect of any such modifications subject to the notification requirements as set out in paragaphs (d) and (e) above.

12.24	Compliance with laws etc.

The Borrower shall:

(a)	comply, or procure compliance with:

(i)	in all material respects (except in the case of compliance with Sanctions which the Borrower shall comply with in all respects), all laws and regulations relating to it and its business generally; and

(ii)	in all material respects (except in the case of compliance with Sanctions which the Borrower shall comply with in all respects), all laws or regulations relating to the Ship, its ownership, employment, operation, management and registration, including the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions and the laws of the Approved Flag;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals which are applicable to it; and

(c)	without limiting paragraph (a) above, not employ the Ship nor allow its employment, operation or management in any Prohibited Jurisdiction or in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions and applicable anti-corruption laws.

12.25	Most favoured nations

The Borrower shall procure that if at any time after the date of this Agreement the Guarantor enters into any financial contract or financial document relating to any Financial Indebtedness with or which has the support of any export credit agency and which contains pari passu provisions or cross default provisions which are more favourable to the lenders than those contained in paragraph (l) of Clause 11.2 (Continuing representations and warranties) and Clause 18.6 (Cross default) respectively, the Borrower or the Guarantor shall immediately notify the Facility Agent of such provisions and the relevant provisions contained in this Agreement shall be deemed amended so that such more favourable pari passu provisions or cross default provisions are granted to the Creditor Parties pursuant to this Agreement.

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12.26	Code of Ethics and Model

(a)	The Borrower shall not behave so as to cause any of the following persons to violate the principles set out in the Code of Ethics and/or Model:

(i)	persons who are representatives, administrators or managers of CDP or of any of its organizational units with financial and functional independence;

(ii)	persons who are managed or supervised by one of the persons referred to in paragraph (i) above; or

(iii)	external advisors of CDP.

(b)	The Borrower shall maintain adequate internal procedures aimed at preventing liabilities provided under Legislative Decree 231/01.

(c)	The Borrower shall inform CDP of any (i) new pending litigation against it in relation to administrative liability provided under Legislative Decree 231/01; (ii) new final judgment under Legislative Decree 231/01, including, without limitation, any plea bargain (also known as patteggiamento under Italian law) pursuant to article 444 of the Italian code of criminal procedure; and (iii) new precautionary measures under Legislative Decree 231/01.

13	Ship Undertakings

13.1	Pooling of earnings and charters

The Borrower will not without the prior written consent of the Facility Agent or SACE enter into in respect of the Ship (such consent for the purposes of paragraph (e) of Clause 13.1 (Pooling of earnings and charters) shall not be unreasonably withheld or delayed), nor permit to exist at any time following the Delivery Date:

(a)	any pooling agreement or other arrangement for the sharing of any of the Earnings or the expenses of the Ship except with a member of the Group and provided that it does not adversely affect the rights of the Secured Parties under the Finance Documents in the reasonable opinion of the Facility Agent; or

(b)	any demise or bareboat charter (other than the Bareboat Charter), provided however that such consent shall not be unreasonably withheld in the event that the Borrower wishes to enter into a bareboat charter in a form approved by the Facility Agent with another member of the Group on condition that if so requested by the Facility Agent and without limitation:

(i)	any such bareboat charterer shall enter into such deeds (including but not limited to a full subordination and assignment deed in respect of its rights under the bareboat charter and its interest in the Insurances and earnings payable to it arising out of its use of the Ship), agreements and indemnities as the Majority Lenders and SACE shall require prior to entering into the bareboat charter with the Borrower; and

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(ii)	the Borrower shall assign the benefit of any such bareboat charter and its interest in the Insurances to the Secured Parties by way of further security for the Borrower's obligations under the Finance Documents; or

(c)	any charter whereunder two (2) months' charterhire (or the equivalent thereof) is payable in advance in respect of the Ship; or

(d)	any charter of the Ship or employment which, with the exercise of options for extension, could be for a period longer than [*]; or

(e)	any time charter of the Ship with a company outside the Group (other than a time charter entered into in the ordinary course of business which does not exceed [*] provided that (x) any such time charter is assigned to the Security Trustee and (y) during the period of such time charter, the Ship continues to be managed by the existing Approved Manager), provided however that such consent shall not be unreasonably withheld in the event that:

(i)	such time charter is assigned to the Security Trustee and the Borrower agrees to:

(A)	serve a notice of assignment of any time charter, the Earnings therefrom and any guarantee of the charterer's obligations on the time charterer and any time charter guarantor; and

(B)	use commercially reasonable endeavours to obtain an acknowledgement of such assignment,

and each of the notice of assignment and acknowledgement of assignment being substantially in the form appended to the General Assignment;

(ii)	the Facility Agent is satisfied that the income from such time charter will be sufficient to cover the expenses of the Ship and to service repayment of the Loan and all other amounts from time to time outstanding under this Agreement; and

(iii)	during the term of such time charter, the Ship continues to be managed by the existing Approved Manager.

13.2	Management and employment

The Borrower will not as from the Delivery Date:

(a)	permit any person other than an Approved Manager to be the manager of, including providing crewing services to, the Ship, at all times acting upon terms approved in writing by the Facility Agent and having entered into (in the case of the Approved Manager) an Approved Manager's Undertaking;

(b)	permit any amendment to be made to the terms of any Management Agreement unless the amendment is advised by the Borrower's tax counsel or is deemed necessary by the parties thereto to reflect the prevailing circumstances but provided that the amendment does not imperil the security to be provided pursuant to the Finance Documents or adversely affect the ability of any Obligor to perform its obligations under the Transaction Documents; or

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(c)	permit the Ship to be employed other than within the Norwegian Cruise Line brand unless the Borrower notifies the Lenders that they intend to employ the Ship within another brand of the Group and the ship remains employed within the Group.

13.3	Trading with the United States of America

The Borrower shall in respect of the Ship take all reasonable precautions as from the Delivery Date to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America (as the same may be amended and/or re-enacted from time to time hereafter) or any similar legislation applicable to the Ship in any other jurisdiction in which the Ship shall trade (a "Trading Jurisdiction") where the Ship trades in the territorial waters of the United States of America or a Trading Jurisdiction.

13.4	Valuation of the Ship

The following shall apply in relation to the valuation of the Ship:

(a)	the Borrower will on or before 31 May of each year that commences after the delivery of the Ship, unless an Event of Default has occurred and remains unremedied, at the Borrower's expense, procure that the Ship is valued by an Approved Broker (such valuation to be made without taking into account the benefit or otherwise of any fixed employment relating to the Ship);

(b)	the Borrower shall procure that forthwith upon the issuance of any valuation obtained pursuant to this Clause 13.4 (Valuation of the Ship) a copy thereof is sent directly to the Facility Agent and the Security Trustee for review; and

(c)	in the event that the Borrower fails to procure a valuation in accordance with paragraph (a) of Clause 13.4 (Valuation of the Ship), the Facility Agent shall be entitled to procure a valuation of the Ship on the same basis.

13.5	Earnings

The Borrower will procure that the Earnings (if any) are paid in full without set off and free and clear of and without deduction for any taxes, levies, duties, imposts, charges, fees, restrictions or conditions of any nature whatsoever.

13.6	Operation and maintenance of the Ship

From the Delivery Date until the end of the Security Period at its own expense the Borrower will keep the Ship in a good and efficient state of repair so as to maintain it to the highest classification notation available for the Ship of its age and type free of all recommendations and qualifications with Bureau Veritas. On the Delivery Date and annually thereafter, it will furnish to the Facility Agent (with copy to the Security Trustee) a statement by such classification society that such classification notation is maintained. It will comply with all recommendations, regulations and requirements (statutory or otherwise) from time to time applicable to the Ship and shall have on board as and when required thereby valid certificates showing compliance therewith and shall procure that all repairs to or replacements of any damaged, worn or lost parts or equipment are carried out (both as regards workmanship and quality of materials) so as not to diminish the value or class of the Ship. It will not make any substantial modifications or alterations to the Ship or any part thereof which would reduce the market and commercial value of the Ship determined in accordance with Clause 13.4 (Valuation of the Ship).

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13.7	Surveys and inspections

The Borrower will:

(a)	submit the Ship to continuous survey in respect of its machinery and hull and such other surveys as may be required for classification purposes and, if so required by the Facility Agent, supply to the Facility Agent (with copy to the Security Trustee) copies in English of the survey reports;

(b)	permit surveyors or agents appointed by the Facility Agent to board the Ship to inspect its condition or satisfy themselves as to repairs proposed or already carried out and afford all proper facilities for such inspections provided that, unless an Event of Default has occurred or there is an accident to the Ship involving repairs the cost of which will or is likely to exceed [*], such inspections shall be limited to one a year and shall all be at reasonable times.

13.8	ISM Code

The Borrower will comply, or procure that the Approved Manager will comply, with the ISM Code (as the same may be amended from time to time) or any replacement of the ISM Code (as the same may be amended from time to time) and in particular, without prejudice to the generality of the foregoing, as and when required to do so by the ISM Code and at all times thereafter:

(a)	hold, or procure that the Approved Manager holds, a valid Document of Compliance duly issued to the Borrower or the Approved Manager (as the case may be) pursuant to the ISM Code and a valid Safety Management Certificate duly issued to the Ship pursuant to the ISM Code;

(b)	provide the Facility Agent (with copy to the Security Trustee) with copies of any such Document of Compliance and Safety Management Certificate as soon as the same are issued; and

(c)	keep, or procure that there is kept, on board the Ship a copy of any such Document of Compliance and the original of any such Safety Management Certificate.

13.9	ISPS Code

The Borrower will comply, or procure that the Approved Manager will comply, with the ISPS Code (as the same may be amended from time to time) or any replacement of the ISPS Code (as the same may be amended from time to time) and in particular, without prejudice to the generality of the foregoing, as and when required to do so by the ISPS Code and at all times thereafter:

(a)	keep, or procure that there is kept, on board the Ship the original of the International Ship Security Certificate required by the ISPS Code; and

(b)	keep, or procure that there is kept, on board the Ship a copy of the ship security plan prepared pursuant to the ISPS Code.

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13.10	Annex VI

The Borrower will comply with Annex VI (as the same may be amended from time to time) or any replacement of Annex VI (as the same may be amended from time to time) and in particular, without limitation, to:

(a)	procure that the Ship's master and crew are familiar with, and that the Ship complies with, Annex VI; and

(b)	maintain for the Ship throughout the Security Period a valid and current IAPPC and provide a copy to the Facility Agent (with copy to the Security Trustee); and

(c)	notify the Facility Agent (with copy to the Security Trustee) immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC.

13.11	Employment of Ship

The Borrower shall:

(a)	not employ the Ship or permit its employment in any trade or business which is forbidden by any applicable law or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render it liable to condemnation in a prize court or to destruction, seizure or confiscation or that may expose the Ship to penalties. In the event of hostilities in any part of the world (whether war be declared or not) it will not employ the Ship or permit its employment in carrying any contraband goods; and

(b)	promptly provide the Facility Agent (with copy to the Security Trustee) with (i) all information which the Facility Agent may reasonably require regarding the Ship, its employment, earnings, position and engagements (ii) particulars of all towages and salvages and (iii) copies of all charters and other contracts for its employment and otherwise concerning it.

13.12	Provision of information

The Borrower shall give notice to the Facility Agent and the Security Trustee promptly and in reasonable detail upon the Borrower or any other Obligor becoming aware of:

(a)	accidents to the Ship involving repairs the cost of which will or is likely to exceed [*];

(b)	the Ship becoming or being likely to become a Total Loss;

(c)	any recommendation or requirement made by any insurer or classification society or by any competent authority which is not complied with, or cannot be complied with, within any time limit relating thereto and that might reasonably affect the maintenance of either the Insurances or the classification of the Ship;

(d)	any writ or claim served against or any arrest of the Ship or the exercise of any lien or purported lien on the Ship, her Earnings or Insurances;

(e)	the Ship ceasing to be registered under the flag of the Maritime Registry or anything which is done or not done whereby such registration may be imperilled;

(f)	it becoming impossible or unlawful for it to fulfil any of its obligations under the Finance Documents; and

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(g)	anything done or permitted or not done in respect of the Ship by any person which is likely to imperil the security created by the Finance Documents.

13.13	Payment of liabilities

The Borrower shall promptly pay and discharge:

(a)	all debts, damages and liabilities, taxes, assessments, charges, fines, penalties, tolls, dues and other outgoings in respect of the Ship and keep proper books of account in respect thereof provided always that the Borrower shall not be obliged to compromise any debts, damages and liabilities as aforesaid which are being contested in good faith subject always that full details of any such contested debt, damage or liability which, either individually or in aggregate exceeds [*] shall forthwith be provided to the Facility Agent (with copy to the Security Trustee). As and when the Facility Agent may so require the Borrower will make such books available for inspection on behalf of the Facility Agent and provide evidence satisfactory to the Facility Agent that the wages and allotments and the insurance and pension contributions of the master and crew are being regularly paid, that all deductions of crew's wages in respect of any tax liability are being properly accounted for and that the master has no claim for disbursements other than those incurred in the ordinary course of trading on the voyage then in progress or completed prior to such inspection;

(b)	all liabilities which have given rise, or may give rise, to liens or claims enforceable against the Ship under the laws of all countries to whose jurisdiction the Ship may from time to time be subject and in particular the Borrower hereby agrees to indemnify and hold the Secured Parties, their successors, assigns, directors, officers, shareholders, employees and agents harmless from and against any and all claims, losses, liabilities, damages, expenses (including attorneys, fees and expenses and consultant fees) and injuries of any kind whatsoever asserted against the Secured Parties, with respect to or as a result of the presence, escape, seepage, spillage, release, leaking, discharge or migration from the Ship or other properties owned or operated by the Borrower of any hazardous substance, including without limitation, any claims asserted or arising under any applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all governmental agencies, regardless of whether or not caused by or within the control of the Borrower subject to the following:

(i)	it is the parties' understanding that the Secured Parties do not now, have never and do not intend in the future to exercise any operational control or maintenance over the Ship or any other properties and operations owned or operated by the Borrower, nor in the past, presently, or intend in the future to, maintain an ownership interest in the Ship or any other properties owned or operated by the Borrower except as may arise upon enforcement of the Lenders' rights under the Mortgage;

(ii)	unless and until an Event of Default shall have occurred and without prejudice to the right of each Lender to be indemnified pursuant to this paragraph (b) of Clause 13.13 (Payment of liabilities):

(A)	each Lender will, if it is reasonably practicable to do so, notify the Borrower upon receiving a claim in respect of which the relevant Lender is or may become entitled to an indemnity under this paragraph (b) of Clause 13.13 (Payment of liabilities); and

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(B)	subject to the prior written approval of the relevant Lender which the Lender shall have the right to withhold, the Borrower will be entitled to take, in the name of the relevant Lender, such action as the Borrower may see fit to avoid, dispute, resist, appeal, compromise or defend any such claims, losses, liabilities, damages, expenses and injuries as are referred to above in this paragraph (b) of Clause 13.13 (Payment of liabilities) or to recover the same from any third party, subject to the Borrower first ensuring that the relevant Lender is secured to its reasonable satisfaction against all expenses thereby incurred or to be incurred, provided always that the Borrower shall not be obliged to compromise any liabilities as aforesaid which are being contested in good faith subject always that full details of any such contested liabilities which, either individually or in aggregate, exceed [*] shall be forthwith provided to the Facility Agent (with copy to the Security Trustee). If the Ship is arrested or detained for any reason it will procure its immediate release by providing bail or taking such other steps as the circumstances may require.

13.14	Certificate as to liabilities

The Borrower shall give to the Facility Agent (with copy to the Security Trustee) at such times as it may from time to time reasonably require a certificate, duly signed on its behalf, as to the total amount of any debts, damages and liabilities relating to the Ship and details of such of those debts, damages and liabilities as are over a certain amount to be specified by the Facility Agent at the relevant time and, if so required by the Facility Agent, forthwith discharge such of those debts, damages and liabilities as the Facility Agent shall require other than those being contested in good faith.

13.15	Modifications

The Borrower shall maintain the type of the Ship as at the Delivery Date and not put the Ship into the possession of any person for the purpose of work being done on it in an amount exceeding or likely to exceed [*] unless such person shall first have given to the Facility Agent a written undertaking addressed to the Facility Agent in terms satisfactory to the Facility Agent agreeing not to exercise a lien on the Ship or her Earnings for the cost of such work or for any other reason (or the Borrower is able to demonstrate to the reasonable satisfaction of the Facility Agent that the Borrower or the relevant Group company has set aside and will have funds readily available for payment when due of the cost of the work (to the extent not fully covered by insurance proceeds in the case of a partial loss)).

13.16	Registration of Ship

The Borrower shall maintain the registration of the Ship under and fly the flag of the Maritime Registry and not do or permit anything to be done whereby such registration may be forfeited or imperilled.

13.17	Environmental Law

The Borrower shall comply with all Environmental Laws, obtain, maintain and ensure compliance with all requisite Environmental Approvals, and implement procedures to monitor compliance with and to prevent liability under any Environmental Law.

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13.18	Notice of Mortgage

The Borrower shall keep the Mortgage registered against the Ship as a valid first preferred mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Security Trustee.

13.19	Environmental claims

Each Obligor shall, (through the Guarantor), promptly upon becoming aware of the same, inform the Facility Agent in writing of:

(a)	any Environmental Claim which is likely to result in a Material Adverse Effect against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group which is likely to result in a Material Adverse Effect.

13.20	Trading in war zones

In the event of hostilities in any part of the world (whether war is declared or not), the Borrower shall not cause or permit the Ship to enter or trade to any zone which is declared a war zone by the Ship's war risks insurers unless:

(a)	the prior written consent of the Security Trustee has been given; and

(b)	the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

14	Insurance Undertakings

14.1	General

The undertakings in this Clause 14 (Insurance Undertakings) remain in force on and from the Delivery Date and throughout the rest of the Security Period except as the Facility Agent may otherwise permit.

14.2	Maintenance of obligatory insurances

The Borrower shall insure the Ship in its name and keep the Ship insured on an agreed value basis for an amount in the currency in which the Loan is denominated approved by the Facility Agent (acting on the instructions of the Majority Lenders) but not being less than the greater of (x) [*]per cent. ([*]%) of the amount of the Loan; and (y) the full market and commercial value of the Ship determined in accordance with Clause 13.4 (Valuation of the Ship) from time to time through internationally recognised independent first class insurance companies, underwriters, war risks and protection and indemnity associations acceptable to the Facility Agent (acting on the instruction of the Majority Lenders), acting reasonably, in each instance on terms and conditions approved by the Facility Agent including as to deductibles but at least in respect of:

(a)	fire and marine risks including but without limitation hull and machinery and all other risks customarily and usually covered by first-class and prudent shipowners in the global insurance markets under English or Norwegian marine policies or Facility Agent-approved policies containing the ordinary conditions applicable to similar Ships;

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(b)	war risks (including terrorism, piracy, blocking and trapping and protection and indemnity war risks) up to the insured amount;

(c)	excess risks that is to say the proportion of claims for general average and salvage charges and under the running down clause not recoverable in consequence of the value at which the Ship is assessed for the purpose of such claims exceeding the insured value;

(d)	protection and indemnity risks with full standard coverage as offered by first-class protection and indemnity associations which are a member of the International Group of P&I Association and up to the highest limit of liability available (for oil pollution risk the highest limit currently available is one billion Dollars ($1,000,000,000) and this to be increased if reasonably requested by the Facility Agent and the increase is possible in accordance with the standard protection and indemnity cover for Ships of its type and is compatible with prudent insurance practice for first class cruise shipowners or operators in waters where the Ship trades from time to time from the Delivery Date until the end of the Security Period);

(e)	when and while the Ship is laid-up, in lieu of hull insurance, normal port risks; and

(f)	such other risks as the Facility Agent may from time to time reasonably require;

and in any event in respect of those risks and at those levels covered by first class and prudent owners and/or financiers in the international market in respect of similar tonnage provided that if any of such insurances are also effected in the name of any other person (other than the Borrower and/or a Secured Party) such person shall if so required by the Facility Agent execute a first priority assignment of its interest in such insurances in favour of the Secured Parties in similar terms mutatis mutandis to the relevant provisions of the General Assignment.

14.3	Mortgagee's interest and pollution risks insurances

The Facility Agent shall take out mortgagee interest insurance on such conditions as the Facility Agent may reasonably require and mortgagee interest insurance for pollution risks as from time to time agreed each for an amount in the currency in which the Loan is denominated of [*] per cent. ([*]%) of the amount of the Loan, the Borrower having no interest or entitlement in respect of such policies; the Borrower shall upon demand of the Facility Agent reimburse the Facility Agent for the costs of effecting and/or maintaining any such insurance(s).

14.4	Trading in the United States of America

If the Ship shall trade in the United States of America and/or the Exclusive Economic Zone of the United States of America (the "EEZ") as such term is defined in the US Oil Pollution Act 1990 ("OPA"), to comply strictly with the requirements of OPA and any similar legislation which may from time to time be enacted in any jurisdiction in which the Ship presently trades or may or will trade at any time during the existence of this Agreement and in particular before such trade is commenced and during the entire period during which such trade is carried on:

(a)	to pay any additional premiums required to maintain full standard protection and indemnity cover for oil pollution up to the highest limit available to it for the Ship in the market;

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(b)	to make all such quarterly or other voyage declarations as may from time to time be required by the Ship's protection and indemnity association and to comply with all obligations in order to maintain such cover, and promptly to deliver to the Facility Agent (with copy to the Security Trustee) copies of such declarations;

(c)	to submit the Ship to such additional periodic, classification, structural or other surveys which may be required by the Ship's protection and indemnity insurers to maintain cover for such trade and promptly to deliver to the Facility Agent copies of reports made in respect of such surveys;

(d)	to implement any recommendations contained in the reports issued following the surveys referred to in paragraph (c) of Clause 14.4 (Trading in the United States of America) within the time limit specified therein and to provide evidence satisfactory to the Facility Agent that the protection and indemnity insurers are satisfied that this has been done;

(e)	in particular strictly to comply with the requirements of any applicable law, convention, regulation, proclamation or order with regard to financial responsibility for liabilities imposed on the Borrower or the Ship with respect to pollution by any state or nation or political subdivision thereof, including but not limited to OPA, and to provide the Facility Agent on demand with such information or evidence as it may reasonably require of such compliance;

(f)	to procure that the protection and indemnity insurances do not contain a clause excluding the Ship from trading in waters of the United States of America and the EEZ or any other provision analogous thereto and to provide the Facility Agent with evidence that this is so; and

(g)	strictly to comply with any operational or structural regulations issued from time to time by any relevant authorities under OPA so that at all times the Ship falls within the provisions which limit strict liability under OPA for oil pollution.

14.5	Protections for Secured Parties

(a)	The Borrower shall give notice forthwith of any assignment of its interest in the Insurances to the relevant brokers, insurance companies, underwriters and/or associations in the form approved by the Facility Agent.

(b)	The Borrower shall execute and deliver all such documents and do all such things as may be necessary to confer upon the Secured Parties legal title to the Insurances in respect of the Ship and to procure that the interest of the Secured Parties is at all times filed with all slips, cover notes, policies and certificates of entry and to procure (a) that a loss payable clause in the form approved by the Facility Agent shall be filed with all the hull, machinery and equipment and war risks policies in respect of the Ship and (b) that a loss payable clause in the form approved by the Facility Agent shall be endorsed upon the protection and indemnity certificates of entry in respect of the Ship.

(c)	In the event of the Borrower making default in insuring and keeping insured the Ship as hereinbefore provided then the Facility Agent may (but shall not be bound to) insure the Ship or enter the Ship in such manner and to such extent as the Facility Agent in its discretion thinks fit and in such case all the cost of effecting and maintaining such insurance together with interest thereon at the interest rate shall be paid on demand by the Borrower to the Facility Agent.

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14.6	Copies of policies; letters of undertaking

The Borrower will procure that each of the relevant brokers and associations furnishes the Facility Agent with a letter of undertaking in the standard form available in the relevant insurance market or otherwise in such form as may be required by the Facility Agent and waives any lien for premiums or calls except in relation to premiums or calls solely attributable to the Ship.

14.7	Payment of premiums

The Borrower shall punctually pay all premiums, calls, contributions or other sums payable in respect of the Insurances on the Ship and to produce all relevant receipts when so required by the Facility Agent.

14.8	Renewal of obligatory insurances

The Borrower shall notify the Facility Agent (with copy to the Security Trustee) of the renewal of the obligatory insurances at least five (5) days before the expiry thereof and shall procure that the relevant brokers or associations shall promptly confirm in writing to the Facility Agent (with copy to the Security Trustee) that such renewal is effected, it being understood by the Borrower that any failure to renew the Insurances on the Ship at least two (2) days before the expiry thereof or to give or procure the relevant notices of such renewal shall constitute an Event of Default.

14.9	Guarantees

The Borrower shall arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity and/or war risks association.

14.10	Provision of insurances information

The Borrower will furnish the Facility Agent (with copy to the Security Trustee) from time to time on request with full information about all Insurances maintained on the Ship and the names of the offices, companies, underwriters, associations or clubs with which such Insurances are placed.

14.11	Alteration to terms of insurances

The Borrower shall not make or agree to any variation in the terms of any of the Insurances on the Ship without the prior approval of the Facility Agent nor to do any act or voluntarily suffer or permit any act to be done whereby any Insurances shall or may be rendered invalid, void, voidable, suspended, defeated or unenforceable and not to suffer or permit the Ship to engage in any voyage nor to carry any cargo not permitted under any of the Insurances without first obtaining the consent of the insurers or reinsurers concerned and complying with such requirements as to payment of extra premiums or otherwise as the insurers or reinsurers may impose.

14.12	Settlement of claims

The Borrower shall not settle, compromise or abandon any claim in respect of any of the Insurances on the Ship other than a claim of less than [*] Dollars ($[*]) or the equivalent in any other currency and not being a claim arising out of a Total Loss.

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14.13	Application of insurance proceeds

The Borrower shall apply or ensure the appliance of all such sums receivable in respect of the Insurances on the Ship for the purpose of making good the loss and fully repairing all damage in respect whereof the insurance monies shall have been received.

14.14	Insurance advisers

The Facility Agent shall be entitled, immediately prior to the Delivery Date and thereafter no more frequently than annually on renewals but also additionally at any time when there is a proposed change of underwriters or the terms of any Insurances, to instruct independent reputable insurance advisers for the purpose of obtaining any advice or information regarding any matter concerning the Insurances which the Facility Agent shall deem necessary, it being hereby specifically agreed that the Borrower shall reimburse the Facility Agent on demand for the costs and expenses incurred by the Facility Agent in connection with the instruction of such advisers subject to a limit of ten thousand Dollars ($10,000) at the time of delivery of the Ship or in the event of a change of underwriters or of terms of any Insurances and otherwise ten thousand Dollars ($10,000) annually thereafter.

15	Security Value Maintenance

15.1	Security Shortfall

If, upon receipt of a valuation of the Ship in accordance with Clause 13.4 (Valuation of the Ship), the Security Value shall be less than the Security Requirement, the Facility Agent may give notice to the Borrower requiring that such deficiency be remedied and then the Borrower shall (unless the Ship has become a Total Loss) either:

(a)	prepay within a period of 30 days of the date of receipt by the Borrower of the Facility Agent's said notice such sum in Euros as will result in the Security Requirement after such repayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value; or

(b)	within 30 days of the date of receipt by the Borrower of the Facility Agent's said notice constitute to the reasonable satisfaction of the Facility Agent such further security for the Loan as shall be reasonably acceptable to the Facility Agent having a value for security purposes (as determined by the Facility Agent in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date.

Clauses 15.2 (Costs) and 15.4 (Documents and evidence) and paragraph (c) of Clause 16.2 (Voluntary prepayment) shall apply to prepayments under paragraph (a) of Clause 15.1 (Security Shortfall).

15.2	Costs

All costs in connection with the Facility Agent obtaining any valuation of the Ship referred to in Clause 13.4 (Valuation of the Ship), and obtaining any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to paragraph (b) of Clause 15.1 (Security Shortfall) shall be borne by the Borrower.

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15.3	Valuation of additional security

For the purpose of this Clause 15 (Security Value Maintenance), the market value of any additional security provided or to be provided to the Facility Agent and/or the Security Trustee shall be determined by the Facility Agent and the Security Trustee in their absolute discretion without any necessity for the Facility Agent or the Security Trustee assigning any reason thereto.

15.4	Documents and evidence

In connection with any additional security provided in accordance with this Clause 15 (Security Value Maintenance), the Facility Agent shall be entitled to receive such evidence and documents of the kind referred to in Clause 3 (Conditions Precedent) in respect of other Finance Documents as may in the Facility Agent's opinion be appropriate.

15.5	Valuations binding

Any valuation under this Clause 15 (Security Value Maintenance) shall be binding and conclusive as regards the Borrower.

15.6	Provision of information

(a)	The Borrower shall promptly provide the Facility Agent (with copy to the Security Trustee) and any shipbroker acting under this Clause 15 (Security Value Maintenance) with any information which the Facility Agent or the shipbroker may reasonably request for the purposes of the valuation.

(b)	If the Borrower fails to provide the information referred to in paragraph (a) above by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Facility Agent considers prudent.

16	Cancellation, Prepayment and Mandatory Prepayment

16.1	Cancellation

(a)	Subject to paragraph (b) below, at any time between the Effective Date and prior to the end of the Availability Period, the Borrower may give notice to the Facility Agent in writing that it wishes to cancel the whole or any part of the available Commitments whereupon (without penalty to the Borrower but without prejudice to any liabilities of the Borrower including, without limitation, in respect of fees payable or accrued under this Agreement, arising on or prior to the date of such cancellation) such available Commitments shall terminate upon the date specified in such notice. Any cancellation under this Clause 16.1(a) shall reduce the remaining Commitments of the Lenders rateably.

(b)	If the SBC Effective Date has not occurred by 31 January 2019, then at any time thereafter, the Borrower may, by written notice (signed by the Borrower, the Member and the Guarantor) to the Facility Agent, terminate this Agreement and the other Finance Documents and, except for this Clause, Clause 10.11 (Transaction Costs), Clause 33 (Confidentiality) and the Fee Letter in relation to the Structuring Fee, this Agreement and the other Finance Documents shall, with effect from such termination, be null and void and no party nor any of its respective parents, subsidiaries, affiliates, officers or employees of any of the foregoing shall have any further liability or obligation whatsoever (including payment of fees and expenses other than in respect of fees payable or accrued under this Agreement, arising on or prior to the date of such termination) under or in connection with this Agreement and/or any other Finance Document or their termination and clause 4(c) of the Fee Letter in relation to the Structuring Fee shall apply.

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16.2	Voluntary prepayment

(a)	The Borrower may prepay all or part of the Loan (but if in part being an amount that reduces the Loan by a minimum amount of one (1) repayment instalment of principal of the Loan) together with interest thereon. Such prepayment shall, regardless of the date on which such prepayment is made, be made together with all of the amounts that SIMEST is entitled to charge, whether for taxes, costs, expenses, indemnities, penalties, losses or liabilities whatsoever, under and in accordance with the Interest Make-up Agreement and Clause 20.2 (Breakage costs and SIMEST arrangements) but without any other penalty provided that the prepayment is made on the last day of an Interest Period and thirty-five (35) days prior written notice indicating the intended date of prepayment is given to the Facility Agent and the SACE Agent. However, the following amounts shall be payable to the Facility Agent if any prepayment made pursuant to this Clause 16.2 (Voluntary prepayment) is not made on the last day of an Interest Period:

(i)	for the account of the Lenders, whether the Borrower elected a Floating Interest Rate or a Fixed Interest Rate pursuant to Clause 6.1 (Fixed or Floating Interest Rate), the difference (if positive), calculated by the Lenders and notified by them to the Facility Agent, between the actual cost for the Lenders of the funding for the Loan and the rate of interest for the monies to be invested by the Lenders, applied to the amounts so prepaid for the period from the said prepayment until the last day of the Interest Period during which the prepayment occurs (if prepayment does not occur on the last day of that Interest Period), details of any such calculation being supplied to the Borrower by the Facility Agent on behalf of the Lenders; or

(ii)	for the account of SIMEST, if the Borrower elected a Fixed Interest Rate pursuant to Clause 6.1 (Fixed or Floating Interest Rate), the sum of charges (if any) imposed by SIMEST representing funding or breakage costs of the Italian Authorities as more specifically set out in Clause 20 (Indemnities).

(b)	For the avoidance of doubt, regardless of the date on which a voluntary prepayment is made, such prepayment shall be paid together with all amounts payable in accordance with Clause 20.2 (Breakage costs and SIMEST arrangements) and if a voluntary prepayment is made other than on the last day of an Interest Period, the prepayment shall be paid together with such other amounts payable in accordance with Clauses 20.1 (Indemnities regarding borrowing and repayment of Loan) and 20.2 (Breakage costs and SIMEST arrangements).

(c)	If the Borrower has selected the Fixed Interest Rate pursuant to Clause 6.1 (Fixed or Floating Interest Rate), the SACE Agent shall give SIMEST thirty (30) days written notice of the intended date of prepayment.

16.3	Mandatory prepayment – Sale and Total Loss

The Borrower shall be obliged to prepay the whole of the Loan if the Ship is sold (without prejudice to Clause 12.9 (Disposals)) or becomes a Total Loss:

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

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(b)	in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Facility Agent or the Security Trustee (as the case may be) of the proceeds of insurance relating to such Total Loss.

16.4	Mandatory prepayment – SACE Insurance Policy

(a)	The Borrower shall be obliged to prepay the whole of the Loan if it is or becomes unlawful for SACE to perform or comply with any or all of its payment obligations pursuant to the SACE Insurance Policy, if the SACE Insurance Policy is revoked, rescinded, cancelled, terminated, suspended or otherwise becomes unenforceable or ceases to be valid, binding or in full force and effect.

(b)	In the event that any other event occurs or any other circumstances arise or develop which would have a material adverse effect on SACE's ability to perform its obligations under the SACE Insurance Policy, the Borrower and the Lenders shall, provided that no Event of Default has occurred and is continuing, negotiate in good faith for a period of not less than 30 days with a view to agreeing such revised terms and conditions as the Lenders may require to enable the Lenders to maintain the entire Loan (and during such 30 day period, no Lender shall be obliged to make available to the Borrower their portion of the Loan to the extent such amounts have not already been drawn). In the event that following such negotiations the Borrower and the Lenders fail to agree on such revised terms, the Borrower shall be obliged to prepay, on demand by the Facility Agent, the outstanding principal amount of the Loan to the extent of the amount covered pursuant to the SACE Insurance Policy. If, during the period while negotiations are on-going pursuant to this paragraph (b) of Clause 16.4 (Mandatory prepayment – SACE Insurance Policy) the events described in paragraph (b) of Clause 16.4 (Mandatory prepayment – SACE Insurance Policy) should occur, the Borrower shall be obliged to prepay the Loan in full as required by paragraph (a) of Clause 16.4 (Mandatory prepayment – SACE Insurance Policy).

16.5	Other amounts

Any prepayment of the whole of the Loan shall be made together with all other sums due under this Agreement (including, without limitation, the compensation calculated in accordance with Clause 16.2 (Voluntary prepayment)).

16.6	Application of partial prepayment

Amounts prepaid shall be applied in accordance with paragraph (b) of Clause 19.1 (Receipts).

16.7	No reborrowing

Amounts prepaid may not be reborrowed.

17	Interest on Late Payments

17.1	Default rate of interest

Without prejudice to the provisions of Clause 18 (Events of Default) and without this Clause in any way constituting a waiver of terms of payment, all sums due by the Borrower under this Agreement will automatically bear interest on a day to day basis from the date when they are payable until the date of actual payment at a rate per annum equal to the higher of:

(a)	where the Floating Interest Rate is applicable, the aggregate of:

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(i)	EONIA;

(ii)	the applicable Margin; and

(iii)	[*] per cent. ([*]%) per annum; or

(b)	where the Fixed Interest Rate is applicable, the higher of:

(i)	the Fixed Interest Rate plus [*] per cent. ([*]%) per annum; and

(ii)	EONIA plus the applicable Margin plus [*] per cent. ([*]%) per annum.

17.2	Compounding of default interest

To the extent permitted by applicable law, any such interest will itself bear interest at the above rate if it is due for at least three (3) months and thereafter at three monthly intervals.

18	Events of Default

18.1	Events of Default

An Event of Default occurs if any of the events or circumstances described in Clauses 18.2 (Non-payment) to 18.20 (Material Adverse Change) occur.

18.2	Non-payment

Any Obligor fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document and such failure is not remedied within three (3) Business Days of the due date or (if payable on demand) within three (3) Business Days of receiving the demand.

18.3	Non-remediable breaches

The Borrower fails to comply with the provisions of Clauses 12.4 (Sanctions and Illicit payments), 12.5 (Prohibited payments) 12.8 (Negative pledge), 12.9 (Disposals), 12.11 (Mergers) or 12.18 (Loans and guarantees by the Borrower).

18.4	Breach of other obligations

(a)	Any Obligor fails to comply with any provision of any Finance Document (other than a failure to comply covered by any of the other provisions of Clauses 18.2 (Non-payment) to 18.20 (Material Adverse Change)) and in particular but without limitation the Guarantor fails to comply with the provisions of clause 11 (Undertakings) of its Guarantee or there is any material breach in the opinion of the Majority Lenders and SACE of any of the Underlying Documents provided that (save in respect of Clause 12.26 (Code of Ethics and Model)) no Event of Default shall be deemed to have occurred if, in the opinion of the Majority Lenders and SACE, such failure or material breach is capable of remedy and is remedied within the Relevant Period (as defined below) from the date of its occurrence, if the failure or material breach was known to that Obligor, or from the date the relevant Obligor is notified by the Facility Agent of the failure or material breach, if the failure or material breach was not known to that Obligor, unless in any such case as aforesaid the Majority Lenders and SACE consider that the failure or material breach is or could reasonably be expected to become materially prejudicial to the interests, rights or position of the Lenders, "Relevant Period" meaning for the purposes of this Clause fifteen (15) days in respect of a remedy period commencing after the date of this Agreement.

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(b)	There is a repudiation or termination of any Transaction Document (save for the Shipbuilding Contract and, to the extent replaced, any Management Agreement and any charter) or any of the parties thereto becomes entitled to terminate or repudiate any of them and evidences an intention so to do.

18.5	Misrepresentation

Any representation, warranty or statement made or repeated in, or in connection with, any Transaction Document or the SACE Insurance Policy or in any accounts, certificate, statement or opinion delivered by or on behalf of any Obligor thereunder or in connection therewith is materially incorrect or misleading when made or would, if repeated at any time hereafter by reference to the facts subsisting at such time, no longer be materially correct.

18.6	Cross default

(a)	Any event of default occurs under any financial contract or financial document relating to any Financial Indebtedness of the Borrower.

(b)	Any such Financial Indebtedness or any sum payable in respect thereof is not paid when due (after the expiry of any applicable grace period(s)) whether by acceleration or otherwise.

(c)	Any other Financial Indebtedness of any member of the Group is not paid when due or is or becomes capable of being declared due prematurely by reason of default or any Security Interest securing the same becomes enforceable by reason of default provided that no Event of Default will arise if the aggregate amount of the relevant Financial Indebtedness and liabilities secured by the relevant Security Interests is less than [*] Dollars ($[*]) or its equivalent in other currencies.

(d)	Any other Security Interest over any assets of any member of the Group securing any alleged liability that does not qualify as Financial Indebtedness becomes enforceable where the alleged liability is in respect of a sum of, or sum aggregating, [*] Dollars ($[*]) or its equivalent in other currencies, unless the alleged liability is being contested in good faith by appropriate means by the relevant Group member and the Facility Agent is reasonably satisfied that the relevant member of the Group has reasonable grounds for succeeding in its action.

18.7	Winding-up

Any order is made or an effective resolution passed or other action taken for the suspension of payments or reorganisation, dissolution, termination of existence, liquidation, winding-up or bankruptcy of any Obligor.

18.8	Appointment of liquidators etc.

A liquidator, trustee, administrator, receiver, administrative receiver, manager or similar officer is appointed in respect of any Obligor or in respect of all or any substantial part of the assets of any Obligor.

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18.9	Enforcement of any security

Any corporate action, legal proceeding or other procedure or step is taken in relation to enforcement of any security interests over any assets of the Borrower.

18.10	Insolvency

(a)	An Obligor is unable or admits inability to pay its debts as they fall due, is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent liabilities).

(c)	A moratorium in respect of all or any debts of any Obligor or a compromise, composition, assignment or an arrangement with creditors of any Obligor or any similar proceeding or arrangement by which the assets of any Obligor are submitted to the control of its creditors is applied for, ordered or declared or any Obligor commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of all or a significant part of its Financial Indebtedness. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

18.11	Legal process

Any corporate action, legal proceeding, distress, execution, attachment or other process affects the whole or any substantial part of the assets of any Obligor and remains undischarged for a period of thirty (30) days, any step is taken in relation to enforcement of any security interests over any assets of any Obligor (other than the Borrower) or any uninsured judgment which, in each case, is in excess of [*] Dollars ($[*]) following final appeal, remains unsatisfied for a period of ten (10) days.

18.12	Analogous events

Anything analogous to or having a substantially similar effect to any of the events specified in Clauses 18.7 (Winding-up) to 18.11 (Legal process) shall occur under the laws of any applicable jurisdiction.

18.13	Cessation of business

Any Obligor ceases to carry on all or a substantial part of its business.

18.14	Revocation of consents

Any authorisation, approval, consent, licence, exemption, filing, registration or notarisation or other requirement necessary to enable any Obligor to comply with any of its obligations under any of the Transaction Documents is materially adversely modified, revoked or withheld or does not remain in full force and effect and within ninety (90) days of the date of its occurrence such event is not remedied to the satisfaction of the Facility Agent consider that such failure is or might be expected to become materially prejudicial to the interests, rights or position of the Lenders provided that the Borrower shall not be entitled to the aforesaid ninety (90) day period if the modification, revocation or withholding of the authorisation, approval or consent is due to an act or omission of any Obligor and the Majority Lenders and SACE are satisfied that the Lenders' interests might reasonably be expected to be materially adversely affected.

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18.15	Unlawfulness

At any time it is unlawful or impossible for any Obligor to perform any of its material (to the Secured Parties or any of them) obligations under any Transaction Document to which it is a party or it is unlawful or impossible for the Secured Parties or any Lender to exercise any of their or its rights under any of the Transaction Documents provided that no Event of Default shall be deemed to have occurred where the unlawfulness or impossibility does not relate to the payment obligation of any Obligor under any Transaction Document and is cured within the period of twenty one (21) days of the date of occurrence of the event giving rise to the unlawfulness or impossibility and the affected Obligor performs its obligation within such period.

18.16	Insurances

The Borrower fails to insure the Ship in the manner specified in Clause 14 (Insurance Undertakings) or fails to renew the Insurances at least five (5) days prior to the date of expiry thereof and produce prompt confirmation of such renewal to the Facility Agent provided that if the insurers withdraw their cover an Event of Default shall be deemed to have occurred upon issue of the insurer's notice of withdrawal.

18.17	Disposals

If the Borrower or any other Obligor shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or shall have made any transfer of its property to or for the benefit of a creditor with the intention of preferring such creditor over any other creditor.

18.18	Prejudice to security

Anything is done or suffered or omitted to be done by any Obligor which in the reasonable opinion of the Facility Agent would or might be expected to imperil the security created by any of the Finance Documents.

18.19	Governmental intervention

The authority of any Obligor in the conduct of its business is wholly or substantially curtailed by any seizure or intervention by or on behalf of any authority and within ninety (90) days of the date of its occurrence any such seizure or intervention is not relinquished or withdrawn and the Facility Agent reasonably considers that the relevant occurrence is or might be expected to become materially prejudicial to the interests, rights or position of the Lenders provided that the Borrower shall not be entitled to the aforesaid ninety (90) day period if the seizure or intervention executed by any authority is due to an act or omission of any Obligor and the Majority Lenders and SACE are satisfied that the Lenders' interest might reasonably be expected to be materially adversely affected.

18.20	Material Adverse Change

(a)	Any event or circumstance occurs which results in a Material Adverse Effect.

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(b)	Any event or circumstance occurs (including, without limitation, following the sending of a notice by the Borrower under paragraph (c) of Clause 12.26 (Code of Ethics and Model)), which results in a material adverse effect on the ability of the Borrower, also under an economic and/or financial standpoint, to perform its obligations under this Agreement.

18.21	Actions following an Event of Default

On, or at any time after, the occurrence of an Event of Default the Facility Agent may, and if so instructed by the Majority Lenders and SACE (acting through the SACE Agent), the Facility Agent shall:

(a)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are terminated; and/or

(b)	serve on the Borrower a notice stating that the Loan (including but without limitation the amount representing the financed First Instalment and Second Instalment of the SACE Premium), all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b), the Facility Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law.

18.22	Termination of Commitments

On the service of a notice under paragraph (a) of Clause 18.21 (Actions following an Event of Default), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall terminate.

18.23	Acceleration of Loan

On the service of a notice under paragraph (b) of Clause 18.21 (Actions following an Event of Default), the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Obligor under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

18.24	Further amounts payable

Upon an acceleration of repayment of the Loan following an Event of Default the Borrower shall be liable to pay compensation calculated in accordance with Clause 16.2 (Voluntary prepayment).

18.25	Multiple notices; action without notice

The Facility Agent may serve notices under paragraphs (a) and (b) of Clause 18.21 (Actions following an Event of Default) simultaneously or on different dates and it may take any action referred to in paragraph (c) of Clause 18.21 (Actions following an Event of Default) if no such notice is served simultaneously with or at any time after the service of both or either of such notices.

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18.26	Notification of Secured Parties and Obligors

The Facility Agent shall send to the Italian Authorities, each Lender and each Obligor a copy or the text of any notice which the Facility Agent serves on the Borrower under Clause 18.21 (Actions following an Event of Default); but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Facility Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide any Obligor with any form of claim or defence.

18.27	Lender's rights unimpaired

Nothing in this Clause 18 (Events of Default) shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clauses 2.4 (Creditor Parties' rights and obligations) and 2.6 (Obligations of Lenders several).

18.28	Exclusion of Secured Party liability

No Secured Party, and no receiver or manager appointed by the Facility Agent, shall have any liability to an Obligor:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset.

19	Application of Sums Received

19.1	Receipts

(a)	Except as any Finance Document may otherwise provide, all sums received under this Agreement or any other Finance Document by the Facility Agent, on behalf of the Lenders, the SACE Agent, the Security Trustee, Receiver, Delegate or by any of the Lenders for any reason whatsoever will be applied in the following order of priority:

(i)	first, in discharging any unpaid fees, costs and expenses of, and any amounts owed to the Facility Agent, SACE Agent, Security Trustee, any Receiver or any Delegate on a pro rata basis;

(ii)	second, to payments of any kind due or in arrears in the order of their due payment dates due to the Lenders and Joint Mandated Lead Arrangers in the following order of priority:

(A)	first, to interest payable pursuant to Clause 17 (Interest on Late Payments);

(B)	second, to interest payable pursuant to Clause 6 (Interest);

(C)	third, to the principal of the Loan payable pursuant to Clause 5 (Repayment);

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(D)	fourth, to any sums due pursuant to Clause 20.2 (Breakage costs and SIMEST arrangements); and

(E)	fifth, to any other sums due under this Agreement or any other Finance Document,

and, if relevant, payments under paragraphs (a)(ii)(A) to (a)(ii)(E) above, shall be made pro rata to each of the Lenders and Joint Mandated Lead Arrangers as applicable.

(b)	if no payments are in arrears or if these payments have been discharged as set out above, then and to sums remaining due under this Agreement or any other Finance Document and, if relevant, pro rata to each of the Lenders and in each case in inverse order of maturity, the interest being recalculated accordingly.

(c)	The Facility Agent shall, if so directed by the Lenders and subject to SACE's prior written consent, vary the order set out in paragraphs (a)(ii)(A) to (a)(ii)(D) above.

(d)	Paragraphs (a), (b) and (c) above will override any appropriation made by an Obligor.

20	Indemnities

20.1	Indemnities regarding borrowing and repayment of Loan

(a)	The Borrower shall fully indemnify the Facility Agent, SACE Agent, Security Trustee, any Delegate, any Receiver, each Lender, SACE and SIMEST (but without double counting to the extent that a Lender is making a claim in respect of amounts owing to SIMEST) on the Facility Agent's demand in respect of all costs, claims, expenses, liabilities and losses which are made or brought against or incurred by that Secured Party, or which that Secured Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(i)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(ii)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(iii)	any failure (for whatever reason) by the Borrower to comply with its obligations to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 17 (Interest on Late Payments));

(iv)	the occurrence and/or continuance of an Event of Default and/or the acceleration of repayment of the Loan under Clause 18 (Events of Default);

(v)	the taking, holding, protection or enforcement of a Security Interest;

(vi)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Trustee, each Receiver and each Delegate by a Finance Document or by law;

(vii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; and

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(viii)	acting as Facility Agent, SACE Agent, Security Trustee, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Security Interests or Security Property (otherwise, in each case, excluding sub-paragraphs (v) and (vi) above, than by reason of the relevant Facility Agent's, Security Trustee's, Receiver's or Delegate's Gross Negligence or wilful misconduct).

(b)	The Security Trustee and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Security Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 20.1 (Indemnities regarding borrowing and repayment of Loan) and shall have a lien on the Security Interests and the proceeds of the enforcement of the Security Interests for all moneys payable to it.

20.2	Breakage costs and SIMEST arrangements

Without limiting its generality, Clause 20.1 (Indemnities regarding borrowing and repayment of Loan) covers:

(a)	any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount);

(b)	if the Borrower has selected the Fixed Interest Rate in accordance with Clause 6.1 (Fixed or Floating Interest Rate), the CIRR Break Costs; and

(c)	any other costs whatsoever or howsoever arising under or in respect of the Interest Make-up Agreement which are passed to the SACE Agent,

and any such costs imposed by SIMEST shall be paid by the Borrower to SIMEST through the SACE Agent.

20.3	Miscellaneous indemnities

The Borrower shall fully indemnify each Secured Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Secured Party, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Facility Agent or any other Secured Party or by any receiver appointed under a Finance Document;

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the relevant Secured Party's (or its officers' or employees') Gross Negligence or wilful misconduct.

Without prejudice to its generality, this Clause 20.3 (Miscellaneous indemnities) covers (i) any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code or any Environmental Laws or any Sanctions and (ii) any claims, expenses, liabilities (including, without limitation, under a reputational standpoint) and losses which arise, or are asserted, against CDP under or in connection with any breach by the Borrower of any of the provisions of paragraphs (ll) to (pp) of Clause 11.2 (Continuing representations and warranties) and/or of Clause 12.26 (Code of Ethics and Model).

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20.4	Currency indemnity

If any sum due from an Obligor to a Secured Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:

(a)	making or lodging any claim or proof against an Obligor, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrower shall indemnify the Secured Party concerned against the loss arising when the amount of the payment actually received by that Secured Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 20.4 (Currency indemnity) the "available rate of exchange" means the rate at which the Secured Party concerned is able at the opening of business (Paris time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 20.4 (Currency indemnity) creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

20.5	Certification of amounts

A notice which is signed by 2 officers of a Secured Party, which states that a specified amount, or aggregate amount, is due to that Secured Party under this Clause 20 (Indemnities) and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

20.6	Sums deemed due to a Lender

For the purposes of this Clause 20 (Indemnities), a sum payable by the Borrower to the Facility Agent for distribution to a Lender shall be treated as a sum due to that Lender.

20.7	SACE obligations

To the extent that this Clause 20 (Indemnities) imposes obligations or restrictions on a Secured Party, such obligations or restrictions shall not apply to SACE and SACE shall have no obligations hereunder nor be constrained by such restrictions.

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21	Illegality, etc.

21.1	Illegality and Sanctions

This Clause 21 (Illegality, etc.) applies if:

(a)	a Lender (the "Notifying Lender") notifies the Facility Agent that:

(i)	it is or becomes unlawful or contrary to any law, regulation (including Sanctions) – including by way of civil, administrative or criminal liability - in any applicable jurisdiction for the Notifying Lender to perform any of its obligations as contemplated by the Finance Documents or to fund its participation in the Loan; and/or

(ii)	it is or becomes unlawful or contrary to any law, regulation (including Sanctions) – including by way of civil, administrative or criminal liability - in any applicable jurisdiction for the Notifying Lender to maintain its participation in the Loan; or

(b)	an Obligor is or becomes a Prohibited Person,

(such event, an "Illegality or Sanctions Event").

21.2	Notification of illegality

The Borrower shall promptly notify the Facility Agent of the occurrence of an event under Clause 21.1(b) above and the Facility Agent shall promptly notify the Lenders. The Facility Agent shall promptly notify the Borrower, the Obligors and the other Lenders of the notice under Clause 21.1(a) which the Facility Agent receives from the Notifying Lender.

21.3	Prepayment; termination of Commitment

(a)	Upon the Facility Agent notifying the Borrower of an event under Clause 21.1(a)(i) above, the Notifying Lender's Commitment will be immediately suspended and that Lender shall act in accordance with Clause 21.4 (Mitigation). To the extent no alternative arrangements have been agreed in accordance with Clause 21.4 (Mitigation) within the earlier of (i) the grace period permitted by law and (ii) a period of 15 Business Days from the date on which the Facility Agent became aware of the event (or if the mitigation or grace period described above is not permissible under applicable Sanctions, immediately upon the Facility Agent becoming aware of that event), the Notifying Lender may cancel, by notice to the Facility Agent (which notice the Facility Agent shall promptly send to the Borrower), its available Commitment;

(b)	upon the Facility Agent notifying the Borrower of an event under Clause 21.1(a)(ii) above, the Notifying Lender shall act in accordance with Clause 21.4 (Mitigation). To the extent no alternative arrangements have been agreed in accordance with Clause 21.4 (Mitigation), within the earlier of (i) the grace period permitted by law and (ii) a period of 15 Business Days from the date on which the Facility Agent became aware of the event (or if the mitigation or grace period described above is not permissible under applicable Sanctions, immediately upon the Facility Agent becoming aware of that event) the Notifying Lender may require prepayment of its share of any Loan, in which case, that Lender's share of such Loan shall be prepaid in accordance with paragraph (d) below;

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(c)	upon the Borrower notifying the Facility Agent and the Facility Agent notifying the Lenders of an event under Clause 21.1(b) above, the Lenders shall act in accordance with Clause 21.4 (Mitigation). To the extent no alternative arrangements have been agreed in accordance with Clause 21.4 (Mitigation), within the earlier of (i) the grace period permitted by law and (ii) a period of 15 Business Days from the date on which the Facility Agent became aware of the event (or if the mitigation or grace period described above is not permissible under applicable Sanctions, immediately upon the Facility Agent becoming aware of that event) any Lender may cancel, by notice to the Facility Agent (which notice the Facility Agent shall promptly send to the Borrower), its available Commitment and may require prepayment of its share of any Loan, in which case, that Lender's share of such Loan shall be prepaid in accordance with paragraph (d) below;

(d)	The date for repayment or prepayment of a Lender's share in the Loan will be:

(i)	the date specified by the Facility Agent in the notification under Clause 21.2 above; or

(ii)	the last day of the current Interest Period for the Loan or, if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

21.4	Mitigation

(a)	Each Creditor Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to Clause 21.1 (Illegality and Sanctions) or Clause 10 (Taxes, Increased Costs, Costs and related Charges) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

22	Set-Off

22.1	Application of credit balances

Each Creditor Party may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Euros;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

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22.2	Existing rights unaffected

No Creditor Party shall be obliged to exercise any of its rights under Clause 22.1 (Application of credit balances); and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

22.3	Sums deemed due to a Lender

For the purposes of this Clause 22 (Set-Off), a sum payable by the Borrower to the Facility Agent for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

22.4	No Security Interest

This Clause 22 (Set-Off) gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

23	Bail-In

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-in Action in relation to any such liability.

24	Changes to the Lenders

24.1	Transfer by a Lender

Subject to Clause 24.2 (Conditions of assignment or transfer), Clause 24.5 (No transfer without Transfer Certificate), Clause 24.17 (Assignment or transfer to SACE) and Clause 24.14 (Change of Facility Office), a Lender (the "Transferor Lender") may at any time provided they have obtained the prior written consent of the Italian Authorities cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

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(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, in whole or in part any of its Affiliates or another bank or financial institution or a trust, fund, insurance or reinsurance company or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a "Transferee Lender") by delivering to the Facility Agent a completed certificate in the form set out in Schedule 4 (Form of Transfer Certificate) with any modifications approved or required by the Facility Agent (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Facility Agent or Security Trustee will have to be dealt with separately in accordance with the provisions of Clauses 26 (Role of the Facility Agent and the Joint Mandated Lead Arrangers) and 27 (The Security Trustee) respectively.

24.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is required at all times (subject to the provisions of Clauses 24.5 (No transfer without Transfer Certificate) and 24.17 (Assignment or transfer to SACE)) for an assignment or transfer by an Transferor Lender, unless (i) there is an Event of Default or (ii) the assignment or transfer is to another Lender or an Affiliate of a Lender or a vehicle (including trusts or funds) whose majority shares or notes are held by a Lender or an Affiliate of a Lender.

(b)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent ten (10) Business Days after the Transferor Lender has requested it unless consent is expressly refused by that Borrower within that time.

(c)	The assignment or transfer must be with respect to a minimum Commitment of [*] Euros (€[*]) or, if less, the Transferor Lender's full Commitment.

24.3	Transfer Certificate, delivery and notification

As soon as reasonably practicable after a Transfer Certificate is delivered to the Facility Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, any other Obligors, the Security Trustee and each of the other Lenders;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Obligor letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above,

but the Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied that itself and the Security Trustee have complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

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24.4	Effective Date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, provided that it is signed by the Facility Agent under Clause 24.3 (Transfer Certificate, delivery and notification) on or before that date.

24.5	No transfer without Transfer Certificate

Except as provided in Clause 24.16 (Security over Lenders' rights), no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Obligor, the Facility Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

24.6	Lender re-organisation; waiver of Transfer Certificate

However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the "successor"), the Facility Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Facility Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

24.7	Effect of Transfer Certificate

A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which the Borrower or any Obligor had against the Transferor Lender;

(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Facility Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the Transferor Lender, assuming that any defects in the Transferor Lender's title and any rights or equities of the Borrower or any Obligor against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under paragraph (b) of Clause 6.6 (Unavailability of Screen Rate)and Clause 9 (Fees), and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

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(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Obligor referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

24.8	Maintenance of register of Lenders

During the Security Period the Facility Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the Facility Office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 24.4 (Effective Date of Transfer Certificate)) of the Transfer Certificate; and the Facility Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days' prior notice.

24.9	Reliance on register of Lenders

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Facility Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

24.10	Authorisation of Facility Agent to sign Transfer Certificates

The Borrower, the Security Trustee and each Lender irrevocably authorise the Facility Agent to sign Transfer Certificates on its behalf.

24.11	Fees and Costs

In respect of any Transfer Certificate:

(a)	the Facility Agent shall be entitled to recover a registration fee of five thousand Euros (€5,000) from the Transferor Lender or (at the Facility Agent's option) the Transferee Lender;

(b)	the Transferee Lender shall pay to the Facility Agent, upon demand, all reasonable costs and expenses, duties and fees, including but without limitation legal costs and out of pocket expenses, incurred by the Facility Agent or the Lenders in connection with any necessary amendment to or supplementing of the Transaction Documents or any of them or the SACE Insurance Policy as a consequence of the assignment or transfer; and

(c)	the Transferee Lender shall pay to the Facility Agent, upon demand, such amount as is payable to the Italian Authorities to cover its costs of giving its approval under Clause 24.1 (Transfer by a Lender).

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24.12	Sub-participation; subrogation assignment

A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Obligor, the Facility Agent or the Security Trustee but with the prior written consent of SACE.

24.13	Disclosure of information

A Lender may disclose to a potential Transferee Lender or sub participant any information which the Lender has received in relation to the Borrower, any Obligor or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

24.14	Change of Facility Office

Subject to the prior written consent of SACE, a Lender may change its Facility Office by giving notice to the Facility Agent and the change shall become effective on the later of:

(a)	the date on which the Facility Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect, provided that if (i) a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office, and (ii) as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment or an increased payment to the new Lender or Lender acting through its new Facility Office under Clause 10 (Taxes, Increased Costs, Costs and related Charges), then the new Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.15	Notification

On receiving such a notice, the Facility Agent shall notify the Borrower and the Security Trustee; and, until the Facility Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the Facility Office of which the Facility Agent last had notice.

24.16	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 24 (Changes to the Lenders) each Lender may without consulting with or obtaining consent from the Borrower or any Obligor but subject to the prior written consent of SACE, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender (i) to the benefit of any Affiliate and/or (ii) within the framework of its, or its Affiliates', direct or indirect funding operations including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve, central bank or a multilateral development bank (including the European Investment Bank and the European Investment Fund); and

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(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	alter the obligations of the Obligor or require any payments to be made by the Borrower or any Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

Notwithstanding any provision to the contrary, upon the enforcement of any charge, assignment or other Security Interest referred to in paragraph (a) above, the beneficiary thereof (the "Beneficiary") shall deliver a notice of that enforcement to the Facility Agent (such notice to take effect in accordance with its terms) and the Beneficiary shall, upon fulfilment of the conditions referred to in Clauses 24.2 and 24.3, become party as a new Lender in respect of the rights which are subject to that charge, assignment or Security Interest.

The Borrower shall comply with all necessary formalities, if any, and take all steps necessary in order to ensure the enforceability, recognition, priority and enforcement of the charge, assignment or Security Interest granted pursuant to this Clause 24.16.

24.17	Assignment or transfer to SACE or as directed by SACE

(a)	Notwithstanding the above provisions of this Clause 24 (Changes to the Lenders) each Lender and the Facility Agent may, if so requested by SACE in accordance with the provisions of the SACE Insurance Policy and without any requirement for the consent of any Obligor, assign its rights or (as the case may be) transfer its rights and obligations to SACE or to any person specified by SACE (but for the avoidance of doubt, SACE will not assume any of the Lenders' obligations (if any) under this Agreement), which assignment or transfer shall take effect upon the date stated in the relevant documentation subject to the relevant parties being satisfied that they have complied with all necessary "know your customer" requirements in relation to such assignment or transfer.

(b)	The Facility Agent shall promptly notify the Borrower of any such assignment or transfer to SACE (or as directed by SACE) and, following an Event of Default, the Borrower shall pay to the Facility Agent, upon demand, all reasonable costs and expenses, duties and fees, including but without limitation, legal costs and out of pocket expenses, incurred by SACE, the Facility Agent or the Lenders in connection with any such assignment or transfer.

24.18	Assignment or transfer by SACE

(a)	SACE may, without any requirement for the consent of any Obligor, assign its rights or (as the case may be) transfer its rights under this Agreement, the Finance Documents or the SACE Insurance Policy to:

(i)	providers of reinsurance, counter-guarantee or any form of risk enhancement (in each case, in favour of SACE);

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(ii)	pursuant to article 32 of the Italian law decree no. 91/2014 converted into law 116/2014; or

(iii)	following any payment under the SACE Insurance Policy, any person.

(b)	The Facility Agent shall promptly notify the Obligors of such assignment or transfer by SACE and, following an Event of Default, the Obligors shall pay to the Facility Agent, within three (3) Business Days of a demand, all reasonable costs and expenses, duties and fees, including but without limitation, legal costs and out of pocket expenses, incurred by SACE, the Facility Agent or the Lenders in connection with any such assignment or transfer.

24.19	No prejudice to SACE rights

Nothing in the Finance Documents shall prejudice or otherwise limit:

(a)	the rights of any Lender to assign its rights or transfer its rights and obligations, under or in connection with, any Finance Document, to SACE or as directed by SACE, or the rights of SACE to assign its rights or (as the case may be) transfer its rights and obligations pursuant to Clause 24.18 (Assignment or transfer by SACE); and

(b)	the right of SACE to be subrogated to any Lender's rights under, or in connection with, any Finance Document.

24.20	SACE's power to direct

(a)	The Creditor Parties agree and the Obligors acknowledge that SACE has the right to direct the decision making of the Facility Agent, including (without limitation) following an Event of Default; and

(b)	to the extent SACE makes any payment to the Creditor Parties under the SACE Insurance Policy in respect of principal and/or following an assignment or transfer pursuant to Clause 24.17 (Assignment or transfer to SACE or as directed by SACE) or Clause 24.18 (Assignment or transfer by SACE), SACE shall be entitled to exercise all voting rights with respect to the relevant principal as if the relevant corresponding Commitment had been transferred to it.

24.21	Definition of Affiliate

For the purposes of this Clause 24 (Changes to the Lenders), the definition of "Affiliate" in respect of Crédit Agricole Corporate and Investment Bank shall, for the avoidance of doubt, include any other member of Crédit Agricole Group, and in particular:

(a)	Crédit Agricole S.A.;

(b)	Caisses Régionales de Crédit Agricole;

(c)	Crédit Agricole Assurances;

(d)	LCL SA; and/or

(e)	any company or legal entity in which one or more of the companies or entities referred to in paragraphs (a) to (d) above, together or separately, owns a direct majority interest.

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25	Changes to the Obligors

25.1	No change without consent

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26	Role of the Facility Agent, the Joint Mandated Lead Arrangers, the SACE Agent and the Reference Banks

26.1	Appointment of the Facility Agent

(a)	Each other Creditor Party appoints the Facility Agent to act as its agent under and in connection with this Agreement, the other Finance Documents and the Interest Make-Up Agreement.

(b)	Each other Creditor Party authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Facility Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Facility Agent receives notice from a Party referring to this Agreement, describing an Event of Default and stating that the circumstance described is an Event of Default, it shall promptly notify the other Secured Parties.

(d)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Secured Party (other than the Facility Agent or a Joint Mandated Lead Arranger) under this Agreement it shall promptly notify the other Secured Parties.

(e)	The Facility Agent's duties under the Finance Documents are solely administrative in nature.

26.3	Role of Joint Mandated Lead Arrangers

None of the Joint Mandated Lead Arrangers has any obligations of any kind to any other Party under or in connection with any Transaction Document, the Interest Make-Up Agreement or the SACE Insurance Policy.

26.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent or any of the Joint Mandated Lead Arrangers as a trustee or fiduciary of any other person.

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(b)	Neither the Facility Agent nor any of the Joint Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Guarantor

The Facility Agent and each of the Joint Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Affiliate or Subsidiary of the Guarantor.

26.6	Rights and discretions of the Facility Agent

(a)	The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, manager, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Event of Default has occurred (unless it has actual knowledge of an Event of Default); and

(ii)	any right, power, authority or discretion vested in any Party or the Lenders has not been exercised.

(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as the Facility Agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor any of the Joint Mandated Lead Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7	Lenders' and SACE's instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent (and in the case of SACE, the SACE Agent) shall:

(i)	exercise any right, power, authority or discretion vested in it as Facility Agent (or as SACE Agent as the case may be) in accordance with any instructions given to it by the Majority Lenders (or in the case of the SACE Agent, by SACE) (or, if so instructed by the Majority Lenders or, in the case of the SACE Agent, by SACE, refrain from exercising any right, power, authority or discretion vested in it as the Facility Agent or as the SACE Agent (as the case may be)); and

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(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders and/or SACE (as applicable).

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders and SACE will be binding on all the Secured Parties.

(c)	The Facility Agent (and the SACE Agent as regards SACE) may refrain from acting in accordance with the instructions of the Majority Lenders and SACE until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders and SACE, the Facility Agent (or the SACE Agent as the case may be) may act (or refrain from taking action) as it considers to be in the best interest of the Secured Parties.

(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

(f)	Notwithstanding anything to the contrary, the Lenders agree that if the Facility Agent (acting in its sole discretion) is of the opinion that or if any Lender notifies the Facility Agent that it is of the opinion that, the prior approval of the Italian Authorities should be obtained in relation to the exercise or non-exercise by the Facility Agent or the Lenders of any power, authority or discretion specifically given to them under or in connection with the Finance Documents or in relation to any other incidental rights, powers, authorities or discretions, then the SACE Agent shall seek such approval of the Italian Authorities prior to such exercise or non-exercise.

26.8	Responsibility for documentation

The Facility Agent is not responsible for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, a Joint Mandated Lead Arranger, an Obligor or any other person given in or in connection with any Transaction Document, the SACE Insurance Policy or the Interest Make-Up Agreement; nor for

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document the SACE Insurance Policy or the Interest Make-Up Agreement or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Transaction Document, the SACE Insurance Policy or the Interest Make-up Agreement.

26.9	Exclusion of liability

(a)	Without limiting paragraph (b) of Clause 26.9 (Exclusion of liability), the Facility Agent will not be liable for any action taken by it under or in connection with any Finance Document, the SACE Insurance Policy or the Interest Make-Up Agreement, unless directly caused by its Gross Negligence or wilful misconduct.

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(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, the SACE Insurance Policy or the Interest Make-Up Agreement and any officer, employee or agent of the Facility Agent may rely on this Clause subject to Clause 37.4 (Third party rights) and the provisions of the Third Party Act.

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents, the SACE Insurance Policy or the Interest Make-Up Agreement to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent or a Joint Mandated Lead Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Joint Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or a Joint Mandated Lead Arranger.

26.10	Lenders' indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent's Gross Negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Creditor Parties, the Borrower and SACE and with the consent of SACE.

(b)	Alternatively the Facility Agent may resign by giving notice to the other Secured Parties and the Borrower, in which case the Lenders (after consultation with the Borrower and the prior consent of SACE) may appoint a successor Facility Agent.

(c)	If the Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) of Clause 26.11 (Resignation of the Facility Agent) within thirty (30) days after notice of resignation was given, the Facility Agent (after consultation with the Borrower and SACE) may appoint a successor Facility Agent.

(d)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The Facility Agent's resignation notice shall only take effect upon the appointment of a successor.

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(f)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26 (Role of the Facility Agent and the Joint Mandated Lead Arrangers). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Italian Authorities, the Majority Lenders may, subject to the prior consent of the Italian Authorities, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) of Clause 26.11 (Resignation of the Facility Agent). In this event, the Facility Agent shall resign in accordance with paragraph (b) of Clause 26.11 (Resignation of the Facility Agent) but the cost referred to in paragraph (d) above shall be for the account of the Borrower.

(h)	The appointment of a successor Facility Agent pursuant to this Clause 26.11 (Resignation of the Facility Agent) shall be subject to compliance with all necessary "know your customer" requirements of the Lenders.

26.12	Confidentiality

(a)	In acting as agent for the Secured Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

26.13	Relationship with the Lenders

The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

26.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and each of the Joint Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Guarantor and each Subsidiary of the Guarantor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

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(d)	the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to or the value or sufficiency of any part of the Charged Property, the priority of any Security Interests or the existence of any Security Interest affecting the Charged Property.

26.15	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.16	Full freedom to enter into transactions

Notwithstanding any rule of law or equity to the contrary, the Facility Agent shall be absolutely entitled:

(a)	to enter into and arrange banking, derivative, investment and/or other transactions of every kind with or affecting any Obligor or any person who is party to, or referred to in, a Finance Document (including, but not limited to, any interest or currency swap or other transaction, whether related to this Agreement or not, and acting as syndicate agent and/or security agent for, and/or participating in, other facilities to such Obligor or any person who is party to, or referred to in, a Finance Document);

(b)	to deal in and enter into and arrange transactions relating to:

(i)	any securities issued or to be issued by any Obligor or any other person; or

(ii)	any options or other derivatives in connection with such securities; and

(c)	to provide advice or other services to the Borrower or any person who is a party to, or referred to in, a Finance Document,

and, in particular, the Facility Agent shall be absolutely entitled, in proposing, evaluating, negotiating, entering into and arranging all such transactions and in connection with all other matters covered by paragraphs (a), (b) and (c) above, to use (subject only to insider dealing legislation) any information or opportunity, howsoever acquired by it, to pursue its own interests exclusively, to refrain from disclosing such dealings, transactions or other matters or any information acquired in connection with them and to retain for its sole benefit all profits and benefits derived from the dealings transactions or other matters.

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26.17	SACE Agent, SACE Insurance Policy and Interest Make-Up Agreement

With the prior written consent of each of the Lenders, the SACE Agent (with a copy to the Facility Agent) may require SACE or SIMEST to amend or modify the SACE Insurance Policy and the Interest Make-up Agreement provided that such amendments are not inconsistent with the commercial terms of this Agreement, otherwise, the SACE Agent (with a copy to the Facility Agent) undertakes not to require SACE or SIMEST to amend or modify the SACE Insurance Policy or the Interest Make-up Agreement.

26.18	Resignation of the Facility Agent in relation to FATCA

The Facility Agent shall resign in accordance with Clause 26.11 (Resignation of the Facility Agent) (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) of Clause 26.11 (Resignation of the Facility Agent)) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(a)	the Facility Agent fails to respond to a request under Clause 10.9 (FATCA Information) and a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)	the information supplied by the Facility Agent pursuant to Clause 10.9 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Facility Agent notifies the Borrower and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and that Lender, by notice to the Facility Agent, requires it to resign.

26.19	No duty to monitor

The Facility Agent shall not be bound to enquire:

(a)	whether or not any Event of Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

26.20	Appointment of the SACE Agent

(a)	Each Lender and each Joint Mandated Lead Arranger irrevocably appoints the SACE Agent to act as its agent under and in connection with:

(i)	the SACE Insurance Policy; and

(ii)	the Finance Documents in relation to matters involving SACE, SIMEST and the SACE Insurance Policy.

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(b)	Each Lender and each Joint Mandated Lead Arranger irrevocably authorises the SACE Agent to:

(i)	perform the duties, obligation and responsibilities and exercise the rights, powers, authorities and discretions specifically given to the SACE Agent under or in connection with the Finance Documents and the SACE Insurance Policy, together with any other incidental rights, powers, authorities and discretions; and

(ii)	execute the SACE Insurance Policy.

26.21	Application of certain Clauses

The provisions of Clauses 26.2 (Duties of the Facility Agent), 26.4 (No fiduciary duties), 26.6 (Rights and discretions of the Facility Agent), 26.7 (Lenders' and SACE's instructions) 26.8 (Responsibility for documentation), 26.9 (Exclusion of liability), 26.10 (Lenders' indemnity to the Facility Agent), 26.11 (Resignation of the Facility Agent), 26.12 (Confidentiality), 26.13 (Relationship with the Lenders), 26.14 (Credit appraisal by the Lenders), 26.16 (Full freedom to enter into transactions), 26.19 (No duty to monitor) and 27.23 (Business with the Group) shall apply in respect of the SACE Agent in its capacity as such as if each reference to the Facility Agent (or Security Trustee in the case of Clause 27.23 (Business with the Group)) were a reference to the SACE Agent and each reference to the Finance Documents or Transaction Documents included a reference to the SACE Insurance Policy.

26.22	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Facility Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 26.22 (Role of Reference Banks) subject to Clause 37.4 (Third party rights) and the provisions of the Third Parties Act.

26.23	Third Party Reference Banks

A Reference Bank which is not a Party may rely on Clause 26.22 (Role of Reference Banks) and Clause 34 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 37.4 (Third party rights) and the provisions of the Third Parties Act.

27	The Security Trustee

27.1	Trust

(a)	The Security Trustee declares that it shall hold the Security Property on trust for the Secured Parties on the terms contained in this Agreement and shall deal with the Security Property in accordance with this Clause 27 (The Security Trustee) and the other provisions of the Finance Documents.

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(b)	Each of the parties to this Agreement agrees that the Security Trustee shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Finance Documents (and no others shall be implied).

(c)	The Security Trustee shall not have any liability to any person in respect of its duties, obligations and responsibilities under this Agreement or the other Finance Documents except as expressly set out in paragraph (a) of Clause 27.1 (Trust) and as excluded or limited by this Clause 27 (The Security Trustee) including in particular Clause 27.8 (Instructions to Security Trustee and exercise of discretion), Clause 27.13 (Responsibility for documentation), Clause 27.14 (Exclusion of liability), Clause 27.16 (Lenders' indemnity to the Security Trustee), Clause 27.23 (Business with the Group) and Clause 27.28 (Full freedom to enter into transactions).

27.2	Parallel Debt (Covenant to pay the Security Trustee)

(a)	Each Obligor irrevocably and unconditionally undertakes to pay to the Security Trustee its Parallel Debt which shall be amounts equal to, and in the currency or currencies of, its Corresponding Debt.

(b)	The Parallel Debt of an Obligor:

(i)	shall become due and payable at the same time as its Corresponding Debt;

(ii)	is independent and separate from, and without prejudice to, its Corresponding Debt.

(c)	For purposes of this Clause 27.2 (Parallel Debt (Covenant to pay the Security Trustee)), the Security Trustee:

(i)	is the independent and separate creditor of each Parallel Debt;

(ii)	acts in its own name and not as agent, representative or trustee of the Secured Parties and its claims in respect of each Parallel Debt shall not be held on trust; and

(iii)	shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(d)	The Parallel Debt of an Obligor shall be:

(i)	decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged; and

(ii)	increased to the extent that its Corresponding Debt has increased,

and the Corresponding Debt of an Obligor shall be:

(A)	decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged; and

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(B)	increased to the extent that its Parallel Debt has increased,

in each case provided that the Parallel Debt of an Obligor shall never exceed its Corresponding Debt.

(e)	All amounts received or recovered by the Security Trustee in connection with this Clause 27.2 (Parallel Debt (Covenant to pay the Security Trustee)) to the extent permitted by applicable law, shall be applied in accordance with Clause 19 (Application of sums received).

(f)	This Clause 27.2 (Parallel Debt (Covenant to pay the Security Trustee)) shall apply, with any necessary modifications, to each Finance Document.

27.3	No independent power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any Security Interest created by any of the Finance Documents or to exercise any rights or powers arising under the Finance Documents creating the Security Interest except through the Security Trustee.

27.4	Application of receipts

(a)	Except as expressly stated to the contrary in any Finance Document, any moneys which the Security Trustee receives or recovers and which are, or are attributable to, Security Property (for the purposes of this Clause 27 (The Security Trustee), the "Recoveries") shall be transferred to the Facility Agent for application in accordance with Clause 19 (Application of sums received).

(b)	Paragraph (a) above is without prejudice to the rights of the Security Trustee, any Receiver or any Delegate:

(i)	under Clause 26.10 (Lenders' indemnity to the Facility Agent) to be indemnified out of the Charged Property; and

(ii)	under any Finance Document to credit any moneys received or recovered by it to any suspense account.

(c)	Any transfer by the Security Trustee to the Facility Agent in accordance with paragraph (a) above shall be a good discharge, to the extent of that payment, by the Security Trustee.

(d)	The Security Trustee is under no obligation to make the payments to the Facility Agent under paragraph (a) of this Clause 27.4 (Application of receipts) in the same currency as that in which the obligations and liabilities owing to the relevant Secured Party are denominated.

27.5	Deductions from receipts

(a)	Before transferring any moneys to the Facility Agent under Clause 27.4 (Application of receipts), the Security Trustee may, in its discretion:

(i)	deduct any sum then due and payable under this Agreement or any other Finance Documents to the Security Trustee or any receiver and retain that sum for itself or, as the case may require, pay it to another person to whom it is then due and payable;

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(ii)	set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

(iii)	pay all Taxes which may be assessed against it in respect of any of the Security Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Trustee under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

(b)	For the purposes of paragraph (a)(i) above, if the Security Trustee has become entitled to require a sum to be paid to it on demand, that sum shall be treated as due and payable, even if no demand has yet been served.

27.6	Prospective liabilities

Following acceleration of any Security Interest, the Security Trustee may, in its discretion, or at the request of the Facility Agent, hold any recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Trustee with such financial institution (including itself) and for so long as the Security Trustee shall think fit (the interest being credited to the relevant account) for later payment to the Facility Agent for application in accordance with Clause 19 (Application of sums received) in respect of:

(a)	any sum to the Security Trustee, any Receiver or Delegate; and

(b)	any part of the Secured Liabilities,

that the Security Trustee or, in the case of paragraph (b) only, the Facility Agent, reasonably considers, in each case, might become due or owing at any time in the future.

27.7	Investment of proceeds

Prior to the payment of the proceeds of the recoveries to the Facility Agent for application in accordance with Clause 27.4 (Application of receipts) the Security Trustee may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Trustee with such financial institution (including itself) and for so long as the Security Trustee shall think fit (the interest being credited to the relevant account) pending the payment from time to time of those moneys in the Security Trustee's discretion in accordance with the provisions of this Clause 27.7 (Investment of proceeds).

27.8	Instructions to Security Trustee and exercise of discretion

(a)	Subject to paragraph (d) below, the Security Trustee shall act in accordance with any instructions given to it by the Facility Agent (acting on the instructions of SACE and the Majority Lenders or all the Lenders (as appropriate)) or, if so instructed by the Facility Agent (acting on the instructions of SACE and the Majority Lenders or all the Lenders (as appropriate)), refrain from exercising any right, power, authority or discretion vested in it as Security Trustee and shall be entitled to assume that:

(i)	any instructions received by it from the Facility Agent (acting on the instructions of SACE and the Majority Lenders or all the Lenders (as appropriate)) are duly given in accordance with the terms of the Finance Documents; and

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(ii)	unless it has received actual notice of revocation, that those instructions or directions have not been revoked.

(b)	The Security Trustee shall be entitled to request instructions, or clarification of any direction, from the Facility Agent (acting on the instructions of SACE and the Majority Lenders or all the Lenders (as appropriate)) as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Security Trustee may refrain from acting unless and until those instructions or clarification are received by it.

(c)	Any instructions given to the Security Trustee by the Facility Agent (acting on the instructions of SACE and the Majority Lenders or all the Lenders (as appropriate)) shall override any conflicting instructions given by any other Party.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in this Agreement;

(ii)	where this Agreement requires the Security Trustee to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Security Trustee's own position in its personal capacity as opposed to its role of Security Trustee for the Secured Parties including, without limitation, the provisions set out in Clauses 27.10 (Security Trustee's discretions) to Clause 27.28 (Full freedom to enter into transactions); and

(iv)	in respect of the exercise of the Security Trustee's discretion to exercise a right, power or authority under any of Clause 27.5 (Deductions from receipts) and Clause 27.6 (Prospective liabilities).

27.9	Security Trustee's Actions

Without prejudice to the provisions of Clause 27.4 (Application of receipts), the Security Trustee may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate.

27.10	Security Trustee's discretions

(a)	The Security Trustee may:

(i)	assume (unless it has received actual notice to the contrary from the Facility Agent) that (i) no Event of Default has occurred and no Obligor is in breach of or default under its obligations under any of the Finance Documents and (ii) any right, power, authority or discretion vested by any Finance Document in any person has not been exercised;

(ii)	assume that any notice or request made by the Borrower (other than a Drawdown Notice) is made on behalf of and with the consent and knowledge of all the Obligors;

(iii)	if it receives any instructions or directions to take any action in relation to a Security Interest under the Finance Documents, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied;

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(iv)	engage, pay for and rely on the advice or services of any legal advisers, accountants, tax advisers, surveyors or other experts (whether obtained by the Security Trustee or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

(v)	act in relation to the Finance Documents through its personnel and agents;

(vi)	disclose to any other Party any information it reasonably believes it has received as Security Trustee under this Agreement;

(vii)	rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party or an Obligor, upon a certificate signed by or on behalf of that person; and

(viii)	refrain from acting in accordance with the instructions of any Party (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its discretion require (which may be greater than that contained in the Finance Documents and which may include payment in advance or otherwise) for all costs, losses and liabilities which it may incur in so acting.

(b)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Trustee is not obliged to do or omit to do anything if it would or might, in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(c)	Notwithstanding any provision of any Finance Document to the contrary, the Security Trustee is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion, if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not assured to it.

27.11	Security Trustee's obligations

The Security Trustee shall promptly:

(a)	copy to the Facility Agent the contents of any notice or document received by it from any Obligor under any Finance Document;

(b)	forward to a Party the original or a copy of any document which is delivered to the Security Trustee for that Party by any other Party provided that the Security Trustee is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party; and

(c)	inform the Facility Agent of the occurrence of any Event of Default or any default by an Obligor in the due performance of or compliance with its obligations under any Finance Document of which the Security Trustee has received notice from any other party to this Agreement.

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27.12	Excluded obligations

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Trustee shall not:

(a)	be bound to enquire as to (i) whether or not any Event of Default has occurred or (ii) the performance, default or any breach by an Obligor of its obligations under any of the Finance Documents;

(b)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

(c)	be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(d)	be or be deemed to be an agent, trustee or fiduciary of any Obligor.

27.13	Responsibility for documentation

None of the Security Trustee, any Receiver or Delegate shall accept responsibility or be liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Trustee or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property; or

(c)	any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.14	Exclusion of liability

(a)	Without limiting Clause 27.15 (No proceedings), (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Trustee, any Receiver or Delegate), none of the Security Trustee or any Receiver nor any Delegate will be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of any action taken by it or not taken by it under or in connection with any Finance Document or any Security Interest, unless directly caused by its Gross Negligence or wilful misconduct;

(ii)	exercising or not exercising any right, power, authority or discretion given to it by or in connection with any of the Finance Documents, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Finance Documents or the Security Property;

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(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	Nothing in this Agreement shall oblige the Security Trustee to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Security Trustee that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Trustee.

(c)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Trustee, any Receiver or Delegate, any liability of the Security Trustee, any Receiver or Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Trustee, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Trustee, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Trustee, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Trustee, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

27.15	No proceedings

No Party (other than the Security Trustee or that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Security Trustee, Receiver or Delegate in respect of any claim it might have against the Security Trustee, Receiver or Delegate in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Security Property and any officer, employee or agent of the Security Trustee, Receiver or Delegate may rely on this Clause subject to Clause 37.4 (Third party rights) and the provisions of the Third Party Act.

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27.16	Lenders' indemnity to the Security Trustee

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Security Trustee and every Receiver and every Delegate within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security Trustee's, Receiver's or Delegate's Gross Negligence or wilful misconduct) in acting as Security Trustee, Receiver or Delegate under the Finance Documents (unless the relevant Security Trustee, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

27.17	Own responsibility

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Creditor Party confirms to the Security Trustee that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy and enforceability of any Finance Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(c)	whether that Creditor Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Security Trustee or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Security Interests created by the Finance Documents or the existence of any Security Interest affecting the Charged Property, and each Creditor Party warrants to the Security Trustee that it has not relied on and will not at any time rely on the Security Trustee in respect of any of these matters.

27.18	No responsibility to perfect Security Interests

The Security Trustee shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

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(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or any Security Interest;

(c)	register, file or record or otherwise protect any Security Interests (or the priority of any of Security Interest) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of any Security Interest;

(d)	take, or to require any of the Obligors to take, any steps to perfect its title to any of the Charged Property or to render any Security Interest effective or to secure the creation of any ancillary Security Interest under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Finance Documents creating the Security Interests.

27.19	Insurance by Security Trustee

(a)	The Security Trustee shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security Trustee shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)	Where the Security Trustee is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Facility Agent shall have requested it to do so in writing and the Security Trustee shall have failed to do so within fourteen (14) days after receipt of that request.

27.20	Custodians and nominees

The Security Trustee may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Trustee may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Trustee shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

27.21	Acceptance of title

The Security Trustee shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Obligors may have to any of the Charged Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.

27.22	Refrain from illegality

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Trustee may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction and the Security Trustee may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

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27.23	Business with the Group

The Security Trustee may accept deposits from, lend money to, and generally engage in any kind of banking or other business with, any member of the Group.

27.24	Winding up of trust

If the Security Trustee, with the approval of the Facility Agent determines that (a) all of the Secured Liabilities and all other obligations secured by the Finance Documents creating the Security Interests have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents:

(a)	the trusts set out in this Agreement shall be wound up and the Security Trustee shall release, without recourse or warranty, all of the Security Interests and the rights of the Security Trustee under each of the Finance Documents creating the Security Interests; and

(b)	any Retiring Security Trustee shall release, without recourse or warranty, all of its rights under each of the Finance Documents creating the Security Interests.

27.25	Powers supplemental

The rights, powers and discretions conferred upon the Security Trustee by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Trustee by general law or otherwise.

27.26	Trustee division separate

(a)	In acting as trustee for the Secured Parties, the Security Trustee shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

(b)	If information is received by another division or department of the Security Trustee, it may be treated as confidential to that division or department and the Security Trustee shall not be deemed to have notice of it nor shall it be obliged to disclose such information to any Party.

27.27	Disapplication

In addition to its rights under or by virtue of this Agreement and the other Finance Documents, the Security Trustee shall have all the rights conferred on a trustee by the Trustee Act 1925, the Trustee Delegation Act 1999, the Trustee Act 2000 and by general law or otherwise, provided that:

(a)	section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Trustee in relation to the trusts constituted by this Agreement and the other Finance Documents; and

(b)	where there are any inconsistencies between (i) the Trustee Acts 1925 and 2000 and (ii) the provisions of this Agreement and any other Finance Document, the provisions of this Agreement and any other Finance Document shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, such provisions shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.

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27.28	Full freedom to enter into transactions

Notwithstanding any rule of law or equity to the contrary, the Security Trustee shall be absolutely entitled:

(a)	to enter into and arrange banking, derivative, investment and/or other transactions of every kind with or affecting any Obligor or any person who is party to, or referred to in, a Finance Document (including, but not limited to, any interest or currency swap or other transaction, whether related to this Agreement or not, and acting as syndicate agent and/or security trustee for, and/or participating in, other facilities to such Obligor or any person who is party to, or referred to in, a Finance Document);

(b)	to deal in and enter into and arrange transactions relating to:

(i)	any securities issued or to be issued by any Obligor or any other person; or

(ii)	any options or other derivatives in connection with such securities; and

(c)	to provide advice or other services to the Borrower or any person who is a party to, or referred to in, a Finance Document,

and, in particular, each Servicing Party shall be absolutely entitled, in proposing, evaluating, negotiating, entering into and arranging all such transactions and in connection with all other matters covered by paragraphs (a), (b) and (c) above, to use (subject only to insider dealing legislation) any information or opportunity, howsoever acquired by it, to pursue its own interests exclusively, to refrain from disclosing such dealings, transactions or other matters or any information acquired in connection with them and to retain for its sole benefit all profits and benefits derived from the dealings transactions or other matters.

27.29	Resignation of the Security Trustee

(a)	The Security Trustee may resign and appoint one of its affiliates as successor by giving notice to the Borrower and each Secured Party.

(b)	Alternatively the Security Trustee may resign by giving notice to the other Parties in which case the Majority Lenders (with the prior consent of SACE) may appoint a successor Security Trustee.

(c)	If the Majority Lenders have not appointed a successor Security Trustee in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Security Trustee (after consultation with the Facility Agent and SACE) may appoint a successor Security Trustee.

(d)	The retiring Security Trustee (the "Retiring Security Trustee") shall, at its own cost, make available to the successor Security Trustee such documents and records and provide such assistance as the successor Security Trustee may reasonably request for the purposes of performing its functions as Security Trustee under the Finance Documents.

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(e)	The Security Trustee's resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer, by way of a document expressed as a deed, of all of the Security Property to that successor.

(f)	Upon the appointment of a successor, the Retiring Security Trustee shall be discharged, by way of a document executed as a deed, from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 27.24 (Winding up of trust) and under paragraph (d) above) but shall, in respect of any act or omission by it whilst it was the Security Trustee, remain entitled to the benefit of Clause 27 (The Security Trustee), Clause 27.5 (Deductions from receipts), Clause 27.16 (Lenders' indemnity to the Security Trustee) and any other provisions of a Finance Document which are expressed to limit or exclude its liability in acting as Security Trustee. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Security Trustee, require it to resign in accordance with paragraph (b) above. In this event, the Security Trustee shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Borrower.

(h)	The consent of the Borrower (or any other Obligor) is not required for an assignment or transfer of rights and/or obligations by the Security Trustee.

(i)	The appointment of a successor Security Trustee pursuant to this Clause 27.29 (Resignation of the Security Trustee) shall be subject to compliance with all necessary "know your customer" requirements of the Lenders.

27.30	Delegation

(a)	Each of the Security Trustee, any Receiver or any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(b)	That delegation may be made upon any terms and conditions and subject to any restrictions that the Security Trustee, that Receiver or that Delegate (as the case may be) considers in its discretion to be appropriate and it shall not be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct or default on the part of any such delegate or sub delegate.

(c)	The Security Trustee shall exercise reasonable care in the selection of any such delegate or sub delegate.

27.31	Additional Security Trustee

(a)	The Security Trustee may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be appropriate; or

(ii)	for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Trustee deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

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and the Security Trustee shall give prior notice to the Borrower and the Facility Agent of that appointment.

(b)	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Trustee by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)	The remuneration that the Security Trustee may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Trustee.

27.32	Financial Services and Markets Act 2000

(a)	Notwithstanding anything in any Finance Document to the contrary, the Security Trustee shall not do, or be authorised or required to do, anything which might constitute a regulated activity for the purpose of the Financial Services and Markets Act 2000 ("FSMA"), unless it is authorised under FSMA to do so.

(b)	The Security Trustee shall have the discretion at any time:

(i)	to delegate any of the functions which fall to be performed by an authorised person under FSMA to any other agent or person which also has the necessary authorisations and licences; and

(ii)	to apply for authorisation under FSMA and perform any or all such functions itself if, in its absolute discretion, it considers it necessary, desirable or appropriate to do so.

28	Conduct of Business by the Creditor Parties

No provision of this Agreement will:

(a)	interfere with the right of any Creditor Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Creditor Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Creditor Party to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.

29	Sharing among the Creditor Parties

29.1	Payments to Creditor Parties

If a Creditor Party (a "Recovering Creditor Party") receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Sharing among the Creditor Parties) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Creditor Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Facility Agent;

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(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Creditor Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 19 (Application of sums received) and Clause 30 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Creditor Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Creditor Party as its share of any payment to be made, in accordance with Clause 19 (Application of sums received) and Clause 30 (Payment Mechanics).

29.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Creditor Parties (other than the Recovering Creditor Party) in accordance with Clause 19 (Application of sums received) and Clause 30 (Payment Mechanics).

29.3	Recovering Creditor Party's rights

(a)	On a distribution by the Facility Agent under Clause 29.2 (Redistribution of payments), the Recovering Creditor Party will, if possible under the relevant applicable laws, be subrogated to the rights of the Creditor Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Creditor Party is not able to rely on its rights under paragraph (a) of Clause 29.3 (Recovering Creditor Party's rights), the relevant Obligor shall be liable to the Recovering Creditor Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Creditor Party becomes repayable and is repaid by that Recovering Creditor Party, then:

(a)	each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Creditor Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Creditor Party for its proportion of any interest on the Sharing Payment which that Recovering Creditor Party is required to pay); and

(b)	that Recovering Creditor Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Creditor Party for the amount so reimbursed.

29.5	Exceptions

(a)	This Clause 29 (Sharing among the Creditor Parties) shall not apply to the extent that the Recovering Creditor Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

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(b)	A Recovering Creditor Party is not obliged to share with any other Creditor Party any amount which the Recovering Creditor Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Creditor Party of the legal or arbitration proceedings; and

(ii)	that other Creditor Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

(c)	Following full indemnification by SACE of the SACE Agent (on behalf of the Lenders) under the SACE Insurance Policy, the provisions relating to the sharing of proceeds among the Creditor Parties in this Clause 29 (Sharing among the Creditor Parties) shall not apply to any payment made to SACE by a Lender or the Borrower following a payment by SACE to any Lender under the SACE Insurance Policy.

30	Payment Mechanics

30.1	Payments to the Facility Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State) with such bank as the Facility Agent specifies.

(c)	Payment shall be made before 11.00 a.m. Paris time.

(d)	For each payment by the Borrower, it shall notify the Facility Agent on the third Business Day prior to the due date for payment that it will issue to its bank (which shall be named in such notification) to make the payment.

30.2	Distributions by the Facility Agent or the SACE Agent

Each payment received by the Facility Agent or the SACE Agent under the Finance Documents or the SACE Insurance Policy for another Party shall, subject to Clause 30.3 (Distributions to an Obligor), Clause 30.4 (Clawback) be made available by the Facility Agent or SACE Agent (as the case may be) as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent (following which the Facility Agent shall promptly notify the SACE Agent, if relevant to it) by not less than five (5) Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State).

30.3	Distributions to an Obligor

The Facility Agent may in accordance with Clause 22 (Set-Off) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

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30.4	Clawback

(a)	Where a sum is to be paid to the Facility Agent or the SACE Agent under the Finance Documents or the SACE Insurance Policy for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

30.5	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.6	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or unpaid sum under this Agreement interest is payable on the principal or unpaid sum at the rate payable on the original due date.

30.7	Currency of account

(a)	Subject to paragraphs (b) and (c) of Clause 30.7 (Currency of account) Euros is the currency of account and payment for any sum from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than Euros shall be paid in that other currency.

30.8	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Lenders and the Borrower); and

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(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Lenders and the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.9	Distributions under the Interest Make-up Agreement

Each payment received by the Facility Agent under the Interest Make-up Agreement for a Lender shall be made available by the Facility Agent as soon as practicable after receipt to the Lender entitled to receive such payment in accordance with this Agreement (for the account of its Facility Office), to such account as that Lender may notify to the Facility Agent by not less than five (5) Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State).

31	Variations and Waivers

31.1	Variations, waivers etc. by Majority Lenders

Subject to Clause 31.2 (Variations, waivers etc. requiring agreement of all Lenders), a document shall be effective to vary, waive, amend, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Facility Agent on behalf of the Majority Lenders, by the Facility Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which an Obligor is party, by an Obligor (provided that no amendment or variation may be made to this Agreement or any other Finance Document without the consent of the Italian Authorities); provided, further, that no amendment or variation may be made before the date falling ten Business Days after the terms of that amendment or variation have been notified by the Facility Agent to the Lenders. The Facility Agent shall notify the Lenders reasonably promptly of any amendments or variations proposed by the Borrower.

31.2	Variations, waivers etc. requiring agreement of all Lenders

However, as regards the following, Clause 31.1 (Variations, waivers etc. by Majority Lenders) applies as if the words "by the Facility Agent on behalf of the Majority Lenders" were replaced by the words "by or on behalf of every Lender":

(a)	a reduction in the Margin;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees, commission or other sum payable under this Agreement;

(c)	an increase in or extension of any Lender's Commitment, including, for the avoidance of doubt, any increase arising pursuant to the provisions of Clause 8.1 (SACE Premium) or any requirement that a cancellation of Commitments reduces the Commitments rateably under the Loan;

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(d)	a change to the definition of "Majority Lenders";

(e)	a change to Clause 2 (Facility), Clause 6 (Interest), Clause 24 (Changes to the Lenders) or this Clause 31 (Variations and Waivers);

(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(g)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required.

31.3	Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clauses 31.1 (Variations, waivers etc. by Majority Lenders) and 31.2 (Variations, waivers etc. requiring agreement of all Lenders), no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or an Obligor of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

32	Notices

32.1	General

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

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32.2	Addresses for communications

A notice shall be sent:

(a)	to the Borrower:	7665 Corporate Center Drive Miami FL 33126 USA Fax No: (00) 1 305 436 4140

(b)	to a Lender:	At the address below its name in Schedule 1 (Lenders and Commitments) or (as the case may require) in the relevant Transfer Certificate.

(c)	to the Facility Agent:

CIB- COO Office-TMEF

Millénaire 4

35 rue de la gare

75019 Paris

Fax No. (33) 1 43 16 81 84

Attn: Attention: S. CASET-CARRICABURU/B. SOHIER

Email: sylvie.casetcarricaburu@bnpparibas.com

beatrice.sohier@bnpparibas.com

(d)	to the SACE Agent:

12, place des Etats-Unis

CS 70052

92547 Montrouge cedex

Paris

Fax No. (33) 1 41 89 19 34

Attn: Shipping Middle Office – Ms Clémentine Costil and Romy Roussel

E-mail: clementine.costil@ca-cib.com

romy.roussel@ca-cib.com

(e)	to the Security Trustee:	8 Canada Square London E14 5HQ Fax: +44 20 7991 4350 Email: Ctla.trustee.admin@hsbc.com Attention: CTLA Trustee Services Administration or to such other address as the relevant party may notify the Facility Agent or, if the relevant party is the Facility Agent, the Borrower and the Lenders.

32.3	Effective date of notices

Subject to Clauses 32.4 (Service outside business hours) and 32.5 (Electronic communication):

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

32.4	Service outside business hours

However, if under Clause 32.3 (Effective date of notices) a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 6 p.m. local time;

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the notice shall (subject to Clause 32.5 (Electronic communication)) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

32.5	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means, to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

32.6	Illegible notices

Clauses 32.3 (Effective date of notices) and 32.4 (Service outside business hours) do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

32.7	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

32.8	English language

Any notice under or in connection with a Finance Document shall be in English.

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32.9	Meaning of "notice"

In this Clause 32 (Notices), "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

33	Confidentiality

33.1	Confidential Information

Each Creditor Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 33.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

33.2	Disclosure of Confidential Information

Any Creditor Party may disclose:

(a)	to the Italian Authorities, to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Creditor Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Representatives and professional advisers;

(ii)	who is an insurer or reinsurer of any Creditor Party and requests such information;

(iii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Representatives and professional advisers;

(iv)	appointed by any Creditor Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(v)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(vi)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

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(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party, a member of the Group or any related entity of an Obligor;

(ix)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or

(x)	with the consent of the Guarantor; or

(xi)	any employee, officer, director or Representative of any Italian Authorities to whom information is required to be disclosed in the course of such person's employment or duties;

(xii)	to whom or for whose benefit that Creditor Party charges, assigns or otherwise creates a Security Interest (or may do so) pursuant to Clause 24.16 (Security over Lenders' rights).

in each case, such Confidential Information as that Creditor Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii), (b)(iii) and (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(v) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(vi), (b)(vii) and (b)(xii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Creditor Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Creditor Party or by a person to whom sub-paragraphs (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Creditor Party;

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(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

33.3	Entire agreement

This Clause 33 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Creditor Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

33.4	Disclosure to information services

(a)	Any Creditor Party may disclose to any national or international information service company such as Dealogic, TF, GTR, TXF, IFR and any other similar information service company appointed by that Creditor Party, the following information:

(i)	names of Parties;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation or formation, as the case may be of Obligors;

(iv)	date of this Agreement and Effective Date;

(v)	Clause 38 (Governing Law);

(vi)	the name of the Facility Agent;

(vii)	amount of Total Commitments;

(viii)	currency of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility; and

(xi)	duration of Facility,

to enable such information service company to provide its usual services.

(b)	Each Obligor represents that none of the information set out in sub-paragraphs (i) to (xi) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

33.5	Inside information

Each of the Creditor Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Creditor Parties undertakes not to use any Confidential Information for any unlawful purpose.

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33.6	Notification of disclosure

Each of the Creditor Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(vi) of Clause 33.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 33 (Confidentiality).

33.7	Continuing obligations

The obligations in this Clause 33 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Creditor Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Creditor Party otherwise ceases to be a Creditor Party.

33.8	Disclosure by SACE

Notwithstanding any other provision of this Agreement to the contrary, SACE may disclose any Confidential Information:

(a)	as required to be disclosed by applicable law, regulation, rule or order of a competent authority in the context of litigation, arbitration or administrative proceedings to which SACE is subject or as required to be disclosed as a consequence of the participation of SACE and/or the Republic of Italy to an international organisation of which SACE and/or the Republic of Italy is a member (and in such event, upon notification from SACE, the SACE Agent shall inform the Obligors of such requirement as soon as reasonably practicable to the extent permitted by law, regulation, rule or order of a competent authority and the person to whom such Confidential Information is to be given is informed of its confidential nature);

(b)	to its ultimate shareholder, holding company, parent, subsidiaries and affiliates;

(c)	to any providers of any reinsurance, counter-guarantee or any form of risk enhancement (including but not limited to SACE's agents, brokers and consultants) subject to such persons entering into confidentiality arrangements with SACE unless such persons are subject to professional obligations of confidentiality;

(d)	if required for the purposes of the state guarantee in favour of SACE pursuant to article 32 of law-decree no. 91/2014 converted into law 116/2014 in the Republic of Italy;

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(e)	following any payment due under the SACE Insurance Policy; or

(f)	with the consent of the Borrower, such consent not to be unreasonably withheld.

33.9	Disclosure by SIMEST

Notwithstanding any other provision of this Agreement to the contrary, SACE may disclose any Confidential Information to SIMEST provided that SIMEST may, in turn, disclose such Confidential Information:

(a)	to its ultimate shareholder, holding company, parent, subsidiaries and affiliates;

(b)	to its professional advisers provided that such advisers are under a professional duty to keep such information confidential;

(c)	to providers of hedging arrangements entered into by SIMEST in connection with the Facility (including their agents, brokers and consultants) subject to such persons undertaking confidentiality obligations with SIMEST (unless they are subject to professional duties of confidentiality) and with the written consent of the Borrower (such consent not to be unreasonably withheld); or

(d)	with the consent of the Borrower.

33.10	Press release

Neither SACE nor the Borrower will issue any press release or make any public announcement in relation to the SACE Insurance Policy without the prior consent of the other party (such consent not to be unreasonably withheld).

34	Confidentiality of Funding Rates and Reference Bank Quotations

34.1	Confidentiality and disclosure

(a)	The Facility Agent and the Borrower agree to keep each Funding Rate (and, in case of the Facility Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Facility Agent may disclose any Funding Rate or Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Facility Agent may disclose any Funding Rate or any Reference Bank Quotation and the Borrower may disclose any Funding Rate to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives, if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

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(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

34.2	Related obligations

(a)	The Facility Agent and the Borrower acknowledge that each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and the Borrower undertake not to use any Funding Rate (or, in the case of the Facility Agent, any Reference Bank Quotation) for any unlawful purpose.

(b)	The Facility Agent and the Borrower agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to sub-paragraph (ii) of paragraph (c) of Clause 34.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 34 (Confidentiality of Funding Rates and Reference Bank Quotations).

35	Legal Independence and Unconditional Obligations of the Borrower

35.1	Legal independence and Unconditional Obligations of the Borrower

This Agreement is legally independent from the Shipbuilding Contract. The obligations of the Borrower to make payments and to observe and perform its obligations under the Transaction Documents are absolute, unconditional, irrevocable and several and such obligations shall not:

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(a)	in any way be affected or discharged by reason of any matter affecting the Shipbuilding Contract including its performance, frustration or validity, the insolvency or dissolution of any party to the Shipbuilding Contract or the destruction, non-completion or non-functioning of the goods and equipment supplied under the Shipbuilding Contract;

(b)	in any way be affected or discharged by reason of any dispute under the Shipbuilding Contract or any claim which it or any other person may have against, or consider that it has against, any person under the Shipbuilding Contract;

(c)	in any way be affected or discharged by reason of unenforceability, illegality or invalidity of any obligation of the Borrower or any other person under the Shipbuilding Contract or any documents or agreements relating to the Shipbuilding Contract;

(d)	in any way be affected by the fact that all or any part of the amount requested referred to in the Drawdown Notice is not or was not due or payable to the Builder;

(e)	be conditional on the performance by the Creditor Parties of any obligations (except as otherwise stated herein) in order to give rise to a relevant obligation of the Borrower hereunder; or

(f)	in any way be affected or discharged by the insolvency or dissolution of the Borrower.

36	SACE Subrogation and Reimbursement

36.1	Acknowledgement of Subrogation

Each of the Parties acknowledges that, upon any payment being made by or on behalf of SACE of any amount under the SACE Insurance Policy, SACE will be immediately and automatically subrogated to the rights of the Lenders in the amount of such payment under the Finance Documents in accordance with the SACE Insurance Policy. Following such subrogation, the Creditor Parties shall provide all assistance required by SACE to enforce its rights under this Agreement and the other Finance Documents.

36.2	Reimbursement

(a)	Without prejudice to Clause 36.1 (Acknowledgement of Subrogation), each Obligor, jointly and severally undertakes to pay to SACE, and keep SACE indemnified from and against, each and every amount paid (whether by direct payment or set-off) by SACE to the Creditor Parties or any person on any of their behalf under the SACE Insurance Policy;

(b)	Each Obligor undertakes to pay SACE an amount in Euros equal to:

(i)	for each payment made by SACE to any of the Creditor Parties or any person on any of their behalf under the SACE Insurance Policy, the amount of such payment; and

(ii)	for each deduction or withholding imposed, levied, collected, withheld or assessed on any payment by SACE to any of the Creditor Parties or any person on any of their behalf under the SACE Insurance Policy, the amount of such deduction or withholding, in each case together with interest thereon (calculated in accordance with Clause 17.1 (Default rate of interest) of this Agreement).

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(c)	Each Obligor further agrees that its obligations under this Clause 36.2 (Reimbursement) are separate from and in no way conditional upon the Obligor's obligations under this Agreement or any of the other Finance Documents and will not be affected or discharged by any matter relating thereto including, but not limited to, whether or not the Obligor is itself liable to make payment, or is disputing its liability to make payment, under this Agreement or any of the other Finance Documents.

(d)	SACE will promptly inform the Obligors of any amounts to be reimbursed and indemnified under this Clause 36.2 (Reimbursement).

(e)	Each amount that is payable by the Obligors pursuant to Clause 36.2 (Reimbursement) is due and payable to SACE in Euros within five (5) Business Days of demand by SACE to the Obligors.

36.3	Obligations Absolute

The obligations of the Obligors under this Clause 36.2 (Reimbursement), to the extent permitted by applicable law:

(a)	are absolute and unconditional;

(b)	are to be discharged and/or performed strictly in accordance with this Agreement under all circumstances;

(c)	are continuing obligations and will extend to the ultimate balance of sums payable by SACE to any Creditor Party or any person on any of their behalf under the SACE Insurance Policy, regardless of any intermediate payment or discharge in whole or in part;

(d)	will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under Clause 36.2 (Reimbursement) (without limitation and whether or not known to it or any Creditor Party) including:

(i)	any time, waiver or consent granted to, or composition with any Obligor;

(ii)	any lack of validity or enforceability of, or any amendment or other modifications of, or waiver with respect to, any of the Finance Documents;

(iii)	any reduction or release of any other obligations under this Agreement;

(iv)	the release of any Obligor or any other person under the terms of any composition or arrangement;

(v)	the taking, variation, compromise, exchange, renewal, discharge, substitution or release of, or refusal or neglect to perfect, take up, realise or enforce, any rights against, or security over assets of, any Obligor or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(vi)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor, any Creditor Party or any other person;

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(vii)	any amendment (however fundamental) or replacement of a Finance Document, the SACE Insurance Policy or any other document or security;

(viii)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, the SACE Insurance Policy or any other document or security;

(ix)	any insolvency or similar proceedings;

(x)	the existence of any claim, set-off, defence, reduction, abatement or other right which any Obligor may have at any time against SACE;

(xi)	any document presented in connection with the SACE Insurance Policy proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(xii)	any payment by SACE against presentation of a demand for payment substantially, on its face, in the form of a claim under the SACE Insurance Policy where any certificate or other document required to be provided with such claim in accordance with the terms of the SACE Insurance Policy either is not provided or does not comply with the terms of the SACE Insurance Policy; and

(xiii)	any other circumstances which might otherwise constitute a defence available to, or discharge of any Obligor.

37	Supplemental

37.1	Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to each Secured Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

37.2	Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

37.3	Counterparts

A Finance Document may be executed in any number of counterparts.

37.4	Third party rights

(a)	Except for SACE, SIMEST and their successors, transferees and assignees or as otherwise provided in a Finance Document, a person who is not a Party has no right under the Third Party Act to enforce or to enjoy the benefit of any term of this Agreement.

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(b)	Notwithstanding any provision of any Finance Document, the consent of any person (other than SACE, SIMEST or their successors, transferees and assignees) who is not a party to a Finance Document is not required to rescind, vary or terminate any Finance Document at any time.

(c)	Subject to the provisions of the Third Party Act, and without prejudice to the provisions of paragraphs (a) and (b) above, each of SACE and/or SIMEST (as applicable) has the right to enforce and to enjoy the benefit of Clause 36 (SACE Subrogation and Reimbursement), Clause 17 (Interest on Late Payments), Clause 8 (SACE Premium and Italian Authorities), Clause 10.2 (Tax gross-up), Clause 10.3 (Tax indemnity), Clause 10.11 (Transaction Costs), Clause 20.1 (Indemnities regarding borrowing and repayment of Loan), Clause 20.2 (Breakage costs and SIMEST arrangements), Clause 20.3 (Miscellaneous indemnities), Clause 20.4 (Currency indemnity), Clause 22 (Set-Off), Clause 27 (The Security Trustee), Clause 10.6 (VAT), Clause 10.13 (SACE obligations), Clauses 33.8 (Disclosure by SACE), Clause 33.9 (Disclosure by SIMEST), 33.10 (Press release), Clause 39 (Enforcement) and any other provision of this Agreement which expressly confers rights on SACE and/or SIMEST (as applicable).

(d)	Any amendment or waiver which relates to the rights of SACE and/or SIMEST (as applicable) under this Agreement, including under Clause 36 (SACE Subrogation and Reimbursement), Clause 17 (Interest on Late Payments), Clause 8 (SACE Premium and Italian Authorities), Clause 10.2 (Tax gross-up), Clause 10.3 (Tax indemnity), Clause 20.4 (Currency indemnity), Clause 22 (Set-Off), Clause 27 (The Security Trustee), Clause 20.3 (Miscellaneous indemnities), Clause 10.6 (VAT), Clause 10.11 (Transaction Costs), Clause 20.1 (Indemnities regarding borrowing and repayment of Loan), Clauses 33.8 (Disclosure by SACE), Clause 33.9 (Disclosure by SIMEST), 33.10 (Press release), Clause 39 (Enforcement) and any other provision of this Agreement which expressly confers rights on SACE and/or SIMEST (as applicable) may not be effected without the consent of SACE and/or SIMEST (as applicable).

37.5	No waiver

No failure or delay on the part of a Secured Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof by the Secured Parties or the exercise by the Secured Parties of any other right, power or privilege. The rights and remedies of the Secured Parties herein provided are cumulative and not exclusive of any rights or remedies provided by law.

37.6	Writing required

This Agreement shall not be capable of being modified otherwise than by an express modification in writing signed by the Borrower, the Facility Agent and the Lenders.

37.7	Non-applicable provisions between the Obligors, German Lenders and any Creditor Party subject to the EU Blocking Regulation

(a)	A Creditor Party that is incorporated in the Federal Republic of Germany or is otherwise subject to the EU Blocking Regulation may notify the Facility Agent in writing that it elects that any provisions with respect to Sanctions, including, without limitation, the undertakings and covenants given under paragraph (e) of Clause 12.2 (Information), Clause 12.4 (Sanctions and Illicit Payments), Clause 12.5 (Prohibited Payments), Clause 12.24 (Compliance with laws etc.) or provisions contained in Clause 20.3 (Miscellaneous indemnities) or Clause 21.1 (Illegality and Sanctions) and the representations and warranties given under paragraphs (u), (v), (y), (z) and (jj) of Clause 11.2 (Continuing representations and warranties) and paragraph (j) of Clause 11.3 (Representations on the Delivery Date) respectively (the "Sanctions Provisions") shall only enure to the benefit of, and be applicable to, that Creditor Party to the extent that such provisions would not result in: (i) any violation of, conflict with or liability under the EU Blocking Regulation; or (ii) in the case of a Creditor Party that is incorporated in the Federal Republic of Germany only, a violation or conflict with the German Blocking Provisions.

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(b)	If a Creditor Party elects to be a Restricted Creditor Party, in respect of any proposed requirement to comply, enforcement, waiver, non-waiver, consent, variation or amendment of or in relation to a Finance Document relating to any Sanctions Provision (a "Relevant Action"), the Restricted Creditor Party shall notify the Facility Agent in writing whether or not it shall be deemed to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve the Relevant Action and upon receipt by the Facility Agent of such notice such Restricted Creditor Party shall be so deemed for such purposes.

38	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by and construed in accordance with English law.

39	Enforcement

39.1	Jurisdiction of English Courts

The courts of England have exclusive jurisdiction to settle any Dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute"). Each Party agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

39.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)	irrevocably appoints Hannaford Turner LLP of 4th Floor, 15 Old Bailey, London EC4M 7EF, United Kingdom, as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within 15 days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

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40	Waiver of Immunity

40.1	To the fullest extent permitted by applicable law, the Borrower hereby irrevocably and unconditionally:

(a)	submits to the jurisdiction of the English courts in accordance with Clause 39 (Enforcement) and agrees not to claim any sovereign or other immunity from the jurisdiction of any such court;

(b)	submits to the jurisdiction of the English courts in respect of any proceedings arising out of or connected with the enforcement and/or execution of any judgment made against it and waives and agrees not to claim any sovereign or other immunity from the jurisdiction of the English courts or the courts of any other jurisdiction in relation to the recognition of any such judgment or court order and agrees to ensure that no such claim is made on its behalf;

(c)	consents generally in respect of any such proceedings to the giving of any relief in the English courts and the courts of any other jurisdiction whether before or after a final judgment including, without limitation: suit, relief by way of interim or final injunction or order for specific performance or recovery of any property, attachment of its assets prior to judgment, other attachment, the obtaining of judgment and enforcement or execution against any property, revenues or other assets whatsoever (irrespective of their use or intended use) and waives and agrees not to claim any sovereign or other immunity from the jurisdiction of the English courts or the courts of any other jurisdiction in relation to such enforcement and the giving of such relief (including to the extent that such immunity may be attributed to it) against itself or with respect to its assets, and agrees to ensure that no such claim is made on its behalf or with respect to its assets;

(d)	waives any right of immunity which it or its assets now has or may subsequently acquire; and

(e)	agrees not to claim any sovereign or other immunity from service of process against its assets or revenues for the enforcement of a judgment or an action in rem, for the arrest, detention or sale of any of its assets and revenues.

40.2	The Borrower agrees that in any proceedings in the English courts this waiver shall have the fullest scope permitted by the English State Immunity Act 1978 (the "Act") and that this waiver is intended to be irrevocable for the purposes of such Act.

41	Effective Date

This Agreement and the other Finance Documents shall not come into force or have any legal effect until the occurrence of the Effective Date.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1

Lenders and Commitments

Lender	Facility Office	Commitment (%)	Amount (EUR)

Banco Santander S.A.	Avda. Cantabria s/n. 28660 Boadilla del Monte, Madrid, Spain	[*]%	[*]

BNP Paribas Fortis S.A./N.V.	3, Montagne du Parc, 1 KA1E 1000 Brussels, Belgium	[*]%	[*]

Cassa Depositi e Prestiti S.p.A.	Via Goito, 4 – 00185, Rome, Italy	[*]%	[*]

Crédit Agricole Corporate and Investment Bank	12, place des Etats-Unis, CS 70052, 92547 Montrouge cedex, France	[*]%	[*]

HSBC Bank plc	Level 2, 8 Canada Square, London E14 5HQ, United Kingdom	[*]%	[*]

KfW IPEX-Bank GmbH	Palmengartenstr. 5-9 60325 Frankfurt Germany	[*]%	[*]

Société Générale	29, boulevard Haussmann 75009 Paris France	[*]%	[*]

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Schedule 2

Form of Drawdown Notice

To:         BNP Paribas

Attention: Loans Administration

[●]

DRAWDOWN NOTICE

1	We refer to the loan agreement (the "Loan Agreement") dated [●] 2018 and made between, inter alios, ourselves, as Borrower, the Lenders, and the Joint Mandated Lead Arrangers referred to therein and yourselves as Facility Agent in connection with a facility of up to € [●]. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow as follows:-

(a)	Amount:

(i)	€[●] in respect of the payment of part of the Eligible Amount of the Final Contract Price to be paid to the Builder to the account specified in paragraph (d) below;

(ii)	€[●] in respect of the First Instalment of the SACE Premium to be reimbursed to the Borrower to the account specified in paragraph (d) below;

(iii)	€[●] in respect of the Second Instalment of the SACE Premium to be paid, in accordance with paragraph (d) below to SACE.

(b)	Drawdown Date: [●];

(c)	Duration of the first Interest Period shall be 6 months;

(d)	Payment instructions:

(i)	[in respect of Clause 2(a)(i) above:

Beneficiary: FINCANTIERI S.p.A.

[account details to be completed]]

(ii)	[in respect of Clause 2(a)(ii) above:

Beneficiary: O CLASS PLUS TWO, LLC

[account details to be completed]]

(iii)	[in respect of Clause 2(a)(iii) above:

Beneficiary: SACE S.p.A.

[account details to be completed]]

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3	We represent and warrant that:

(a)	the representations and warranties in Clauses 11.2 (Continuing representations and warranties) and 11.3 (Representations on the Delivery Date) of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Facility Agent.

[Name of Signatory]

Manager

for and on behalf of
O CLASS PLUS TWO, LLC

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Schedule 3

Documents to be produced by the Builder to the Facility Agent on Delivery

1	Qualifying Certificate, duly signed by the Builder, and the related attachments:

1.1	a copy (certified as a true copy by the Builder) of the invoices from the Builder in respect of the Contract Price (as defined under the Shipbuilding Contract), as well as a copy (certified as a true copy by the Builder) of the relevant bank statements attesting receipt of the amounts paid directly by the Borrower in respect of the Contract Price (as defined in the Shipbuilding Contract);

1.2	a copy (certified as a true copy by the Builder) of the Builder's Certificate and Declaration of Warranty (as each is defined in the Shipbuilding Contract);

1.3	a copy (certified as a true copy by the Builder) of the Protocol of Delivery and Acceptance issued under the Shipbuilding Contract; and

1.4	a duly executed Exporter Declaration.

2	Certified copy of the acknowledgement of the notice of assignment of the Borrower's rights under the post-delivery warranty given by the Builder under the Shipbuilding Contract pursuant to the Post-Delivery Assignment.

3	Certified Copy of the power of attorney pursuant to which the authorised signatory of the Builder signed the documents referred to in this Schedule 3 (Documents to be produced by the Builder to the Facility Agent on Delivery) and a specimen of his signature.

4	Evidence that, at the time of delivery of the Ship on the Delivery Date, no encumbrances whatsoever are registered against the Ship in the competent Italian registry of ships under construction.

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Schedule 4

Form of Transfer Certificate

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	[Name of Facility Agent] for itself and for and on behalf of the Borrower, any other Obligor, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.

[●]

1	This Certificate relates to Loan Agreement (the "Loan Agreement") dated [●] 2018 and made between (1) O CLASS PLUS TWO, LLC (the "Borrower"), (2) the banks and financial institutions named therein as lenders (3) BNP Paribas as Facility Agent and (4) HSBC Corporate Trustee Company (UK) Limited as Security Trustee for a loan facility of up to €[●].

2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:

"Relevant Parties" means the Facility Agent, the Borrower, any other Obligor, the Security Trustee and each Lender.

"Transferee" means [full name] of [facility office].

"Transferor" means [full name] of [facility office].

3	The effective date of this Certificate is [●], provided that this Certificate shall not come into effect unless it is signed by the Facility Agent on or before that date.

4	The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [●] per cent. of its Contribution, which percentage represents €[●].

5	By virtue of this Certificate and clause 24 (Changes to the Lender) of the Loan Agreement, the Transferor is discharged entirely from its Commitment which amounts to €[●] from [●] per cent. of its Commitment, which percentage represents €[●] and the Transferee acquires a Commitment of € [●].

6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which clause 24 (Changes to the Lender) of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7	The Facility Agent, at the request of the Transferee (which request is hereby made) accepts, for the Facility Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with clause 24 (Changes to the Lender) of the Loan Agreement.

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8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above; and

(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Loan Agreement and each of the other Finance Documents;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Facility Agent, the Security Trustee or any Lender in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective;

(ii)	the Borrower or any Obligor fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or other Obligors under the Finance Documents;

(c)	agrees that it will have no rights of recourse on any ground against the Facility Agent, the Security Trustee or any Lender in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10	The Transferor and the Transferee each undertake with the Facility Agent and the Security Trustee severally, on demand, fully to indemnify the Facility Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Facility Agent's or the Security Trustee's own officers or employees.

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11	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Facility Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Facility Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Facility Agent

Signed for itself and for and on behalf of itself

as Facility Agent and for every other Relevant Party

[Name of Facility Agent]

By:

Date:

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Administrative Details of Transferee

Name of Transferee:

Facility Office:

Contact Person

(Loan Administration Department):

Telephone:

Fax:

Contact Person

(Credit Administration Department):

Telephone:

Fax:

Account for payments:

Note:	This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

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Schedule 5

Qualifying Certificate

To:	BNP Paribas as Facility Agent (the "Facility Agent")

cc:	O CLASS PLUS TWO, LLC as Borrower

From:	Fincantieri S.p.A (the "Builder")

Date: [●]

Dear Sirs,

1	We refer to the SACE backed term facility agreement dated [●] 2018 (as supplemented, amended and/or restated from time to time, the "Facility Agreement") and entered into between, among others, the Facility Agent, the Borrower and the financial institutions named therein as Lenders. Terms defined in the Facility Agreement shall have the same meaning when used herein.

2	This is a Qualifying Certificate.

3	This Qualifying Certificate relates to the Drawdown Notice dated [●].

4	We attach hereto the following documents in respect of the Ship to be delivered on the Delivery Date under the Shipbuilding Contract:

(a)	a copy (certified as a true copy by the Builder) of the invoices from the Builder in respect of the Contract Price (as defined in the Shipbuilding Contract) as well as a copy (certified as a true copy by the Builder) of the relevant bank statements attesting receipt of the amounts paid directly by the Borrower in respect of the Contract Price (as defined in the Shipbuilding Contract);

(b)	a copy (certified as a true copy by the Builder) of the Builder's Certificate and Declaration of Warranty (as each is defined in the Shipbuilding Contract) duly executed by the Builder;

(c)	a copy (certified as a true copy by the Builder) of the Protocol of Delivery and Acceptance issued under the Shipbuilding Contract duly executed by the Builder and the Borrower; and

(d)	a duly executed Exporter Declaration.

5	We hereby certify that the cumulative total amount invoiced by us pursuant to the Contract Price (as defined in the Shipbuilding Contract) paid by the Borrower as direct payment is as follows: €[●] corresponding to not less than twenty per cent. (20)% of the Final Contract Price of the Ship.

6	We hereby warrant that:

(a)	the amount claimed does not include any sum in respect of any matter currently the subject of arbitration or other proceeding nor to the best of our knowledge and belief will it be the subject of arbitration or other proceeding;

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(b)	the Shipbuilding Contract has not been terminated, suspended or amended and to the best of our knowledge and belief no action is proceeding which might lead to the termination or suspension thereof;

(c)	all relevant authorisations (if any) in respect of the Ship intended to be financed by the proposed Loan have been obtained and are in full force and effect;

(d)	all documents supplied by us in support of this Qualifying Certificate are in all material respect in conformity with the Shipbuilding Contract and SACE's requirements; you may rely on the accuracy and completeness of all information and documents contained in or supplied with this Qualifying Certificate or delivered pursuant thereto:

(i)	the goods incorporated in and used for the construction of the Ship have the origin set out in the table below and complies with the requirements of the SACE Insurance Policy; and

Origin of the goods incorporated in the Ship	Value in percentage of the total Contract Price of the Ship	Relevant portion of the Contract Price of the Ship
Italian goods	[●]%	€ [●]
Other EU goods	[●]%	€ [●]
Extra EU goods (if any)	[●]%	€ [●]
	Total Contract Price of the Ship (in percentage) = 100%	Total Contract Price of the Ship = € [●]

(ii)	the aggregate amounts transferred abroad (importi trasferiti all'estero) up to the date hereof and to be transferred abroad following the Drawdown Date for any reason connected to the performance of the Shipbuilding Contract, are equal to € [●].

Yours faithfully,

Fincantieri S.p.A

For and on behalf of the Builder

(the Authorised Signatory of the Builder)

152

Execution Pages

BORROWER

SIGNED by	)	/s/ Paul A. Turner
	)	Paul A. Turner
for and on behalf of	)	Attorney-in-Fact
O CLASS PLUS TWO, LLC	)

in the presence of:	)	/s/Nicholas Block
Solicitor
Clyde & Co LLP
The St Botolph Building
138 Houndsditch
London EC3A 7AR
United Kingdom

LENDERS

SIGNED by	)	/s/Jérôme LEBLOND
	)	Jérôme LEBLOND
for and on behalf of	)
CRÉDIT AGRICOLE CORPORATE	)	/s/Anne-Laure ORANGE
AND INVESTMENT BANK	)	Anne-Laure ORANGE
in the presence of:	)
/s/ Anne-Sophie Spach
Anne-Sophie Spach

SIGNED by	)	/s/Véronique DE BLIC
	)	Véronique DE BLIC
for and on behalf of	)	Head of Export Finance EMEA
BNP PARIBAS FORTIS S.A./N.V.	)
in the presence of:	)	/s/Bruno CLOQUET
Bruno CLOQUET
Global Head of Exporters and ECAs Origination

/s/Scheerlinck Lieve
Scheerlinck Lieve

SIGNED by	)	/s/Parit Patani
	)	Parit Patani
for and on behalf of	)	Attorney-in-Fact
KFW IPEX-BANK GMBH	)
in the presence of:	)	/s/Pierre Welch
Pierre Welch

SIGNED by	)	/s/ Philip E Lewis
	)	Philip E Lewis
for and on behalf of	)
HSBC BANK PLC	)	/s/Kirstie Moore
in the presence of:	)	Kirstie Moore

153

SIGNED by	)	/s/Francesco De Bartolo
	)	Francesco De Bartolo
for and on behalf of	)	Head of Execution Export Banca
CASSA DEPOSITI E PRESTITI S.P.A.	)
in the presence of:	)	/s/Giulio Dal Magro
Giulio Dal Magro
Head of International Financing

/s/Matteo Primicerio
Matteo Primicerio

SIGNED by	)	/s/Jose Luis Vicent
	)	Jose Luis Vicent
for and on behalf of	)
BANCO SANTANDER S.A.	)	/s/Antonio Sala
in the presence of:	)	Antonio Sala

/s/Juan Carlos García Rosas
Juan Carlos García Rosas

SIGNED by	)	/s/Konstantina Kyprianidou
	)	Konstantina Kyprianidou
for and on behalf of	)	Attorney-in-Fact
SOCIETE GENERALE	)
in the presence of:	)	/s/Natasha Seel
Natasha Seel
Solicitor
Watson Farley & Williams LLP
28 avenue Victor Hugo
75116 Paris

JOINT MANDATED LEAD ARRANGERS

SIGNED by	)	/s/Jérôme LEBLOND
	)	Jérôme LEBLOND
for and on behalf of	)
CRÉDIT AGRICOLE CORPORATE	)	/s/Anne-Laure Orange
AND INVESTMENT BANK	)	Anne-Laure Orange
in the presence of:
/s/Anne-Sophie Spach
Anne-Sophie Spach

154

SIGNED by	)	/s/Véronique DE BLIC
	)	Véronique DE BLIC
for and on behalf of	)	Head of Export Finance EMEA
BNP PARIBAS FORTIS S.A./N.V.	)
in the presence of:	)	/s/ Bruno CLOQUET
Bruno CLOQUET
Global Head of Exporters and ECAs Origination

/s/Scheerlinck Lieve
Scheerlinck Lieve

SIGNED by	)	/s/Parit Patani
	)	Parit Patani
for and on behalf of	)	Attorney-in-Fact
KFW IPEX-BANK GMBH	)
in the presence of:	)	/s/Pierre Welch
Pierre Welch

SIGNED by	)	/s/Philip E Lewis
	)	Philip E Lewis
for and on behalf of	)
HSBC BANK PLC	)	/s/Kirstie Moore
in the presence of:	)	Kirstie Moore

SIGNED by	)	/s/Francesco De Bartolo
	)	Francesco De Bartolo
for and on behalf of	)	Head of Execution Export Banca
CASSA DEPOSITI E PRESTITI S.P.A.	)
in the presence of:	)	/s/Giulio Dal Magro
Giulo Dal Magro
Head of International Financing

/s/Matteo Primicerio
Matteo Primicerio

SIGNED by	)	/s/Jose Luis Vicent
	)	Jose Luis Vicent
for and on behalf of	)
BANCO SANTANDER S.A.	)	/s/ Antonio Sala
in the presence of:	)	Antonio Sala

/s/Juan Carlos García Rosas
Juan Carlos García Rosas

155

SIGNED by	)	/s/Konstantina Kyprianidou
	)	Konstantina Kyprianidou
for and on behalf of	)	Attorney-in-Fact
SOCIETE GENERALE	)
in the presence of:	)	/s/Natasha Seel
Natasha Seel
Solicitor
Watson Farley & William LLP
28 avenue Victor Hugo
75115 Pariss

FACILITY AGENT

SIGNED by	)	/s/Luca Lunari
	)	Luca Lunari
for and on behalf of	)	Head of Export Finance Italy BNP-Paribas
BNP PARIBAS	)
in the presence of:	)	/s/Stefano Leo
Stefano Leo
Deputy Head of Export Finance Italy BNP-Paribas

/s/Pietro Vetulli
Pietro Vetulli

SACE AGENT

SIGNED by	)	/s/Jérôme LEBLOND
	)	Jérôme LEBLOND
for and on behalf of	)
CRÉDIT AGRICOLE CORPORATE	)	/s/Anne-Laure ORANGE
AND INVESTMENT BANK	)	Anne-Laure ORANGE
in the presence of:	)

/s/Anne-Sophie Spach
Anne-Sophie Spach

SECURITY TRUSTEE

SIGNED by	)	/s/Andrea Stevenson
	)	Andrea Stevenson
for and on behalf of	)	Authorised Signatory
HSBC CORPORATE TRUSTEE	)
COMPANY (UK) LIMITED	)
in the presence of:

/s/Hanish Bhatt
Hanish Bhatt

156